Form 10-K, Exhibit 13
period 1995-12-31
AMCORE FINANCIAL INC
filed 1996-03-28
CIK 714756

     AMCORE FINANCIAL, INC. is a northern Illinois-based bank holding company with assets of over $2.4 billion. Its holdings include eight subsidiary banks operating in 37 locations. The company also has seven primary financial services subsidiaries: a trust company, a mortgage company, a full-service broker-dealer, a capital management company, a collection agency, a consumer finance company, and an insurance company. AMCORE common stock is listed on NASDAQ under the symbol "AMFI".



AMCORE FINANCIAL TIMETABLE
Jan. 5, 1995   Announcement of the sale of four offices of AMCORE Consumer Finance Company, Inc. to Associates Corp., Dallas, Texas.
Jan. 10        Grand opening of super in-store branch in Roscoe Hilander grocery store.
Feb. 1         AMCORE Bank, Rock River Valley and AMCORE Bank, Dixon combine.
March 9        AMCORE Bank, Rockford inaugurates 24-hour-a-day loan application program.
March 23       AMCORE Financial receives Illinois State Chamber of Commerce Athena Award for handling of women's issues.
April 6        Grand opening of super in-store branch in Belvidere Dal Pra Pacemaker grocery store.
April 26       First quarter earnings $4.6 million, or 34 cents per share.
May 9          Roger Reno retires after serving as Chairman for 13 years, and Carl Dargene assumes chairmanship.
May 12         AMCORE announces its Partnership In Opportunity, a program employing disadvantaged  young people.
May 24         Merger with NBM Bancorp, Inc. of Mendota and Peru, Illinois.
July 5         AMCORE Bank, Princeton and AMCORE Bank, Ashton merge.
July 26        Second quarter earnings $1.1 million, or 8 cents per share after $3.5 million in impairment and merger-related charges, net of tax.
Sept. 27       Aggressive Growth Fund added to Vintage Mutual Funds family.
Oct. 10        Teller automation system goes online providing data needed to offer additional services to customers.
Oct. 18        Third quarter earnings, a record $6.2 million, or 44 cents per share.
Oct. 18        AMCORE Bank, Rockford receives Illinois Director's Award from Small Business Administration.
Dec. 7         Banking facility in Carpentersville transferred from AMCORE Bank, Northwest to AMCORE Bank, Rockford.
Jan. 1, 1996   Robert J. Meuleman becomes President and CEO of AFI; Carl J. Dargene remains as Chairman.
Jan. 22        Fourth quarter earnings were a record $6.3 million, or 44 cents per share.

NORTHERN ILLINOIS, excluding Chicago, is the primary service area for AMCORE Financial, Inc. The economy of the region is primarily based on manufacturing and agriculture. During 1995, the regional unemployment rate was below the national and state averages. Contributing to the strong local economies was the strength of the automobile industry and significant expansion by companies such as Motorola and United Parcel Service. The northern portion of the service area, including Rockford, also felt the impact of residential and retail growth as the Chicago economy continued to expand westward.

FINANCIAL HIGHLIGHTS Earnings per share in 1995 equaled the 1994 amount of $1.55, excluding the 25 cents per share impact of impairment and merger-related charges. Dividends per share totaled 58 cents in 1995, a 5.5 percent increase over 1994 and a 23.3 percent annualized growth rate over the past five years. In 1995, shareholders benefited from a 37.4 percent dividend payout ratio, excluding the impact of the impairment and merger-related charges. This compares favorably to the 35.4 percent dividend payout ratio in 1994. Since the end of 1991, book value per share has increased almost 40 percent from $10.60 to $14.81. Average assets totaled $2.25 billion in 1995, a 33.2 percent increase since 1991.




                                        1991    1992    1993    1994    1995
EARNINGS PER SHARE                    $ 1.10  $ 1.38  $ 1.53  $ 1.55  $ 1.30

DIVIDENDS PER SHARE                   $ 0.30  $ 0.35  $ 0.41  $ 0.55  $ 0.58

BOOK VALUE PER SHARE                  $10.60  $11.59  $12.68  $13.26  $14.81

TOTAL AVERAGE ASSETS (IN MILLIONS)    $1,686  $1,755  $1,978  $2,063  $2,246

DEAR SHAREHOLDER After eighteen months of unprecedented expansion, resulting in the acquisition of three bank holding companies and an increase in assets of 25 percent, AMCORE devoted much of 1995 to assimilating these new resources and fine-tuning the organization.

     AMCORE finished the year with annual earnings of $18.3 million, down $3.5 million from 1994 due to a second quarter charge relating to the early adoption of a new accounting standard and costs associated with increased merger activity.

     During the past decade total assets have grown from $950 million in 1985 to $2.4 billion, and the number of shares outstanding has risen from 2.2 million to more than 14 million. Investing $1,000 in AMCORE stock at the end of 1985 and reinvesting dividends would have resulted in stock worth almost $4,300 at year-end 1995, for an average annual increase of nearly 15 percent. A decade ago the company consisted of five banks operating in 14 locations. Now it has eight banks operating in 37 locations in addition to seven financial services companies acquired or formed during the past decade.

     AMCORE ended the year as the primary supplier of financial services in the Rockford area and a number of other northern Illinois communities. This strong position is the result of investing in people and in traditional and non-traditional product lines, delivery systems and advanced data processing technology.

     AMCORE will continue its three-pronged strategy of diversifying into new lines of business, acquiring of high-performance banks and financial services companies, and consolidating operations to increase efficiency. A top priority for AMCORE will be to continue improving the company's financial performance, with a short-term goal of enhancing return on equity and earnings per share.

     The consolidation of the financial services industry offers a number of opportunities for AMCORE in a region that includes Illinois, Wisconsin and Iowa. The company will continue its policy of seeking to acquire institutions that are well managed, leaders in their communities, and capable of creating long-term value for our shareholders.

     AMCORE is focusing on three types of markets: the service economy of suburban Chicago; the manufacturing economy of Rockford and other cities; and the agricultural economy, which is the mainstay of rural communities. AMCORE is proud to be the third largest agricultural bank lender in Illinois.

     A number of changes in the company's senior management occurred during 1995. Roger Reno, who had served as Chairman of the Board for more than a decade, retired in May, and Carl J. Dargene assumed the title of Chairman. At year-end, Mr. Dargene retired as President and Chief Executive Officer, passing those titles to Robert J. Meuleman, who has been with AMCORE for almost 15 years.

     AMCORE is positioned to accelerate its evolution from a product focus to a customer relationship focus. Our highest priority is to satisfy customers' needs with the appropriate products and services at the right place and time.

     Customers demand broad financial services, and we offer everything from new and innovative debit cards and mutual funds to traditional checking and lending services. We also provide customers with a broad range of mortgage, investment and insurance products. These are delivered through an extensive branch network which includes supermarket locations that are open seven days a week, including evenings. Customers can also access their account information and apply for loans over the telephone anytime day or night. Information about AMCORE and its products is also available at http://www.AMCORE.com on the Internet.

     During 1996, AMCORE will continue its emphasis on customer relations. Branches will become financial service centers offering an even wider range of products. As the organization continues to evolve, it will adhere to the core values of honesty, responsibility and respect for people that have distinguished the company for 85 years.

     We are confident AMCORE Financial's preferred course of remaining independent will prove rewarding for our shareholders, customers, employees and communities. We are committed to the development of the full potential of our banking and financial services franchises as we position the company for a prosperous future.


        Robert J. Meuleman                           Carl J. Dargene

        Robert J. Meuleman                           Carl J. Dargene
President and Chief Executive Officer,        Chairman, AMCORE Financial, Inc.
      AMCORE Financial, Inc.

EFFICIENCY OF OPERATIONS Overall, 1995 was a good year for AMCORE Financial, Inc., with solid loan growth, stable asset quality and the successful integration of three acquisitions. Financial results for the year were affected by the early adoption of a new accounting standard in relation to the impairment of long-lived assets and costs associated with increased merger activity. In total, these charges amounted to $3.5 million and reduced per share earnings by approximately 25 cents.

     Annual earnings were $18.3 million, down 16 percent from $21.8 million in 1994. Earnings per share, excluding the charges mentioned above, were $1.55, the same as in 1994. Without the impact of the charges, the return on equity was 11.17 percent, down from 11.90 percent in 1994, and the return on average assets was .97 percent, down from 1.06 percent.

     Net interest income for the year was up $1.6 million or 2 percent from 1994 due to loan growth. A 7 percent decline in the net interest margin to
4.18 percent was primarily caused by a shift in mix to higher rate time deposits and higher overall funding costs.

     Total fee income for the year was $31.7 million, up over 5 percent from 1994. As a result of the growth of the company, the opening of new facilities and the upgrading of information and product delivery systems, expenses in 1995 rose $3.2 million or 4 percent, excluding the above-mentioned charges.

     Consolidation of service functions, realignment of reporting relationships and standardization of operating policies also were priorities during the year. As part of the process, a centralized risk management area was created to supervise interest rate risk for all of the AMCORE banks.

     To improve market efficiency and service, several banks were realigned during the year. AMCORE Bank N.A., Rock River Valley merged with AMCORE Bank N.A., Dixon, resulting in a bank with over a half-billion dollars in assets and a service region that coincides with the trade areas of the interdependent communities it serves. All banks' consumer lending operations were centralized, thus eliminating costs and shortening response times.

     AMCORE Consumer Finance Company, Inc. redirected its focus by selling four branch offices in late 1994 and developing relationships with communications equipment wholesalers. By year-end, the company had entered into agreements with two satellite dish distributors serving 32 states. This resulted in increased loan volume and earnings.

     The newest start-up, AMCORE Insurance Group, Inc., which began operations in 1994, showed promising growth during the year. The agency offers a full range of insurance products to both retail and commercial customers.

     AMCORE Capital Management, Inc., the investment advisor for the AMCORE Vintage family of mutual funds, had an outstanding year. The amount invested in the mutual fund family at year-end was $588 million, up 39 percent from 1994. Riding a strong year in the stock markets, the Vintage Equity Fund had a return of 35.7 percent during 1995. Those investing in the Intermediate Tax Free Fund were well rewarded by 1995's annual return of 15 percent. The Tax-Free Fund's exceptional performance placed it in the top ten in the United States among funds in its category. Nelson's Directory of Investment Managers continues to rank AMCORE's Equity Fund among the top 25 in the world in three- and five-year average returns. The AMCORE Vintage Aggressive Growth Fund, which started in October, has exceeded our expectations.

     As a result of the changes made in 1995, AMCORE is well positioned to move forward as a high-performance regional financial services organization.



                            NEW DEVELOPMENTS IN 1995

                            SATELLITE DISH FINANCING
            AMCORE Consumer Finance Company, Inc. experienced strong growth in loan volume as a result of agreements reached with two wholesalers of satellite dishes, which resulted in the company entering national markets.

                        NEW DATA PROCESSING CAPABILITIES
            New hardware and software have gone online to allow the
       generation of improved customer statements and more sophisticated tracking of depositor relationships.

                         TELLER AUTOMATION GOES ONLINE
                  Tellers have an additional tool to identify
           customers' needs as a result of new automation equipment.

REACHING THE CUSTOMER    Developing a full range of products and services
to give customers what they need is only half the job. Equally important is the efficient delivery of products when and where customers want them.

     An emphasis on customer convenience has led to a major expansion in the AMCORE banking system. Nine in-store branches have been opened in the past two years to provide the ease of access that customers seek. In-store branches also have proven to be a low-cost way to enter new markets.

     During 1995, "super in-store branches" were opened in Roscoe and Belvidere, Illinois. These new facilities offer the accessibility and longer hours of supermarket locations along with the full range of services offered by traditional branches. Banking is no longer a 9 to 5 business. In-store facilities and drive-up banks are open from early morning to late evening and on weekends.

     Giving customers what they want often involves entering niche markets focused on the needs of special groups. AMCORE has done this in a number of instances. For example, the Pinnacle Private Banking Group provides personalized services for the affluent. The program, which began in Rockford, has been expanded to Rock River Valley, Freeport and Elgin. A small business center within the Rockford bank provides the financial services and expertise needed by smaller businesses which make up about 60 percent of the bank's commercial customer base. Special services also include an international banking department based in Rockford which offers documentation and fund transfer assistance to businesses dealing in the export or import markets, and Ambassador Clubs to serve the banking and investment needs of our senior market customers.

     As AMCORE continues to review its operations, the company strives to maintain a balance between the efficiency of consolidation and the responsiveness of local autonomy. For instance, all credit review functions have been consolidated, and a standardized credit scoring system has largely supplanted a cumbersome system of reviews by loan committees. The final decision on all credit applications, however, still remains with personnel at the individual banks.

     New technology is another key to improved customer service and increased operational efficiency. Internal operations have benefited from the installation of faster processing equipment and improved software. One of the enhanced services is the All-In-One statement showing customers the status of all their AMCORE banking accounts. The new system also provides AMCORE with a better understanding of the additional products and services customers might need.

     A new teller automation system, implemented at year-end, makes it possible to process transactions quickly while eliminating paperwork. Customers now can receive account information with each transaction, and tellers are alerted to opportunities to cross-sell products. New channels for product delivery are also opening due to the rapid growth of communications technology. Many retail customers now have access to the AMCORE TeleBank system, allowing them telephone access to information about their account balances and recent transactions. Another telephone-based system is the 24-hour AMLOAN program which allows customers to start the loan application process from their homes and then go to any branch to finish the paperwork and receive their funds within a day.

     Computer technology is at the heart of the AMCORE DataBank funds management service. Using personal computers, businesses can access account information, transfer funds between AMCORE accounts, pay bills, or make wire transfers of funds to accounts at other banks. AMCORE has opened a home page on the Internet and continues to assess the potential for this new technology. As customers' needs continue to evolve, AMCORE will continue to adapt.


                          NEW DELIVERY SYSTEMS IN 1995

                                1-800-59-AMLOAN
        Customers can now apply for a loan by telephone 24 hours a day, seven days a week and complete the transfer at any AMCORE bank the next day.

                            IN-STORE BRANCHES EXPAND
               Branches located in supermarkets have proven to be
       extremely popular with customers. The concept has been expanded to super in-store branches that include offices for representatives of the trust, mortgage and insurance subsidiaries.

                              ALL-IN-ONE STATEMENT
             New computer capabilities allow customers to receive a single statement detailing activity in all of their AMCORE banking accounts.

                             AMCORE ON THE INTERNET
            AMCORE began providing additional electronic services to
      customers with the launch of an Internet home page. The page located at http://www.AMCORE.com gives shareholders and customers the opportunity to find out more about AMCORE and leave e-mail messages.

PRODUCT DIVERSIFICATION Giving customers the appropriate products and services at the right time and place is the driving force behind the continuing growth of AMCORE Financial, Inc. AMCORE still is true to its roots in community banking despite having grown into a regional provider of financial services. As the industry continues to evolve, new products and services are constantly developed to meet customers' needs and maintain the company's competitive leadership.

     Niche markets, such as agricultural customers, will grow increasingly important. AMCORE is making use of its breadth of services to provide crop and equipment loans, insurance and investment services to farmers. The company now is the third largest agricultural bank lender in Illinois.

     Many of the new offerings represent refinements of existing operations. An example of this is AMCORE Capital Management, Inc. which began as the investment portfolio manager for AMCORE Trust Company. Building on that foundation, AMCORE Capital has established a world-class record of investment results for the trust company and the AMCORE family of Vintage Mutual Funds.

     The mutual fund family has grown from an initial offering of four funds to seven, accommodating a wider variety of investment objectives. The funds are marketed by the trust company and AMCORE Investment Services, as well as at most banking locations by more than 60 personal bankers who have received special mutual funds training.

     Existing products, such as automatic teller machine cards, are continually being enhanced to meet customers' needs. With AMCHECK cards, customers use one card to access automatic teller machines and to make purchases at VISA merchants throughout the world. Because the amount of the purchase is deducted directly from the customer's checking account, monthly bills and finance charges are eliminated.

     AMCORE's VISA and MasterCard have been enhanced by the introduction of Air Miles, a program which rewards customers with points for air travel based upon the amount charged to their credit cards. In the first month of the program, the volume of new card applications equaled that of the previous six months.

     Refocusing the activities of AMCORE Consumer Finance Company, Inc. made it possible to sell four of the company's five offices while increasing the size of its loan portfolio from $5 million to $18 million. The finance company now works closely with the banks to offer a "second chance" loan program popular with consumers who otherwise do not qualify for bank loans. Also, the company has entered into a nationwide lending market by working through wholesale merchandise distributors to provide financing for retail purchasers of consumer products.

     The range of products and services offered by AMCORE will grow and evolve as customers' needs change, new technology becomes available and regulatory restrictions loosen. The trend is for a continued blurring of the distinctions between the banking and financial services subsidiaries as they work together to meet customers' needs.

     Well informed customer service personnel are the key to improved service. The need for highly trained people is especially critical when they must be able to meet customers' needs by recommending products from other subsidiaries. To make employees aware of AMCORE's full range of products and services, more than 600 people were included in a 16-week, self-study program. Employees' product knowledge was tested before and after the course. On average, their knowledge of AMCORE products improved greatly, with customer contact employees averaging near perfect scores. This curriculum will be a continuing part of our training program.

     By using methods such as the product knowledge program, AMCORE will continue to shift its corporate culture from one of rivalry between subsidiaries to one of teamwork in which a new focus on relationship management enables the entire organization to work together to develop the new services sought by customers.



                              NEW PRODUCTS IN 1995

                                   AIR MILES
           AMCORE credit card users now can accumulate points toward discounted or free airline tickets on any airline, anywhere in the United
                      States, including Alaska and Hawaii.

                               ADVANTAGE AT WORK
            A complete package of discounted bank services including checking accounts, credit cards and installment loans is made available to the employees of commercial banking customers.

                                    AMCHECK
                 A combination of a VISA brand debit card and an
         automatic teller machine card proves popular in test markets.

                                PURCHASING CARD
       A credit card for corporate purchasing departments was introduced.
      Only a handful of banks in the country offer these purchasing cards.

                                  FOCUS 401(K)
            This new retirement plan service gives employees a wider selection of investment opportunities to use in their retirement fund accounts.

CARING FOR THE COMMUNITY   For the past decade AMCORE has held to a philosophy
that places equal importance on each of its constituencies: shareholders, employees, customers and communities. Since its founding 85 years ago as Swedish-American National Bank of Rockford, AMCORE has always placed a high priority on being a good corporate citizen. This commitment takes many forms.

     Because each community has a distinctive personality, AMCORE stresses the autonomy of local management. Facilities are grouped to serve market areas, and each bank has its own board of directors comprised of local leaders who understand the needs of the area.

     In Sterling, employee volunteers stage an annual food drive that collects truckloads of canned goods which are then donated to the needy. In Princeton, the bank sponsors an annual community concert. In all AMCORE locations, employees are key players in United Way fund drives and volunteers for scores of community organizations. The participation of hundreds of employees in various community organizations is a measure of the skill and enthusiasm of the people who are AMCORE.

     Extra efforts are made to reach out to those who might otherwise be overlooked. Employees involved in a first-time home buyer program in Rockford offer credit counseling and information about the various state and federal programs that can help people make the leap from tenant to homeowner. Special financing is made available to community development groups, such as Zion Development Corporation which is actively involved in efforts to upgrade deteriorated residential and commercial properties in the area around the AMCORE corporate headquarters in Rockford.

     Young people are a prime concern. For the past four years, AMCORE employees have volunteered as tutors at a Rockford grade school. Such strong bonds have formed between the employees and the children of the school that for the past three years all 450 children and staff members have been guests of AMCORE for a holiday celebration.

     Each year AMCORE hires students in the communities it serves to work in a variety of jobs. Some openings are held for special purposes, such as the Partnership In Opportunity program which gives disadvantaged young people an opportunity to enter the workplace and to save for their education. A number of at-risk or disadvantaged high school students are selected each year from a list prepared by school counselors. A volunteer employee mentor is assigned to each student in the program to help ease the transition into the workplace. The students are offered after-school jobs during the school year and full time jobs during the summer. One quarter of each participant's wages is held in escrow and will be matched by the company when the young person graduates from high school.
Other programs involving young people include employee participation in Junior Achievement, support of a technical school preparation program at Rock Valley College in Rockford, and a management training program which is open to recent college graduates.

     As a result of their emphasis on community involvement, all AMCORE banks have achieved "Satisfactory" ratings during Community Reinvestment Act evaluations by federal examiners, and two have been given the highest rating of "Outstanding." That rating is given only to those banks in the top 10 percent in the nation for commitment to serving everyone in their communities.

     The company's efforts in human relations issues in general, and women's issues in particular, were recognized by the Illinois State Chamber of Commerce with its first Athena Award. In giving the award, the chamber noted that 75 percent of AMCORE's employees are women. The award also cited the company's commitment to the advancement of women, demonstrated in its Management Training Program, in which eight of the ten graduates have been female.

     AMCORE's strong commitment to its customers, communities and employees also has rewards in the marketplace. When smaller banks are reviewing acquisition partners, they often consider AMCORE to be the acquirer of choice because of its demonstrated emphasis on solid community relations.



                         COMMUNITY INVOLVEMENT IN 1995

                                HELPING CHILDREN
   Volunteer tutors in Rockford assisted teachers at a local grade school for the fourth year. The program has drawn praise from school administrators.

                               HELPING THE NEEDY
              AMCORE Bank, Rock River Valley gathered more than a
           truckload of canned goods during the Christmas season for
                donation to food pantries in the Sterling area.

                           PARTNERSHIP IN OPPORTUNITY
         Disadvantaged youths gained an opportunity to learn job skills from employee mentors and save for their continued education in a high school work program sponsored by AMCORE Bank, Rockford.

                                COMMUNITY SPIRIT
                   AMCORE Bank, Princeton sponsors an annual
          public band concert which is well received in the community.

AMCORE Financial, Inc. and Subsidiaries             CONSOLIDATED BALANCE SHEETS
                                              (in thousands, except share data)

                                                                         1995           1994
                                                                          As of December 31,
                                                                      ----------     ----------
ASSETS
  Cash and cash equivalents                                           $  101,082     $   92,201
  Interest earning deposits in banks                                         260            508
  Federal funds sold and other short-term investments                      9,050          5,656
  Mortgage loans held for sale                                            15,801         10,184
  Securities available for sale                                          884,044        318,246
  Securities held to maturity (market value of $24,967 in 1995;
    $444,445 in 1994)                                                     24,625        466,211
                                                                      ----------     ----------
      Total securities                                                   908,669        784,457
  Loans and leases, net of unearned income                             1,285,961      1,161,870
  Allowance for loan and lease losses                                    (13,061)       (13,302)
                                                                      ----------     ----------
      Net loans and leases                                             1,272,900      1,148,568
  Premises and equipment, net                                             49,670         49,178
  Intangible assets, net                                                  14,314         18,314
  Other real estate owned                                                  2,116          1,099
  Other assets                                                            44,670         41,818
                                                                      ----------     ----------
      Total Assets                                                    $2,418,532     $2,151,983
                                                                      ==========     ==========


LIABILITIES
  Deposits:
    Interest bearing                                                  $1,512,473     $1,456,702
    Non-interest bearing                                                 265,232        250,857
                                                                      ----------     ----------
      Total deposits                                                   1,777,705      1,707,559
  Short-term borrowings                                                  292,042        208,525
  Long-term borrowings                                                   107,803         26,487
  Other liabilities                                                       31,120         23,253
                                                                      ----------     ----------
      Total Liabilities                                               $2,208,670     $1,965,824
                                                                      ==========     ==========


STOCKHOLDERS'  EQUITY
  Preferred stock, $1 par value:
    authorized 10,000,000 shares; issued none                         $        -     $        -
  Common stock, $.33 par value: authorized 30,000,000 shares;
                   1995           1994
    Issued      14,926,695     14,926,695
    Outstanding 14,174,183     14,039,680                                  4,976          4,976
  Additional paid-in capital                                              56,412         56,533
  Retained earnings                                                      149,315        139,245
  Net unrealized gain (loss) on securities available for sale              5,818         (6,299)
  Treasury stock and other                                                (6,659)        (8,296)
                                                                      ----------     ----------
      Total Stockholders'  Equity                                        209,862        186,159
                                                                      ----------     ----------
      Total Liabilities and Stockholders'  Equity                     $2,418,532     $2,151,983
                                                                      ==========     ==========

 AMCORE Financial, Inc. and Subsidiaries      CONSOLIDATED STATEMENTS OF INCOME
                                          (in thousands, except per share data)

                                                                              Years ended December 31,
                                                                          1995       1994          1993
                                                                        --------  ---------     ---------
INTEREST INCOME
  Interest and fees on loans and leases                                 $109,488  $  90,719     $  84,894
  Interest on securities:
    Taxable                                                               39,530     32,030        34,788
    Tax-exempt                                                            11,984     12,552        10,209
                                                                        --------  ---------     ---------
    Total Income from Securities                                        $ 51,514  $  44,582     $  44,997
                                                                        --------  ---------     ---------
  Interest on federal funds sold and other short-term investments            490        585         1,289
  Interest and fees on mortgage loans held for sale                        2,971      2,893         5,854
  Interest on deposits in banks                                               23        176           150
                                                                        --------  ---------     ---------
    Total Interest Income                                               $164,486  $ 138,955     $ 137,184
                                                                        ========  =========     =========

INTEREST EXPENSE
  Interest on deposits                                                  $ 68,062  $  53,202     $  54,205
  Interest on short-term borrowings                                       14,574      5,595         3,008
  Interest on long-term borrowings                                         2,050      2,058         2,119
  Other                                                                      394        340           295
                                                                        --------  ---------     ---------
    Total Interest Expense                                              $ 85,080  $  61,195     $  59,627
                                                                        ========  =========     =========

    Net Interest Income                                                 $ 79,406  $  77,760     $  77,556
  Provision for loan and lease losses                                      2,692        628         2,124
                                                                        --------  ---------     ---------
    Net Interest Income After Provision for Loan and Lease Losses       $ 76,714  $  77,132     $  75,432
                                                                        ========  =========     =========
OTHER INCOME
  Trust revenues                                                        $ 11,401  $  10,910     $  10,158
  Service charges on deposits                                              6,986      6,742         6,455
  Mortgage revenues                                                        3,584      3,687         4,048
  Collection fee income                                                    1,831      1,700         1,913
  Other                                                                    7,913      7,087         5,868
                                                                        --------  ---------     ---------
    Total Other Income, Excluding Net Security Gains                    $ 31,715  $  30,126     $  28,442
                                                                        --------  ---------     ---------
  Net realized security gains                                              2,298        908         1,163
                                                                        ========  =========     =========

OPERATING EXPENSES
  Compensation expense                                                  $ 36,416  $ 32,659      $  32,220
  Employee benefits                                                        9,246     8,726          8,605
  Net occupancy expense                                                    5,068     4,739          4,392
  Equipment expense                                                        8,229     6,276          5,042
  Insurance expense                                                        2,765     4,528          4,492
  Professional fees                                                        2,733     3,370          2,384
  Advertising and business development                                     2,437     2,377          2,079
  Amortization of intangible assets                                        2,331     2,585          3,561
  Impairment of long-lived assets                                          3,269        --             --
  Other                                                                   14,946    13,430         13,361
                                                                        --------  ---------     ---------
    Total Operating Expenses                                            $ 87,440  $ 78,690      $  76,136
                                                                        --------  ---------     ---------
    Income Before Income Taxes                                          $ 23,287  $ 29,476      $  28,901
  Income taxes                                                             5,016     7,675          7,461
                                                                        --------  ---------     ---------
    Net Income                                                          $ 18,271  $ 21,801      $  21,440
                                                                        ========  =========     =========
    Earnings per Common Share                                           $   1.30  $   1.55      $    1.53
    Dividends per Common Share                                              0.58      0.55           0.41
    Average Common Shares Outstanding                                     14,083    14,023         13,972


                    AMCORE Financial, Inc. and Subsidiaries
                 CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (in thousands)



                                                                                        Years ended December 31,
                                                                                1995           1994         1993
------------------------------------------------------------------------------------------------------------------
  Balance at beginning of year                                             $  186,159      $ 177,615     $  160,296
  Net income                                                                   18,271         21,801         21,440
  Net common stock transactions                                                 1,234            360          1,309
  Non-Employee Directors compensation expense                                     280            360            300
  Cash dividends                                                               (8,199)        (7,678)        (5,730)
  Net unrealized gain (loss) on securities available for sale                  12,117         (6,299)           --
                                                                           ----------      ---------     ----------
    Balance at end of year                                                 $  209,862      $ 186,159     $  177,615
                                                                           ==========      =========     ==========




                       CONDENSED AVERAGE BALANCE SHEETS
                                (in thousands)


                                                                         1995                          1994
                                                                                Years ended December 31,
                                                            --------------------------------------------------------
                                                                                 % of                           % of
                                                                 Amount         Total         Amount           Total
                                                            --------------------------------------------------------
ASSETS:
  Taxable securities                                        $   583,372          26.0%   $   520,507           25.2%
  Tax-exempt securities                                         228,802          10.2        244,251           11.9
  Other earning assets                                            8,656           0.4         15,323            0.7
  Mortgage loans held for sale                                   11,267           0.5         12,033            0.6
  Loans and leases, net of unearned income                    1,228,175          54.7      1,088,206           52.8
                                                            -----------    ----------    -----------     ----------
    Total Earning Assets                                      2,060,272          91.8      1,880,320           91.2
  Intangible assets, net                                         16,295           0.7         19,063            0.9
  Other non-earning assets                                      169,328           7.5        163,214            7.9
                                                            -----------    ----------    -----------     ----------
    Total Assets                                            $ 2,245,895         100.0%   $ 2,062,597          100.0%
                                                            ===========    ==========    ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest bearing deposits                                 $ 1,522,344          67.8%   $ 1,457,341           70.6%
  Non-interest bearing deposits                                 242,083          10.8        248,834           12.1
                                                            -----------    ----------    -----------     ----------
    Total Deposits                                            1,764,427          78.6      1,706,175           82.7
  Short-term borrowings                                         232,997          10.4        125,662            6.1
  Long-term borrowings                                           29,458           1.3         27,598            1.3
  Other liabilities                                              24,467           1.0         19,991            1.0
                                                            -----------    ----------    -----------     ----------
    Total Liabilities                                         2,051,349          91.3      1,879,426           91.1
  Stockholders'  Equity                                         194,546           8.7        183,171            8.9
                                                            -----------    ----------    -----------     ----------
    Total Liabilities and Stockholders'  Equity             $ 2,245,895         100.0%   $ 2,062,597          100.0%
                                                            ===========    ==========    ===========     ==========


AMCORE Financial, Inc. and Subsidiaries                         FINANCIAL REVIEW



This financial review focuses on key financial trends and results for 1995 and 1994. A more comprehensive presentation of the financial statements and review of operations can be found in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, which has been provided to all shareholders. All financial statements and information have been restated to reflect the May 24, 1995 merger with NBM Bancorp, Inc., Mendota, Illinois (NBM) and the 1994 mergers with First State Bancorp of Princeton, Illinois, Inc.
(FSB) and NBA Holding Company of Aledo, Illinois (NBA). Each of these transactions was accounted for as a pooling of interests.

Earnings Summary
AMCORE's net earnings in 1995 totaled $18.3 million, a 16.2% decline over the $21.8 million in 1994. The decline was caused by a $3.5 million after-tax charge for the early adoption of a new accounting standard and costs associated with increased merger activity. Excluding these charges, net earnings would have totaled $21.7 million, a $65,000 or .3% decline from 1994. In 1995, AMCORE elected early adoption of Statement of Financial Accounting Standards (FAS) No. 121 - "Accounting for the Impairment of Long-Lived Assets", which requires the revaluation of an asset's carrying value when it is determined the carrying value is not fully recoverable. Management also recognized merger-related expenses at the closing date rather than throughout the integration process. During 1994, net earnings increased $361,000 or 1.7% over 1993.

On a per share basis, net earnings in 1995 were $1.30 versus $1.55 in 1994. Excluding the impairment and merger-related charges, earnings per share in 1995 would have been $1.55, no change from the 1994 total. In 1994, earnings per share improved $.02 or 1.3% over the $1.53 earned in 1993. The following table highlights the major factors that impacted earnings per share over the past two years:

                                                                         1995 vs. 1994         1994 vs. 1993
------------------------------------------------------------------------------------------------------------
Changes in Earnings Per Share
Prior period net income                                                      $ 1.55               $  1.53
Changes due to:
  Net interest income                                                          0.09                  _
  Provision for loan and lease losses                                         (0.15)                 0.11
                                                                             ------               -------
    Net Interest Income After Provision for Loan and Lease Losses             (0.06)                 0.11
                                                                             ------               -------

  Trust revenues                                                               0.03                  0.05
  Service charges on deposits                                                  0.02                  0.02
  Mortgage revenues                                                           (0.01)                (0.03)
  Collection fee income                                                        0.01                 (0.02)
  Other                                                                        0.06                  0.09
                                                                             ------               -------
    Total Other Income, Excluding Net Security Gains                           0.11                  0.11
                                                                             ------               -------
  Net realized security gains                                                  0.10                 (0.02)

  Personnel expense                                                           (0.29)                (0.03)
  Net occupancy expense                                                       (0.02)                (0.03)
  Equipment expense                                                           (0.13)                (0.09)
  Insurance expense                                                            0.12                  _
  Professional fees                                                            0.05                 (0.07)
  Advertising and business development                                         _                    (0.02)
  Amortization of intangible assets                                            0.01                  0.07
  Impairment of long-lived assets                                             (0.23)                 _
  Other                                                                       (0.10)                 _
                                                                             ------               -------
    Total Operating Expenses                                                  (0.59)                (0.17)
                                                                             ------               -------
  Income taxes                                                                 0.19                 (0.01)
                                                                             ------               -------
  Current period net income                                                  $ 1.30               $  1.55
                                                                             ======               =======


Higher personnel costs due to the merger-related charge and the expansion of branch facilities and information system resources negatively impacted earnings by $.29 per share. Offsetting this decline were reductions in FDIC insurance premiums, improvements in net interest income, and growth in trust, credit card, insurance and other fee revenues. Gains from the sale of securities also added $.10 per share during 1995. Steady loan growth and higher net charge-offs resulted in an increase in loan loss provisions, which negatively impacted earnings by $.15 per share.

During 1994, growth in trust revenues and reduced loan loss provisions were the major factors contributing to the increase in earnings per share. Other contributions included higher credit card, insurance and brokerage revenues, which were offset by additional professional fees in connection with increased merger activity. The completion of core deposit intangible amortization from earlier acquisitions improved earnings by $.07 per share. Higher equipment expense negatively impacted per share earnings in 1994 due to a combination of conversion-related data processing costs and the opening of six new branches.

The return on average equity for 1995 was 9.39% versus 11.90% in 1994 and 12.71% in 1993. Return on average assets was .81% in 1995 compared with 1.06% in 1994 and 1.08% in 1993. The declines in these ratios in 1995 were primarily due to the impairment and merger-related charges. Excluding the impact of these charges, returns on average equity and assets would have been 11.17% and
 .97%, respectively.

AMCORE utilizes simulation modeling techniques to project earnings volatility caused by fluctuations in interest rates. This interest rate sensitivity analysis is reviewed by Asset and Liability Committees (ALCOs) at affiliate banks and at the corporate level. ALCO actions attempt to minimize the impact interest rate movements may have on net interest income. Each ALCO committee also reviews the bank's current liquidity position, loan and deposit pricing compared to its competition, and determines appropriate policy direction to maintain or meet established ALCO guidelines.

Net interest income, AMCORE's primary source of earnings, totaled $79.4 million in 1995, a $1.6 million or 2.1% increase over 1994. In 1994, net interest income totaled $77.8 million, an increase of $204,000 or .3% over 1993. The net interest margin declined to 4.18% in comparison with 4.51% in 1994 and 4.62% in 1993. The reduction in margin during 1995 was mainly due to the rising rate environment, which caused funding costs to increase at a faster pace than yields on earning assets. A shift in the deposit mix to higher rate time deposits also contributed to the drop in net interest margin. A 12.9% growth in total average loans, helped to mitigate some of the interest margin compression.


                      NET INTEREST MARGIN-4.18% IN 1995
1991             1992             1993             1994             1995
4.49%            4.80%            4.62%            4.51%            4.18%

Another factor contributing to the net interest margin decline was the impact of an investment leveraging program, which is designed to increase financial leverage and the return on equity at affiliate banks which have strong capital positions. While this program results in additional net interest income, it also lowers the net interest margin due to the smaller interest rate spread associated with these transactions. This program added approximately $2.2 million and $432,000 to net interest income in 1995 and 1994, respectively. It reduced, however, the net interest margin by 22 basis points in 1995 and 10 basis points in 1994, as shown above in the shaded area of the graph.

The average yield on earning assets in 1995 increased 55 basis points to 8.31% and the average rate paid on interest-bearing liabilities increased 96 basis points to 4.75%, resulting in a 41 basis point drop in the net interest spread to 3.56%.

Total non-interest income is comprised primarily of fee-based revenues derived from mortgage, trust, brokerage, asset management and collection agency services. Also included in this category is fee income from bank-related services such as credit card, deposit and other customer services. Total non-interest income increased 5.3% in 1995, totaled $31.7 million and contributed 28.5% to total net revenues. This follows a 5.9% increase and 27.9% contribution to total net revenues in 1994. Trust revenues are the largest source of fee-based revenues and totaled $11.4 million in 1995, a 4.5% increase over 1994. This increase followed trust revenue growth of 7.4% in 1994. The growth in both years was primarily due to the favorable performance of trust assets under administration, which totaled $2.3 billion at the end of 1995.

                                               1991             1992             1993             1994             1995
FEE-BASED REVENUES/TOTAL NET REVENUE           23.1%            24.8%            26.8%            27.9%            28.5%

Another major contributor to non-interest income is mortgage revenues, which include income generated from underwriting and servicing fees on mortgage loans and gains realized on the sale of these loans. Total mortgage revenues were $3.6 million in 1995, a 2.8% decline from 1994. In 1994, mortgage revenues totaled $3.7 million and declined 8.9% from 1993 due to a rise in long-term mortgage rates, which caused a significant reduction in mortgage loan volumes.

Effective January 1, 1995, AMCORE adopted FAS No. 122 - "Accounting for Mortgage Servicing Rights", which had a $1.1 million positive impact on mortgage revenues in 1995. This new accounting standard allows for the recognition of the value of servicing rights on originated mortgage loans sold, and results in an asset that is amortized over the remaining estimated lives of the serviced loans. While the new standard has a favorable impact on earnings at the time of sale, additional earnings volatility may occur with changes in market conditions, particularly with fluctuations in interest rates. For instance, a decline in interest rates could result in accelerated mortgage prepayments, which may reduce the value of this asset and require a write-down. Excluding the impact of FAS 122, mortgage revenues would have declined 32.3% in 1995 due to higher levels of refinancing and gains from the sale of servicing rights in 1994. A recent reduction in long-term mortgage rates has begun an upward trend in origination volumes, particularly with refinancing activity.

Service charges generated from deposit account relationships are another major contributor to fee-based revenue. These totaled $7.0 million in 1995, a 3.6% increase over 1994, and followed a 4.4% increase over 1993. Other sources of fee-based revenues were credit card fees and collection agency commissions, each totaling $1.8 million in 1995 with increases of 9.3% and 7.7%, respectively. Insurance commissions from our full-service insurance group added $1.0 million in revenues, a 20.1% increase over 1994. This group offers a full range of insurance products and has focused on cross-selling opportunities with mortgage, commercial and retail customers in addition to marketing their products to the communities served by AMCORE.

Total operating expenses for 1995 were $87.4 million, an $8.7 million or 11.1% increase over 1994. Without the $5.6 million impairment and merger-related charges, total operating expenses would have increased $3.2 million or 4.0%. In 1994, total operating costs rose $2.6 million or 3.4% over 1993. The impairment charge caused by the early adoption of FAS 121 totaled $3.3 million and included write-downs of intangibles from the 1993 acquisition of a collection agency, and reductions of the carrying value assigned to a local bank facility. The remaining $2.3 million charge was comprised of merger-related costs from the May 1995 merger with NBM, the remaining costs from two 1994 bank mergers, and other costs in connection with significant upgrades to management information systems.

The efficiency ratio, which measures the level of non-interest expense to total tax equivalent net revenues, was 67.6% in 1995, exclusive of impairment and merger-related charges, as compared to 68.0% in 1994.

Personnel costs, which include compensation expense and employee benefits, is the largest component of operating expense. Exclusive of merger-related charges, this category totaled $44.9 million in 1995 and increased $3.5 million or 8.4% over 1994, following a 1.4% increase over 1993. The higher costs in 1995 were primarily caused by an increase in employees due to the expansion of branch facilities and data processing activities, as well as normal salary increases. As a percent of average assets, total personnel costs were 2.03%, 2.01% and 2.06% in 1995, 1994 and 1993, respectively.


                                               1991             1992             1993             1994             1995
EFFICIENCY RATIO                              64.1%            63.7%            67.2%              68.0%          72.2%

Equipment costs, excluding merger-related charges, totaled $7.1 million in 1995 and increased $832,000 or 13.3% over 1994 due to expenses associated with the upgrade in information systems hardware and software, as well as the expansion of branch facilities in supermarket locations.

Insurance expense declined $1.8 million or 38.9% due to the FDIC's decision to reduce deposit insurance premiums from $.23 to $.03 per $100 of deposit, effective June 1995. In 1996, the premium has been eliminated for well capitalized banks, which includes all AMCORE banks. Professional fees, excluding merger-related charges, declined $900,000 or 26.7% from 1994 as the majority of legal and accounting fees associated with the FSB and NBA transactions were incurred in 1994.

Income taxes totaled $5.0 million in 1995, a $2.7 million or 34.6% decline from 1994. The effective tax rate in 1995 was 21.5% versus 26.0% in 1994 and 25.8% in 1993. The decline in 1995 was caused by lower pre-tax earnings, and research and experimentation tax credits, which resulted from the upgrades to information systems software.

Balance Sheet Summary
Total assets at the end of 1995 were $2.42 billion, an increase of $266.5 million or 12.4% over 1994. Average total assets increased $183.3 million or 8.9% during 1995, to $2.25 billion. The primary contributors to asset growth during 1995 were increased loan demand and the impact of the investment leveraging program. Total loans, net of unearned income, were $1.29 billion at year-end, an increase of $124.1 million or 10.7% over 1994. Average loans increased $140.0 million during 1995, or 12.9%, mostly due to commercial loan growth. Total securities were $908.7 million at the end of 1995, a $124.2 million or 15.8% increase over 1994, and average securities totaled $812.2 million, a $47.4 million or 6.2% increase. This growth was primarily in the mortgage-backed security portfolio as a result of the investment leveraging program.


                                               1991             1992             1993             1994          1995
TOTAL AVERAGE LOANS (in millions)            $  956           $  927         $  1,001         $  1,088         $  1,228



In December 1995, substantially all securities classified as held to maturity were reclassified into the available for sale category. This transfer was done in response to the Financial Accounting Standards Board's decision to allow companies a one-time opportunity to reclassify their investment portfolios without consequence. This reclassification will significantly improve the flexibility in managing interest and liquidity risks; however, it may cause additional fluctuations in the unrealized gain or loss component of total stockholders' equity.

Core deposits, which include demand deposits, consumer time deposits, and savings deposits are considered by management to be the primary and most stable source of funding. Total core deposits were $1.51 billion at the end of 1995, a $12.2 million or .8% decline over the prior year-end. These core deposits are supplemented by large certificates of deposit, brokered deposits, other time deposits from governmental entities, repurchase agreements and Federal Home Loan Bank borrowings.

The use of repurchase agreements increased during 1995 in conjunction with the investment leveraging program, resulting in a $107.3 million increase in average short-term borrowings to $233.0 million. Total long-term borrowings at the end of 1995 were $107.8 million, an increase of $81.3 million over the 1994 total. At December 31, 1995, Federal Home Loan Bank borrowings with maturities between two and four years totaled $88.3 million and were being utilized to fund the purchase of mortgage-backed securities.

Asset Quality
The provision for loan losses totaled $2.7 million in 1995, an increase of $2.1 million when compared to 1994. In 1994, loan loss provisions declined $1.5 million from the $2.1 million provided in 1993. The increase in 1995 was necessary to maintain the loan loss reserve at a level in line with the growth in loans and the level of charge-offs. Total net charge-offs in 1995 were $2.9 million versus $1.8 million in 1994 and $1.7 million in 1993. The increased charge-offs in 1995 were primarily caused by write-downs of two non-performing commercial loans.

Total non-performing loans were $12.9 million at December 31, 1995, an increase of $228,000 or 1.8% from the previous year-end. Total non-performing loans comprised 1.00% of the loan portfolio at the end of 1995, an improvement from the 1.09% a year earlier. The coverage of the allowance for loan losses to non-performing loans was 101.1% at the end of 1995 versus 104.8% a year earlier. The allowance for loan losses as a percentage of loans was 1.02% at year-end in comparison to 1.14% at the end of 1994. Total non-performing assets, which include other real estate owned, were $15.0 million at December 31, 1995 and represented 1.17% of total loans and other real estate. At the end of 1994, non-performing assets totaled $13.8 million and were 1.19% of total loans and other real estate.

Capital
Total stockholders' equity increased 12.7% to $209.9 million at December 31, 1995. Total equity as a percent of assets was 8.68% at the end of 1995 versus 8.65% a year earlier. Included in total stockholders' equity is the net unrealized gain on securities classified as available for sale, which amounted to $5.8 million at the end of 1995. At the end of 1994, there was an unrealized loss of $6.3 million, therefore, the improvement during 1995 resulted in a $12.1 million increase in total stockholders' equity. Without the impact of this component of stockholders' equity, total stockholders' equity increased 6.0% in 1995.

AMCORE paid $8.2 million in cash dividends during 1995, representing $.58 per share and a payout ratio of 37.4%, adjusted to eliminate the $.25 per share after-tax impact of the impairment and merger-related charges. This compares favorably to 1994 dividends of $7.7 million, or $.55 per share, at a payout ratio of 35.4%.

Federal banking guidelines require banking organizations to maintain minimum capital levels on a risk-adjusted basis. As of December 31, 1995, Tier 1 capital was 12.40% and total risk-based capital was 13.26%, well above the required minimum ratios of 4% and 8%, respectively. AMCORE is considered a "well capitalized" institution based on regulatory guidelines.





Independent Auditors' Report

The Board of Directors and Stockholders
AMCORE Financial, Inc.
Rockford, Illinois

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1995, 1994, and 1993 (not presented herein); and in our report dated January 19, 1996, we expressed an unqualified opinion on those consolidated financial statements, based on our report and the report of other auditors. We did not audit the financial statements of First State Bancorp of Princeton, Illinois, Inc., a consolidated subsidiary, which was pooled with AMCORE Financial, Inc. during 1994, for the year ended December 31, 1993. Those statements were audited by other auditors whose report has been furnished to us, and our opinion for 1993, insofar as it relates to the amounts included for First State Bancorp of Princeton, Illinois, Inc., is based solely on the report of the other auditors.

In our opinion, the information set forth in the condensed consolidated financial information appearing on pages 22 to 24 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Our report on the consolidated financial statements of AMCORE Financial, Inc. and subsidiaries referred to above contains an explanatory paragraph related to the change in the company's method of accounting for mortgage servicing rights and for the impairment of long-lived assets.


McGladrey & Pullen, LLP

Rockford, Illinois
January 19, 1996

NOTICE OF ANNUAL MEETING AND STOCKHOLDER INFORMATION

Annual Meeting
The annual meeting of the stockholders will be held at 5:30 p.m. on Tuesday, May 7, 1996 at Michaels at Perryville, located at 601 North Perryville Road, Rockford, Illinois.

Stock Listing and Stock Price
Common stock of AMCORE Financial, Inc. is traded on the National Market System of NASDAQ under the symbol "AMFI." The principal market makers as of December 31, 1995 were:

Robert W. Baird & Co., Inc.
The Chicago Corporation
Everen Securities
Herzog, Heine, Geduld, Inc.
Howe Barnes Investments, Inc.
Mayer & Schweitzer
Principal Financial Securities, Inc.

The stock of AMCORE has been traded on NASDAQ since May 29, 1986. Prior to that time, AMCORE was traded in the over-the-counter market. The high and low prices were $21.75 and $21.25 per share, respectively, as of February 29, 1996.

Form 10-K
A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K will be furnished free of charge upon written request to F. Taylor
Carlin, Executive Vice President and Chief Operating Officer, AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois 61104, (815) 961-7003.

The number of stockholders of record as of February 29, 1996 was approximately 4,500. Dividends are declared and paid quarterly, the amount of which is dependent on a number of factors. Earnings, regulatory constraints, restrictive covenants with lenders, equity requirements of subsidiaries as well as the debt service requirements of AMCORE will determine, in large part, the amounts AMCORE will pay as dividends. (See the Form 10-K Annual Report for more information.)

Safeguard your AMCORE Financial, Inc. stock. If lost, the cost to the shareholder for replacement is approximately 2 percent of the current market value of the shares.

The stock transfer agent for AMCORE Financial, Inc. is:
  Firstar Trust Company
  615 E. Michigan Street
  4th Floor
  Milwaukee, Wisconsin  53202
  1-800-637-7549

         CORPORATE EXECUTIVE STAFF

         R. David Bitting
         Chairman of the Board
         President & Chief Executive Officer
         AMCORE Bank, Aledo

         J. Birney Brown
         Chairman of the Board
         President & Chief Executive Officer
         AMCORE Bank, Princeton

         Richard L. Brown
         President & Chief Operating Officer
         Rockford Mercantile Agency, Inc.

         F. Taylor Carlin
         Executive Vice President &
         Chief Operating Officer
         Diversified Financial Services Group
         AMCORE Financial, Inc.

         Carl J. Dargene
         Chairman
         AMCORE Financial, Inc.
         Chairman of the Board
         AMCORE Bank N.A., Rockford

         Kenneth E. Edge
         Group Vice President
         AMCORE Financial, Inc.

         Jay H. Evans
         President & Chief Investment Officer
         AMCORE Capital Management, Inc.

         Charles E. Gagnier
         President & Chief Executive Officer
         AMCORE Bank N.A., Rockford

         John R. Hecht
         Senior Vice President &
         Chief Financial Officer
         AMCORE Financial, Inc.

         Dwight G. Heckert
         Chairman, President & Chief Executive Officer
         AMCORE Bank N.A., Mendota

         William T. Hippensteel
         Senior Vice President
         Corporate Marketing
         AMCORE Financial, Inc.

         Alan W. Kennebeck
         Group Vice President
         AMCORE Financial, Inc.
         President
         AMCORE Trust Company

         Jerry A. Lecklider
         President & Chief Executive Officer
         AMCORE Bank N.A., Rock River Valley

         Gerald W. Lister
         Group Vice President
         AMCORE Financial, Inc.

         Joseph B. McGougan
         President & Chief Operating Officer
         AMCORE Mortgage, Inc.

         Robert McNamara
         President & Chief Executive Officer
         AMCORE Bank, Gridley

         Robert J. Meuleman
         President and Chief Executive Officer
         AMCORE Financial, Inc.

         Donald L. Miller
         President
         AMCORE Consumer Finance Company, Inc.

         James S. Waddell
         Executive Vice President &
         Chief Administrative Officer,
         Corporate Secretary
         AMCORE Financial, Inc.

         James F. Warsaw
         Executive Vice President &
         Chief Operating Officer
         AMCORE Bank N.A., Rockford

         Richard D. Wendt
         President & Chief Executive Officer
         AMCORE Bank N.A., Peru

         Jack A. Wolfe
         President
         AMCORE Insurance Group, Inc.

         Charie A. Zanck
         President & Chief Executive Officer
         AMCORE Bank N.A., Northwest

DIRECTORS OF AMCORE FINANCIAL INC.

         Milton R. Brown
         Chairman of the Board, President and Chief Executive Officer Suntec Industries Incorporated

         Carl J. Dargene
         Chairman
         AMCORE Financial, Inc.

         Richard C. Dell
         Group President
         Newell Co.

         Robert A. Doyle
         President
         Yenom Development Company

         Frank A. Fiorenza
         Retired
         President and Chief Operating Officer
         Elco Industries, Inc.

         Theresa Paulette Gilbert
         Assistant Professor
         Rock Valley College

         Lawrence E. Gloyd
         Chairman and Chief Executive Officer
         CLARCOR

         Robert A. Henry, M.D.
         Owner/Partner
         The Visioneering Group

         Robert J. Meuleman
         President and Chief Executive Officer
         AMCORE Financial, Inc.

         Ted Ross
         President
         TRoss, Inc.

         Robert J. Smuland
         Executive Vice President and Chief Operating Officer
         Aerospace
         Sundstrand Corporation

         Jack D. Ward, Esq.
         Reno, Zahm, Folgate, Lindberg and Powell, Attorneys

         Gary L. Watson
         President/Newspaper Division
         Gannett Co., Inc.


  Director Emeriti of AMCORE Financial, Inc.

         David A. Carlson
         Retired Chairman
         Carlson Roofing Company

         Thomas L. Clinton, Sr.
         Chairman
         Clinton Electronics Corporation

         C. Roger Greene
         Retired Chairman
         Rockford Clutch Division
         Borg-Warner Corporation

         Roger Reno, Esq.
         Chairman Emeritus
         AMCORE Financial, Inc.




  ROGER RENO

  For more than a decade, Roger Reno, as chairman of AMCORE
  Financial, Inc., provided stability to the company during a time of rapid growth. A strong, but unpretentious person, he has preferred to work behind the scenes asking a question or giving a word of advice to keep his beloved company true to its course. After ensuring a smooth transition to his successor, Mr. Reno stepped down as chairman in May 1995, upon reaching the mandatory retirement age for directors. For most of his life, Mr. Reno has been involved in nurturing AMCORE and its predecessors. Even in retirement, his devotion to AMCORE is unchanged. He is a true gentleman, and we will always value his wise counsel.


         AMCORE LOCATIONS
         AMCORE Bank Services Group                     AMCORE Bank, Aledo                      Sterling Main Bank
                                                                                                302 First Avenue
         AMCORE Bank N.A., Rockford                     Aledo Office and Drive-Up               Sterling, Illinois 61081
                                                        201 West Main Street
         Seventh Street Corporate Office                Aledo, Illinois 61231                   Rock Falls Office and Auto Bank
         501 Seventh Street                                                                     941 First Avenue
         Rockford, Illinois 61110                       AMCORE Bank, Gridley                    Rock Falls, Illinois 61071

         Alpine Village Office and Drive-Up             Gridley Office                          Mt. Morris Office
         2510 S. Alpine Road                            325 Center Street                       2 West Main Street
         Rockford, Illinois 61108                       Gridley, Illinois 61744                 Mt. Morris, Illinois 61054

         Belvidere Pacemaker Office and                 AMCORE Bank, N.A., Mendota              Leaf River Office
         Drive-Up                                                                               104 West Second Street
         413 Frontage Road                              Mendota Office and Drive-Up             Leaf River, Illinois 61047
         Belvidere, Illinois 61008                      801 Washington Street
                                                        Mendota, Illinois 61342                 AMCORE Diversified Financial
         Brynwood Office and Drive-Up                                                            Services Group
         2705 N. Mulford Road                           AMCORE Bank N.A., Northwest
         Rockford, Illinois 61114                                                               AMCORE Capital Management, Inc.
                                                        Crystal Lake Office                     AMCORE Financial Plaza
         Brynwood Hilander Office                       5100 Northwest Highway                  501 Seventh Street
         2601 N. Mulford Road                           Crystal Lake, Illinois 60014            P. O. Box 1537
         Rockford, Illinois 61114                                                               Rockford, Illinois 61104
                                                        Woodstock Office                        (815) 961-7779
         Carpentersville Office and Drive-Up            225 West Jackson
         94 Kennedy Memorial Drive                      Woodstock, Illinois 60098               AMCORE Financial Life
         Carpentersville, Illinois 60110                                                        Insurance Company
                                                        AMCORE Bank N.A., Peru                  AMCORE Financial Plaza
         Colonial Village Office                                                                501 Seventh Street
         1480 S. Alpine Road                            Peru Office and Drive-Up                P. O. Box 1537
         Rockford, Illinois 61108                       1810 Fourth Street                      Rockford, Illinois  61104
                                                        Peru, Illinois  61354                   (815) 968-2241
         East State Drive-Up
         1201 E. State Street                           AMCORE Bank, Princeton                  AMCORE Insurance Group, Inc.
         Rockford, Illinois 61104                                                               640 Blackhawk Boulevard
                                                        Princeton Office and Drive-Up           South Beloit, Illinois 61080
         Elgin Office and Drive-Up                      815 South Main Street                   (815) 389-3451
         1950 Big Timber Road                           Princeton, Illinois 61356
         Elgin, Illinois 60123                                                                  AMCORE Investment Services, Inc.
                                                        Sullivan Foods Office                   AMCORE Financial Plaza
         Freeport Cub Foods Office                      1916 North Main Street                  501 Seventh Street
         1512 S. West Avenue                            Princeton, Illinois 61356               P. O. Box 1537
         Freeport, Illinois 61032                                                               Rockford, Illinois 61110-0037
                                                        North Office                            (815) 961-7049
         North Alpine Cub Foods Office                  1407 North Main Street
         6550 N. Alpine Road                            Princeton, Illinois 61356               AMCORE Mortgage, Inc.
         Loves Park, Illinois 61111                                                             1021 North Mulford Road
                                                        Ashton Office                           P. O. Box 1687
         North Main Hilander Office                     803 Main Street                         Rockford, Illinois 61110-0187
         3710 N. Main Street                            Ashton, Illinois 61006                  (815) 961-7200
         Rockford, Illinois 61103
                                                        Sheffield Office                        AMCORE Trust Company
         Rochelle Office                                113 South Main Street                   AMCORE Financial Plaza
         1010 Highway 251 South                         Sheffield, Illinois 61361               501 Seventh Street
         Rochelle, Illinois 61068                                                               P. O. Box 1537
                                                        Wyanet Office                           Rockford, Illinois 61110-0037
         Roscoe Hilander Office and Drive-Up            135 East Main Street                    (815) 961-7119
         4844 Hononegah Road                            Wyanet, Illinois 61379
         Roscoe, Illinois 61073                                                                 AMCORE Consumer Finance Company
                                                                                                5952 North Second Street
         Sixth Street Drive-Up                          AMCORE Bank N.A., Rock River Valley     P. O. Box 2685
         920 Fourth Avenue                                                                      Loves Park, Illinois 61132-2685
         Rockford, Illinois 61104                       Dixon Office                            (815) 633-2272
                                                        101 West First Street
         South Beloit Office and Drive-Up               Dixon, Illinois 61021                   Rockford Mercantile Agency, Inc.
         640 Blackhawk Boulevard                                                                2502 South Alpine Road
         South Beloit, Illinois 61080                   Hennepin and Boyd Facility              Rockford, Illinois 61108
                                                        123 West Boyd Street                    (815) 229-3328
         South Main Office and Drive-Up                 Dixon, Illinois 61021
         228 S. Main Street
         Rockford, Illinois 61101                       Independence Court Facility
                                                        1386 North Galena
                                                        Dixon, Illinois 61021


