Form 10-K405, Exhibit 13
period 1996-12-31
AMCORE FINANCIAL INC
filed 1997-03-27
CIK 714756

A MID - AMERICAN SUCCESS STORY.




                AMOCORE FINANCIAL, INC.  SUMMARY ANNUAL REPORT 1996

                                    [MAP]



A MID-AMERICAN SUCCESS STORY.

AMCORE Financial, Inc.   Summary Annual Report 1996

IN 1996, AMCORE FINANCIAL ENJOYED A 21% INCREASE IN FINANCIAL PERFORMANCE AND NEARED OUR GOAL OF 15% RETURN ON EQUITY. HOW HAVE WE DONE THIS? BY UNDERSTANDING AND CATERING TO OUR UNIQUELY MIDDLE AMERICAN GEOGRAPHIC AND MARKET NICHES BETTER THAN ANY OF OUR COMPETITORS. BEST OF ALL, THE BEST IS YET TO COME. WE HIGHLY RECOMMEND YOU STAY TUNED.

             TABLE OF CONTENTS
             YEAR IN REVIEW                             2
             LETTER TO THE SHAREHOLDERS                 4
             REVIEW OF OPERATIONS
                PERFORMANCE                             8
                GROWTH                                  12
                MARKET                                  16
             CONSOLIDATED FINANCIAL STATEMENTS          20
             NOTICE OF ANNUAL MEETING                   29
             AMCORE FACILITY LOCATIONS                  30
             DIRECTORS OF AMCORE FINANCIAL              32
             AMCORE EXECUTIVE STAFF                     32


By 1996, AMCORE Bank had grown to 41 strategically placed bank locations within the state of Illinois.

Late in 1996, AMCORE Bank ventured into the world of inter-state banking with two new acquisitions in the state of Wisconsin.*

                                            *Expected to be completed mid-1997.

FINANCIAL HIGHLIGHTS

     AMCORE Financial, Inc. is a northern Illinois based bank holding company with assets of over $2.8 billion. Its holdings include five subsidiary banks operating in 41 locations. The company also has five primary financial services subsidiaries: AMCORE Investment Group, N.A., which provides trust, broker dealer and capital management services; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc.; AMCORE Insurance Group, Inc.; and Rockford Mercantile Agency, Inc., a bill collection service. AMCORE common stock is listed on NASDAQ under the symbol "AMFI." Additional information is available from the AMCORE home page: http://www.AMCORE.com on the Internet.

 (IN THOUSANDS, EXCEPT PER SHARE DATA)           1996         1995      % Change
 --------------------------------------------------------------------------------
 OPERATING RESULTS:
 --------------------------------------------------------------------------------
  Net interest income                             $86,541     $79,406      8.99%
 --------------------------------------------------------------------------------
  Provision for loan and lease losses               5,086       2,692     88.93
 --------------------------------------------------------------------------------
  Non-interest income                              38,443      34,013     13.02
 --------------------------------------------------------------------------------
  Operating expense                                83,997      87,440     -3.94
 --------------------------------------------------------------------------------
  Income taxes                                      9,518       5,016     89.75
 ================================================================================
  Net Income                                      $26,383     $18,271     44.40
 ================================================================================

  Earnings per share                                $1.86       $1.30     43.08%
 --------------------------------------------------------------------------------
  Dividends per share                                0.64        0.58     10.34
 --------------------------------------------------------------------------------
  Average shares outstanding                       14,214      14,083      0.93
 --------------------------------------------------------------------------------

 PERFORMANCE RATIOS:
 --------------------------------------------------------------------------------
  Return on average equity (1)                      12.71%       9.39%     3.32%
 --------------------------------------------------------------------------------
  Return on average assets (1)                       0.98        0.81      0.17
 --------------------------------------------------------------------------------
  Net interest margin                                3.75        4.17     -0.42
 --------------------------------------------------------------------------------
  Core interest margin                               4.27        4.40     -0.13
 --------------------------------------------------------------------------------
  Total capital ratio                               13.23       13.26     -0.03
 --------------------------------------------------------------------------------
  Leverage ratio                                     7.51        8.14     -0.63
 --------------------------------------------------------------------------------

 YEAR END BALANCES:
 --------------------------------------------------------------------------------
  Total assets                                 $2,814,550  $2,418,532     16.37%
 --------------------------------------------------------------------------------
  Loans and leases, net of unearned income      1,456,217   1,285,961     13.24
 --------------------------------------------------------------------------------
  Deposits                                      1,890,016   1,777,705      6.32
 --------------------------------------------------------------------------------
  Stockholder's equity                            220,637     209,862      5.13
 --------------------------------------------------------------------------------

 STOCK PRICE INFORMATION AT YEAR END:
 --------------------------------------------------------------------------------
  Book value per share                             $15.47      $14.81      4.46%
 --------------------------------------------------------------------------------
  Market value per share                            26.75       20.25     32.10
 --------------------------------------------------------------------------------


(1) The 1995 ratios excluding the impact of the $3.5 million, or $.25 per share, after-tax impairment and merger-related charges: return on average equity 11.17%; return on average assets 0.97%

OUR GROWING FOCUS ON THE AGRICULTURAL MARKET RESULTED IN THE BANK BECOMING THE NATION'S 57TH LARGEST AGRICULTURAL LENDER. THIS, ALONG WITH OTHER MARKET-DRIVEN OPPORTUNITIES, ASSISTED IN DRAMATICALLY INCREASING OUR RETURN ON EQUITY.

     Earnings per share in 1996 of $1.86 were a 56 cent increase over 1995 which included a 25 cent charge for the impairment of assets and merger-related costs. Dividends per share totaled 64 cents, an increase of 10.3% over 1995 and a 16.4% growth rate over the last five years. The dividend payout ratio for 1996 was 34.5%.

     Book value per share ended 1996 at $15.47 and has increased 45.9% over the last five years. Average assets totaled $2.68 billion during 1996, an increase of 19.4% over 1995, and have grown $1.0 billion in the last five years.

                                 [BAR CHART]

 YEAR              EARNINGS PER SHARE
96                      $1.86
95                      $1.30
94                      $1.55
93                      $1.53
92                      $1.36

EARNINGS PER SHARE - $1.86 IN 1996.

                                 [BAR CHART]

 YEAR             DIVIDENDS PER SHARE
96                      $0.64
95                      $0.58
94                      $0.55
93                      $0.41
92                      $0.35

DIVIDENDS PER SHARE - $0.64 IN 1996.

                                 [BAR CHART]

 YEAR            BOOK VALUE PER SHARE
96                      $15.47
95                      $14.81
94                      $13.26
93                      $12.68
92                      $11.59

BOOK VALUE PER SHARE - $15.47 IN 1996.

                                 [BAR CHART]

 YEAR             TOTAL AVERAGE ASSETS
96                      $2.683
95                      $2.246
94                      $2.063
93                      $1.977
92                      $1.755

TOTAL AVERAGE ASSETS - $2.68 IN 1996.
($ IN BILLIONS)


OUR GROWING FOCUS ON THE AGRICULTURAL MARKET RESULTED IN THE BANK BECOMING THE NATION'S 57TH LARGEST AGRICULTURAL LENDER. THIS, ALONG WITH OTHER MARKET-DRIVEN OPPORTUNITIES, ASSISTED IN DRAMATICALLY INCREASING OUR RETURN ON EQUITY.

      OUR NEW MISSION STATEMENT, ADOPTED IN 1996, IS WELL-SUITED TO OUR


                                   [PHOTO]


        COMPANY; IT AT ONCE LEAVES LITTLE AND MUCH TO THE IMAGINATION.

LETTER TO THE SHAREHOLDERS

     Fellow Shareholders:

     Your company had an excellent year in 1996 as it made significant progress toward a number of its goals and enjoyed a record year financially. Net income was $26.4 million, or $1.86 per share, an increase of 21.4 percent after adjusting for impairment and merger-related charges in 1995. The company also continued to execute its long-term strategy of increasing shareholder value through acquisition, diversification and consolidation. AMCORE's growth and improvement in financial results in 1996 provided a springboard toward our objective of ranking among the top performing financial service companies.

     During the past five years, the company's total assets have more than doubled to $2.8 billion while revenues increased 75 percent to $125 million. In 1996, return on average equity was 12.71 percent, up from 11.17 percent reported in 1995 after adjusting for the above-mentioned charges. This performance moves us closer to our interim goal of achieving a 15 percent return on equity.

     The company has paid dividends for 53 consecutive quarters, or more than 13 years, and for the last five consecutive years, dividends have increased at an annualized rate of 16 percent. Since 1991 book value per share has risen 40 percent, and average shareholders' equity has risen 48 percent to $208 million.

     AMCORE enjoys a significant or growing share in most of the suburban, industrial and agricultural markets it serves. Definitive agreements have been signed for the acquisition of two Wisconsin bank holding companies, and the mergers are expected to close in the first half of 1997. These are AMCORE's first ventures into interstate banking, and upon completion will boost our assets to $3.3 billion. Excluding Wisconsin, we have completed six acquisitions since 1990, increasing assets by nearly $1 billion and resulting in a 46 percent increase in annual revenues.

     During 1996, AMCORE made a number of changes to increase revenue and use its capital effectively. Four banks were consolidated to


                                   [PHOTO]

                              Robert J. Meuleman
                    President and Chief Executive Officer
                            AMCORE Financial, Inc.

form AMCORE Bank N.A., North Central, with assets of $423 million. Management of the Vintage mutual funds, trust, capital management and brokerage services was centralized into a new entity, AMCORE Investment Group, N.A. We are very pleased to report that AMCORE's Vintage Equity Fund received the coveted Morningstar five-star rating for the last two quarters of 1996.

     Asset quality was improved as non-performing assets were reduced by 31 percent to $10.4 million, representing only 0.37 percent of total assets. This was achieved by a 72 percent decline in other real estate owned and a 24 percent reduction in non-performing loans. As a result, reserve coverage rose to 152 percent. Standardization and streamlining of our credit operations has had a positive impact.

     The company continued to invest both in the development of its human resources and in new technology. A company-wide product knowledge training program increased employees' ability to cross-sell products throughout the organization. New teller automation hardware and software generated additional sales opportunities while increasing efficiency.

     During the year, we suffered an unexpected loss with the death of Frank A. Fiorenza. He had made a significant contribution to the growth of AMCORE Financial in his diligent service as a director over the past six years. Frank will be remembered as a friend and respected colleague.

     Looking forward, AMCORE will seek additional expansion and acquisition opportunities that complement our strengths and enhance shareholder value. However, as we grow, we will not lose sight of the special commitment we have made to the communities we serve. We know what business we are in and understand our customers, markets, products and services extremely well.

     In closing, I would like to thank you, our shareholders, directors, customers and employees. AMCORE is an exciting and dynamic organization that is making great progress toward its goal of becoming a high-performance financial services company. Most importantly, AMCORE remains focused on its values and its mission of being one company, one culture, serving the financial needs of customers better than anyone else.


                              Robert J. Meuleman
                              Robert J. Meuleman
                    President and Chief Executive Officer
                            AMCORE Financial, Inc.


"AMCORE'S CORE STRATEGY OF DIVERSIFICATION, ACQUISITION AND CONSOLIDATION REMAINS A TOUCHSTONE FOR US AS WE ENTER INTO 1997."
ROBERT J. MEULEMAN,
PRESIDENT & CEO

AS A MANAGEMENT TEAM, WE ARE FOSTERING THE KIND OF DYNAMIC AND AGGRESSIVE, YET CARING AND COMPASSIONATE CORPORATE CULTURE THAT ALLOWS ALL OF OUR EMPLOYEES TO THINK.

AMCORE FINANCIAL OFFICERS EXECUTIVE COMMITTEE (shown from left to right):
Ronald M. Zarnick, James S. Waddell, James F. Warsaw, Alan W. Kennebeck, Robert
J. Meuleman, Gerald W. Lister, Kenneth E. Edge, William T. Hippensteel, John R. Hecht, Charles E. Gagnier.


                                   [PHOTO]


OUTSIDE THE BOX. IN OUR BANKING AND NON-BANKING ACTIVITIES, THINKING OUTSIDE THE BOX WILL BE THE SECRET TO OUR CONTINUED SUCCESS WELL INTO THE TWENTY-FIRST CENTURY.

AT AMCORE FINANCIAL, WE ARE NEVER SATISFIED. WE ARE NEVER AFRAID TO LOOK UNDER


                                   [PHOTO]


  THE HOOD TO IMPROVE ON OUR PAST PERFORMANCE THROUGH CHANGE OR DIVESTITURE.

PERFORMANCE

     In 1996, AMCORE Financial, Inc. made significant progress toward its goal of becoming a high-performance financial institution in order to enhance shareholder value and strengthen its position as the acquirer of choice.

     While continuing to seek opportunities for growth, AMCORE made significant gains toward attaining an interim objective of a 15 percent return on equity by implementing programs aimed at enhancing revenues and reducing costs. The company's assets grew 16.4 percent to $2.8 billion, while net income increased
21.4 percent to $26.4 million, up from $21.7 million excluding impairment and merger-related charges in 1995. As a result, the company posted a record 12.71 percent return on equity for 1996, up from 11.17 percent for 1995 after adjusting for the above-mentioned charges.

     A primary factor contributing to the increase was a 13.2 percent rise in outstanding loans to $1.46 billion. The additional volume resulted from the use of new technologies and highly focused marketing techniques in three areas: indirect loans, where the company provides financing through dealers for retail purchases; direct loans to retail customers; and a special emphasis on services for small businesses, which comprise the bulk of AMCORE's commercial customers.

     Using new technology and streamlining the approval procedure for indirect loans allowed the company to maintain high asset quality while reducing the turnaround time for the customer. A total of $127.0 million in indirect loans was processed in 1996 from 111 dealers in 13 markets. The indirect loan market shows promise for additional growth in the future.

     Direct loans to consumers grew as a result of new database capabilities used to target specific customer groups. As a result, nearly $75 million in new home equity loans were generated.



Clever deployment of new technologies and marketing techniques resulted in a 13.2% increase in outstanding loans to $1.46 billion in 1996.

AS PART OF OUR EFFORTS TO IMPROVE ASSET QUALITY, WE REDUCED OTHER REAL ESTATE OWNED BY A SUBSTANTIAL 72%.

     The commercial lending area experienced a solid 16 percent growth, including strong performance in both commercial and agricultural loans. AMCORE is now the third largest agricultural bank lender in Illinois and is ranked 57th in the nation. To serve agricultural and small business customers better, interbank teams have been formed to pool resources and more efficiently use the expertise of specially trained personnel.

     Also contributing to the increase in income was a $1.74 million increase in trust and asset management income reflecting the favorable market performance and the continued growth in that area, which provides both individual trust accounts and the administration of employee benefit programs. At year-end, the company had $2.3 billion in trust assets under administration.

     In response to a continuing review of the company's structure, customer contact areas have been reorganized to increase their efficiency and effectiveness. As a result of a study, the marketing of trust services, brokerage, capital management and the AMCORE Vintage family of mutual funds was combined into AMCORE Investment Group, N.A. This new structure allows us to offer customers a broader range of investment opportunities while benefiting from the consolidation of support functions.

     To improve customer service further, banking subsidiaries in Peru, Mendota, Princeton and Gridley, which served similar markets and customer bases, were combined to form AMCORE Bank N.A., North Central, with assets of $423 million. The combination of support functions and the advantages of having a larger service area will allow the new bank to function more efficiently and provide improved customer service.

     Steps also were taken to redeploy under-performing assets, and diligent management of our loan portfolio resulted in a 24 percent reduction in non-performing loans. For example, a portion of the headquarters building was renovated to make room for the expansion of a major tenant, and a sale and leaseback agreement was executed for the Rockford bank's South Main Street facility. Also the sale of several properties reduced other real estate owned by 72 percent.

     Overall, the changes put into effect during 1996 resulted in an increase in revenue, while operating expenses and non-earning assets were decreased, and the company moved significantly toward meeting its interim performance goal of 15 percent return on equity.

[GRAPHIC]


In 1996, we made excellent progress toward our interim goal of 15% Return on Equity, by simultaneously increasing our income flow while reducing our expenses.

    TO GROW, WE MUST LEARN. WE MUST INVEST. WE MUST DIVERSIFY. AND WE MUST


                                   [PHOTO]


      BRING FRESH, NEW IDEAS TO THE COMMUNITIES AND CUSTOMERS WE SERVE.

GROWTH

     AMCORE continues to follow its strategy of growth through acquisitions, expansion of existing operations and the introduction of new products. One of the most tangible results of the program was the announcement of the acquisition of two well-managed, profitable bank holding companies in Wisconsin. The acquisitions, which are expected to be completed by mid-1997, will take AMCORE into the realm of interstate banking.

     Merger agreements have been reached for the acquisition of First National Bancorp, Inc., based in Monroe, Wisconsin, 50 miles from Rockford, and Country Bank Shares Corporation, based in Mount Horeb, Wisconsin, 95 miles from Rockford.

     Both companies operate in the southern half of the state where Country Bank Shares has facilities in nine communities and has assets of approximately $300 million. First National Bancorp operates in five locations and has assets of approximately $215 million. When the transactions are completed, AMCORE's assets will be in excess of $3.3 billion.

     Because of its policy of local autonomy for customer-related matters and strong commitment to community banking, AMCORE has become the acquirer of choice for many smaller financial institutions that are seeking partners able to offer the wider variety of products their customers demand.

     Expansion and adjustment of existing operations also continued with the opening of in-store branches in Rockford and Rochelle, and the closing of an in-store branch in Princeton that did not meet performance expectations. The new in-store facilities tend to be smaller, require less personnel, and offer expanded hours and convenient locations to better meet customers' needs.

     Among AMCORE's fastest growing products is the Vintage family of mutual funds. Total investment in the funds increased by $50 million in 1996 to $642 million. Much of the increase is attributable to favorable publicity about their performance. Based on its low risk and high long-term yields, the Vintage Equity Fund was awarded Morningstar's coveted five-star rating for the last two quarters of 1996.



After the acquisition of two banks in southern Wisconsin in early 1997, AMCORE's assets will total in excess of $3.3 billion.

     Nelson's Directory of Investment Managers has ranked AMCORE's equity management among the top 25 in the world on the basis of its long-term investment style. An article in the December 1996 issue of Fortune magazine ranked the Vintage Equity Fund as a top mutual fund choice. It was the only bank-managed fund in the nation to be listed in the article. The Vintage funds are marketed both by the AMCORE Investment Group and by "expert staff" bank personnel who have the necessary training to offer the funds to customers.

     Adoption of automated loan processing allows AMCORE Mortgage, Inc. to send applications directly to the Federal Home Loan Mortgage Corporation. Loans that previously took two weeks or more to process now can be approved in an hour.

     AMCORE Insurance Group, Inc. took a major step forward in reaching customers throughout the AMCORE service area with the introduction of the AMCORE Agency Alliance program. Independent insurance agencies contract to represent AMCORE Insurance Group in their communities. The local agencies benefit from additional products and sales leads developed by the local banks.

     The company continues to develop new insurance products, which are marketed in conjunction with the AMCORE banks. Current credit life insurance sales were up over 47 percent compared with 1995.

     Improved service to banking customers was the goal of two initiatives undertaken during the year. A company-wide product knowledge program involved more than 600 employees, who took self-study courses covering the details of more than 165 products. Also, new compensation programs for employees in customer service areas recognize superior sales performance by awarding incentives to those who exceed their sales goals. Having well-trained and helpful personnel continues to be one of AMCORE's distinctive features.

     Investments in programs, such as a teller automation system and data-base marketing, already are resulting in streamlined paperwork, improved decision-making and additional sales and service. The adoption of more new technology, such as a computerized imaging system for documents and platform automation, will continue in 1997.


NELSON'S DIRECTORY, FORTUNE MAGAZINE AND MORNINGSTAR RECOGNIZED AMCORE'S VINTAGE EQUITY MUTUAL FUND WITH WORLD-CLASS HONORS IN 1996.

                                 [LINE GRAPH]

YEAR            ASSETS       LOCATIONS        STOCK PRICE
 87               958           12              $ 7.42
 88               968           12              $ 9.39
 89             1,010           12              $ 9.70
 90             1,290           16              $ 6.82
 91             1,320           18              $ 8.26
 92             1,360           20              $14.33
 93             1,560           21              $19.38
 94             1,980           34              $18.75
 95             2,400           36              $20.25
 96             2,800           41              $26.75


This chart illustrates the steady growth of AMCORE Financial's stock value, locations, and assets. Clearly, ours is a company on the move, one with defined goals and objectives and the will to reach them. AMCORE Financial truly is a mid-American success story.

     WITH OUR IMMINENT FORAY INTO INTERSTATE BANKING, WE WILL BROADEN OUR


                                   [PHOTO]


    HORIZONS AND LOCALLY SERVE THE PEOPLE OF ILLINOIS AND WISCONSIN ALIKE.

MARKET

     AMCORE Financial is uniquely situated in several respects. The company is more diversified than many financial services companies with approximately 25 percent of its revenues coming from diversified financial services products and three-quarters from "traditional" banking. In addition, the geographic areas the company serves are an unusual combination of metropolitan markets and rural communities.

     The AMCORE service area in Illinois consists of 12 counties, mostly in the north-central part of the state. The lead bank is headquartered in Rockford, the second largest city in Illinois and a major manufacturing center. From 1980 to 1995, the population of the service area grew by 15.3 percent, much faster than the state's 3.52 percent growth rate. The growth in the area accounted for
48.5 percent of the state's population increase.

     The economy of the region has generated a high level of wealth, which is reflected in a relatively high level of household income. The AMCORE service area has a median family income almost 5 percent greater than that of Illinois as a whole and over 15 percent higher than the U.S. median average.

     This relatively even distribution of income is reflected in the poverty and education statistics. The incidence of poverty is much lower than the national average in the AMCORE service area. Adults in the AMCORE service area are more likely to have completed high school than their statewide or national counterparts. On the other hand, a smaller proportion has completed college.

     The economic forces of the AMCORE service area are somewhat different than those of the rest of Illinois and of the country as a whole. Because AMCORE's region is more highly manufacturing oriented than



Relatively high levels of household income and home ownership are just two reasons why AMCORE is in profitable geographic markets.

AMCORE HAS BECOME A BANK "BUYER OF CHOICE" - AS EVIDENCED BY OUR VERY ACTIVE AND COMMUNITY FOCUSED ACQUISITIONS, PARTICULARLY OVER THE PAST SEVERAL YEARS.


most, the composition of its work force is also different from that of the state or nation as a whole. For example, a smaller percentage of the region's work force is engaged in specialties such as wholesale trade and transportation than is the case for the state or the nation.

     Somewhat surprisingly, the area has a strong presence in the area of retail trade when compared with the rest of Illinois. This is mainly due to Rockford's status as a retail destination for surrounding counties, particularly those to the west.

     AMCORE is in the process of acquiring bank holding companies in Wisconsin that serve an area very similar to the Illinois service area. The Wisconsin service area is composed of six counties in the south-central part of the state. Collectively, they contain a population of approximately 660,000.

     During the 1980 to 1995 period, the Wisconsin service area enjoyed a population growth of 15.4 percent, considerably greater than that of the rest of the state, which grew 3.5 percent. The median family income in the Wisconsin service area is considerably above both the rest of the state and the nation as a whole. This prosperity is led by Dane County, which includes Madison, the state capital and the home of the University of Wisconsin. A larger than usual percentage of households is grouped in the middle-income range, with below normal percentages at both the high and the low income levels.

     While the number of high-income families in the Wisconsin service area is above the state average, it is below the national average. The number of low-income families in the service area also is below both the national and state averages.

     Although AMCORE has currently targeted the Illinois and Wisconsin markets for most of its sales, some services, such as AMCORE Insurance and the AMCORE Vintage Mutual Funds, are marketed nationwide on the company's Internet home page and through other channels of distribution.

     In order to have the most flexible response to meeting the wide range of services needed by customers in the markets it serves, AMCORE stresses local control for all customer related matters while seeking opportunities to centralize support services whenever possible.

ILLINOIS HOME OWNERSHIP
PERCENT OF HOUSEHOLDS OWNING HOMES
         [BAR CHART]

UNITED STATES           64.2
ILLINOIS                64.2
AMCORE MARKET           67.9

ILLINOIS POPULATION GROWTH
PERCENTAGE FOR YEARS 1980-1992
         [BAR CHART]

UNITED STATES           12.6
ILLINOIS                 1.62
AMCORE MARKET            9.7

ILLINOIS MEDIAN FAMILY INCOME
FAMILY INCOME IN THE THOUSANDS
         [BAR CHART]

UNITED STATES           35.225
ILLINOIS                38.664
AMCORE MARKET           40.084

ILLINOIS HIGH SCHOOL GRADUATES
PERCENTAGE OF ADULTS 25 AND OLDER
         [BAR CHART]

UNITED STATES           75.2
ILLINOIS                76.2
AMCORE MARKET           78.7

WISCONSIN HOME OWNERSHIP
PERCENT OF HOUSEHOLDS OWNING HOMES
         [BAR CHART]

UNITED STATES           64.2
WISCONSIN               66.7
AMCORE MARKET           61

NOTE: WISCONSIN RATIOS ARE IMPACTED BY THE RELATIVELY
HIGH LEVEL OF RENTERS IN THE UNIVERSITY OF WISCONSIN AREA.

WISCONSIN POPULATION GROWTH
PERCENTAGE FOR YEARS 1980-1992
         [BAR CHART]

UNITED STATES           12.6
WISCONSIN                6.1
AMCORE MARKET           11.31

WISCONSIN MEDIAN FAMILY INCOME
FAMILY INCOME IN THE THOUSANDS
         [BAR CHART]

UNITED STATES           35.225
WISCONSIN               35.082
AMCORE MARKET           38.594

WISCONSIN HIGH SCHOOL GRADUATES
PERCENTAGE OF ADULTS 25 AND OLDER
         [BAR CHART]

UNITED STATES           75.2
WISCONSIN               78.6
AMCORE MARKET           84.2

Market demographics are important components effecting the success or failure of any financial institution. At AMCORE Bank, we look for stable, promising indices in several categories before entering into any new market, whether rural or urban.

CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL REVIEW


AMCORE's 1996 net income was an all-time record with stellar results of $26.4 million.



The economy in the AMCORE market has been vibrant, as reflected in AMCORE's third consecutive year of double-digit loan growth.

CONSOLIDATED FINANCIAL STATEMENTS

AMCORE FINANCIAL, INC. AND SUBSIDIARIES              CONSOLIDATED BALANCE SHEETS
                                           (in thousands, except per share data)


                                                                                            As of December 31,
ASSETS                                                                                     1996            1995
--------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalent                                                              $   87,740      $  101,082
--------------------------------------------------------------------------------------------------------------------
  Federal funds sold and other short-term investments                                       12,862           9,310
--------------------------------------------------------------------------------------------------------------------
  Mortgage loans held for sale                                                              11,252          15,801
--------------------------------------------------------------------------------------------------------------------
  Securities available for sale                                                          1,138,351         884,044
--------------------------------------------------------------------------------------------------------------------
  Securities held to maturity (fair value of $10,455 in 1996; $24,967 in 1995)              10,368          24,625
====================================================================================================================
      TOTAL SECURITIES                                                                   1,148,719         908,669
--------------------------------------------------------------------------------------------------------------------
  Loans and leases, net of unearned income                                               1,456,217       1,285,961
--------------------------------------------------------------------------------------------------------------------
  Allowance for loan and lease losses                                                      (14,996)        (13,061)
====================================================================================================================
      NET LOANS AND LEASES                                                               1,441,221       1,272,900
--------------------------------------------------------------------------------------------------------------------
  Premises and equipment, net                                                               46,060          49,670
--------------------------------------------------------------------------------------------------------------------
  Intangible assets, net                                                                    12,255          14,314
--------------------------------------------------------------------------------------------------------------------
  Other real estate owned                                                                      595           2,116
--------------------------------------------------------------------------------------------------------------------
  Other assets                                                                              53,846          44,670
====================================================================================================================
      TOTAL ASSETS                                                                      $2,814,550      $2,418,532
====================================================================================================================

LIABILITIES
--------------------------------------------------------------------------------------------------------------------
  Deposits:
--------------------------------------------------------------------------------------------------------------------
    Interest bearing                                                                    $1,625,590      $1,512,473
--------------------------------------------------------------------------------------------------------------------
    Non-interest bearing                                                                   264,426         265,232
====================================================================================================================
      TOTAL DEPOSITS                                                                     1,890,016       1,777,705
--------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                                                    544,508         292,042
--------------------------------------------------------------------------------------------------------------------
  Long-term borrowings                                                                     124,095         107,803
--------------------------------------------------------------------------------------------------------------------
  Other liabilities                                                                         35,294          31,120
====================================================================================================================
      TOTAL LIABILITIES                                                                 $2,593,913      $2,208,670
====================================================================================================================

STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------
  Preferred stock, $1 par value:  authorized 10,000,000 shares; none issued             $    -          $    -
--------------------------------------------------------------------------------------------------------------------
  Common stock, $.33 par value:  authorized 30,000,000 shares; issued 14,926,695;
--------------------------------------------------------------------------------------------------------------------
    outstanding 14,265,977 in 1996, 14,174,183 in 1995                                       4,976           4,976
--------------------------------------------------------------------------------------------------------------------
  Additional paid-in capital                                                                56,687          56,412
--------------------------------------------------------------------------------------------------------------------
  Retained earnings                                                                        166,602         149,315
--------------------------------------------------------------------------------------------------------------------
  Treasury stock and other                                                                  (5,623)         (6,659)
--------------------------------------------------------------------------------------------------------------------
  Net unrealized gain (loss) on securities available for sale                               (2,005)          5,818
====================================================================================================================
    TOTAL STOCKHOLDERS' EQUITY                                                          $  220,637      $  209,862
====================================================================================================================
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $2,814,550      $2,418,532
====================================================================================================================

AMCORE FINANCIAL, INC. AND SUBSIDIARIES        CONSOLIDATED STATEMENTS OF INCOME
                                           (in thousands, except per share data)


                                                                                        Years ended December 31,
INTEREST INCOME                                                                           1996            1995
--------------------------------------------------------------------------------------------------------------------
  Interest and fees on loans and leases                                                 $ 120,497       $ 109,488
--------------------------------------------------------------------------------------------------------------------
  Interest on securities                                                                   71,024          51,514
--------------------------------------------------------------------------------------------------------------------
  Interest on federal funds sold and other short-term investments                             802             513
--------------------------------------------------------------------------------------------------------------------
  Interest and fees on mortgage loans held for sale                                         2,611           2,971
====================================================================================================================
    TOTAL INTEREST INCOME                                                               $ 194,934       $ 164,486
====================================================================================================================

INTEREST EXPENSE
--------------------------------------------------------------------------------------------------------------------
  Interest on deposits                                                                  $  73,197       $  68,062
--------------------------------------------------------------------------------------------------------------------
  Interest on short-term borrowings                                                        25,680          14,574
--------------------------------------------------------------------------------------------------------------------
  Interest on long-term borrowings                                                          9,516           2,444
====================================================================================================================
    TOTAL INTEREST EXPENSE                                                              $ 108,393       $  85,080
====================================================================================================================

    NET INTEREST INCOME                                                                 $  86,541       $  79,406
--------------------------------------------------------------------------------------------------------------------
  Provision for loan and lease losses                                                       5,086           2,692
====================================================================================================================
    NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES                       $  81,455       $  76,714
====================================================================================================================

NON-INTEREST INCOME
--------------------------------------------------------------------------------------------------------------------
  Trust and asset management income                                                     $  13,602       $  11,864
--------------------------------------------------------------------------------------------------------------------
  Service charges on deposits                                                               6,755           6,986
--------------------------------------------------------------------------------------------------------------------
  Mortgage revenues                                                                         3,667           3,584
--------------------------------------------------------------------------------------------------------------------
  Insurance revenues                                                                        2,038           1,015
--------------------------------------------------------------------------------------------------------------------
  Collection fee income                                                                     2,145           1,831
--------------------------------------------------------------------------------------------------------------------
  Other                                                                                     8,366           6,435
====================================================================================================================
    TOTAL NON-INTEREST INCOME, EXCLUDING NET SECURITY GAINS                             $  36,573       $  31,715
====================================================================================================================
  Net realized security gains                                                               1,870           2,298
====================================================================================================================

OPERATING EXPENSES
--------------------------------------------------------------------------------------------------------------------
  Personnel expense                                                                     $  47,067       $  45,662
--------------------------------------------------------------------------------------------------------------------
  Net occupancy expense                                                                     5,285           5,068
--------------------------------------------------------------------------------------------------------------------
  Equipment expense                                                                         7,515           8,229
--------------------------------------------------------------------------------------------------------------------
  Professional fees                                                                         2,503           2,733
--------------------------------------------------------------------------------------------------------------------
  Amortization of intangible assets                                                         2,059           2,331
--------------------------------------------------------------------------------------------------------------------
  Impairment of long-lived assets                                                           -               3,269
--------------------------------------------------------------------------------------------------------------------
  Other                                                                                     19,568         20,148
====================================================================================================================
    TOTAL OPERATING EXPENSES                                                             $  83,997      $  87,440
====================================================================================================================
    INCOME BEFORE INCOME TAXES                                                           $  35,901      $  23,287
--------------------------------------------------------------------------------------------------------------------
  Income taxes                                                                               9,518          5,016
====================================================================================================================
    Net Income                                                                           $  26,383      $  18,271
====================================================================================================================
    Earnings Per Common Share                                                            $    1.86      $    1.30
--------------------------------------------------------------------------------------------------------------------
    Dividends Per Common Share                                                                0.64           0.58
--------------------------------------------------------------------------------------------------------------------
    Average Common Shares Outstanding                                                       14,214         14,083
--------------------------------------------------------------------------------------------------------------------

AMCORE FINANCIAL, INC. AND SUBSIDIARIES       CONDENSED CONSOLIDATED STATEMENTS
                                                        OF STOCKHOLDERS' EQUITY
                                                                 (in thousands)


                                                                     YEARS ENDED DECEMBER 31,
                                                                         1996      1995
---------------------------------------------------------------------------------------------
Balance at beginning of year                                           $209,862  $186,159
---------------------------------------------------------------------------------------------
Net income                                                               26,383    18,271
---------------------------------------------------------------------------------------------
Net common stock transactions                                               844     1,234
---------------------------------------------------------------------------------------------
Non-Employee Directors compensation expense                                 467       280
---------------------------------------------------------------------------------------------
Cash dividends                                                           (9,096)   (8,199)
---------------------------------------------------------------------------------------------
Net change in unrealized gain (loss) on securities available for sale    (7,823)   12,117
=============================================================================================
  BALANCE AT END OF YEAR                                               $220,637  $209,862
=============================================================================================

                                   CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS
                                                                  (IN THOUSANDS)

YEARS ENDED DECEMBER 31,                                     1996                             1995
-----------------------------------------------------------------------------------------------------------
                                                                     % OF                             % OF
ASSETS:                                              AMOUNT         TOTAL             AMOUNT         TOTAL
-----------------------------------------------------------------------------------------------------------
 Taxable securities                              $  848,326          31.6%        $  583,372          26.0%
-----------------------------------------------------------------------------------------------------------
 Tax-exempt securities                              260,833           9.7            228,802          10.2
-----------------------------------------------------------------------------------------------------------
 Other earning assets                                16,012           0.6              8,656           0.4
-----------------------------------------------------------------------------------------------------------
 Mortgage loans held for sale                         9,388           0.4             11,267           0.5
-----------------------------------------------------------------------------------------------------------
 Loans and leases, net of unearned income         1,369,030          51.0          1,228,175          54.7
===========================================================================================================
   TOTAL EARNING ASSETS                           2,503,589          93.3          2,060,272          91.8
-----------------------------------------------------------------------------------------------------------
 Intangible assets, net                              13,281           0.5             16,295           0.7
-----------------------------------------------------------------------------------------------------------
 Other non-earning assets                           165,721           6.2            169,328           7.5
===========================================================================================================
     TOTAL ASSETS                                $2,682,591         100.0%        $2,245,895         100.0%
===========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
-----------------------------------------------------------------------------------------------------------
 Interest bearing deposits                       $1,589,679          59.3%        $1,522,344          67.8%
-----------------------------------------------------------------------------------------------------------
 Non-interest bearing deposits                      239,241           8.9            242,083          10.8
===========================================================================================================
     TOTAL DEPOSITS                               1,828,920          68.2          1,764,427          78.6
-----------------------------------------------------------------------------------------------------------
 Short-term borrowings                              465,489          17.4            232,997          10.4
-----------------------------------------------------------------------------------------------------------
 Long-term borrowings                               150,099           5.6             29,458           1.3
-----------------------------------------------------------------------------------------------------------
 Other liabilities                                   30,466           1.1             24,467           1.0
===========================================================================================================
     TOTAL LIABILITIES                           $2,474,974          92.3         $2,051,349          91.3
-----------------------------------------------------------------------------------------------------------
 Stockholders' Equity                               207,617           7.7            194,546           8.7
===========================================================================================================
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $2,682,591         100.0%        $2,245,895         100.0%
===========================================================================================================

     The financial review focuses on key financial trends and results of operations for years ended December 31, 1996 and 1995. A comprehensive presentation of the financial statements and management's discussion and analysis of financial condition and results of operations can be found in the 1996 Annual Report on Form 10-K filed with the Securities Exchange Commission. All shareholders have been provided the 1997 Notice of Annual Meeting, 1996 Proxy and 1996 Annual Report on Form 10-K along with this Summary Annual Report.

EARNINGS SUMMARY

     For the year ended December 31, 1996, AMCORE Financial, Inc. reported record net income of $26.4 million compared to $18.3 million for the year ended December 31, 1995, an increase of $8.1 million. Earnings per share for 1996 were $1.86 compared to $1.30 for 1995. The net income for 1995 included $3.5 million of after tax charges for the impairment of long lived assets and merger related costs. Excluding these 1995 charges, the increase in 1996 net income would have been $4.6 million or 21.4%.

     This record performance resulted in a return on average equity for 1996 of 12.71% versus 9.39% in 1995. AMCORE's return on average assets for 1996 was
 .98% compared to .81% in 1995.

     The following table indicates the impact on earnings per share by major components of the income statement:


CHANGES IN EARNINGS PER SHARE
---------------------------------------------------------------------------------------
                                                                          1996 vs. 1995
---------------------------------------------------------------------------------------
Prior period net income                                                       $1.30
---------------------------------------------------------------------------------------
Changes due to:
---------------------------------------------------------------------------------------
   Net interest income                                                         0.45
---------------------------------------------------------------------------------------
   Provision for loan and lease losses                                        (0.17)
=======================================================================================
       NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES           0.28
=======================================================================================
   Trust and asset management income                                           0.12
---------------------------------------------------------------------------------------
   Service charges on deposits                                                (0.02)
---------------------------------------------------------------------------------------
   Mortgage revenues                                                           0.01
---------------------------------------------------------------------------------------
   Insurance revenues                                                          0.07
---------------------------------------------------------------------------------------
   Collection fee income                                                       0.02
---------------------------------------------------------------------------------------
   Other                                                                       0.13
=======================================================================================
       TOTAL NON-INTEREST INCOME, EXCLUDING NET SECURITY GAINS                 0.33
=======================================================================================
   Net realized security gains                                                (0.03)
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
   Personnel expense                                                          (0.06)
---------------------------------------------------------------------------------------
   Net occupancy expense                                                      (0.01)
---------------------------------------------------------------------------------------
   Equipment expense                                                           0.05
---------------------------------------------------------------------------------------
   Professional fees                                                           0.01
---------------------------------------------------------------------------------------
   Amortization of intangible assets                                           0.03
---------------------------------------------------------------------------------------
   Impairment of long-lived assets                                             0.23
---------------------------------------------------------------------------------------
   Other                                                                       0.04
=======================================================================================
       TOTAL OPERATING EXPENSES                                                0.29
=======================================================================================
   Income taxes                                                               (0.31)
=======================================================================================
       CURRENT PERIOD NET INCOME                                              $1.86
=======================================================================================

NET INTEREST INCOME

     Net interest income, AMCORE's primary source of revenue, is the difference between interest earned on earning assets and interest expense on interest bearing liabilities. The interest income on certain loans and investment securities is not subject to Federal income tax. For analytical purposes, net interest income is adjusted to a fully taxable equivalent basis. Net interest income on a fully taxable equivalent basis (FTE) increased $8.0 million, to $94.1 million, an increase of 9.3%, from the $86.1 million reported in 1995. The improvement in net interest income results primarily from a 21.5% increase in average earning assets which was partially offset by a narrowing of the interest rate spread.

     The growth in average earning assets can be attributed to a $140.9 million or 11.5% growth in average loans and an approximately $295.0 million increase in the investment leveraging program which began in 1994.

     The investment leveraging program, which is designed to better utilize equity capital, contributed approximately $6.2 million to net interest income, an increase of $4.0 million over 1995. The program is funded through the use of repurchase agreements and Federal Home Loan Bank borrowings. The proceeds of these borrowings are invested principally in mortgage-backed and agency securities.


              NET INTEREST
YEAR          INCOME -FTE
1996            $94.10
1995            $86.10
1994            $84.80
1993            $83.50
1992            $78.40

$94.1 in 1996 ($ IN MILLIONS)

     The interest rate spread is the difference between the average rate earned on earning assets less the average rate paid on interest bearing deposits and borrowings. AMCORE's interest rate spread declined 38 basis points to 3.17% in 1996. Additionally, the interest rate margin, net interest income divided by average earning assets, declined 42 basis points during 1996 to 3.75%. Both of these declines can be attributed to the increase in the investment leveraging program and a change in the mix of interest bearing deposits.

     The interest rate spread on the investment securities in the leveraging program was approximately 1.37%. The interest rate spread on all other earning assets was approximately 3.58%. As a result, the effect of this program accounts for 23 and 29 basis points of the decline in the net interest spread and net interest margin, respectively. The core interest rate margin, which excludes the effect of the investment leveraging program, was 4.27% in 1996, a decline of 13 basis points from the core interest margin in 1995 of 4.40%.

     The mix of average interest bearing deposits changed in 1996 as higher rate time deposits increased while lower rate saving deposits decreased. Time deposits, mainly wholesale certificate of deposits, increased $74.6 million on average and represent 62.9% of interest bearing deposits in 1996 compared to 60.7% in 1995. Savings deposits decreased $20.5 million on average and represent 9.2% of interest bearing deposits in 1996 compared to 11.0% in 1995.

PROVISION FOR LOAN LOSSES AND LEASE LOSSES

     The provision for loan and lease losses was $5.1 million for 1996, an increase of $2.4 million or 88.9% from the $2.7 million in 1995. The increase is primarily attributable to the growth in loans during 1996 as both non-performing loans and net charge-offs as a percent of total loans declined during 1996.

NON-INTEREST INCOME

     Total non-interest income is comprised primarily of fee based revenues from mortgage banking, trust and asset management, brokerage, insurance and collection agency services. Also included in this category are fees from bank services primarily relating to deposits and credit cards. Total non-interest income excluding net security gains increased $4.9 million or 15.3% to $36.6 million in 1996. The increase included a $1.4 million gain on the sale of merchant bankcard processing.

YEAR       NON-INTEREST INCOME
1996            $36.60
1995            $34.00
1994            $31.00
1993            $29.60
1992            $25.70

$36.6 in 1996  ($ IN MILLIONS)

     Trust and asset management income, the largest source of the fee based revenues, totaled $13.6 million, an increase of $1.7 million or 14.6%. This increase is attributable to favorable market performance of trust accounts,
growth in our proprietary Vintage Mutual Funds and new trust accounts.   As of
December 31, 1996, the AMCORE family of Vintage Mutual Funds totaled $642 million and trust assets under administration totaled $2.3 billion.

     Service charges on deposits were $6.8 million, a $231,000 or 3.3% decrease from 1995. This decrease is attributable to commercial customers increasing balances to pay for services. Mortgage revenues remained relatively flat as an increase in mortgage servicing income was offset by a slight decline in mortgages originated.

The $1.0 million increase in insurance revenue was the result of a combination of a 47% increase in sales of credit life insurance and a change to record insurance revenue on a gross basis prior to deductions for related expenses. Collection agency commissions increased $314,000 or 17.1% as a result of increased volume. Other non-interest income increased due to the previously mentioned gain on the sale of merchant bankcard processing.

OPERATING EXPENSES

     Total operating expenses declined $3.4 million to $84.0 million due to the $5.6 million in impairment and merger related charges recorded in 1995. Excluding these charges, operating expenses would have increased $2.1 million or 2.6%. The efficiency ratio which measures the level of operating expense to total tax equivalent net revenues was 63.4% for 1996, an improvement of 4.8% from 1995 after adjusting for the previously mentioned charges.

YEAR        EFFICIENCY RATIO
1996            63.40%
1995            68.20%
1994            68.00%
1993            67.20%
1992            64.50%

63.4% IN 1996

     Personnel expense, which includes compensation expense and employee benefits, are the largest component of operating expenses. Personnel expense increased $1.4 million to $47.1 million in 1996, an increase of 3.1%. Excluding the merger related costs in 1995, the increase would have been $2.2 million or 4.9%. The higher costs in 1996 were primarily caused by increased levels of performance driven expenses, including incentive pay and profit sharing, as well as higher medical insurance costs.

     Net occupancy and equipment expenses were $12.8 million for 1996, a decrease of $497,000 from 1995. If the $1.2 million of merger related charges in 1995 are excluded, net occupancy and equipment related expenses would have increased $664,000 or 5.5%. This increase is attributable to the full year effect of the teller automation product delivery system and the opening of in-store branches during 1995 and 1996.

     Professional fees declined $230,000 or 8.4% primarily due to merger related expenses in 1995.

     Amortization of intangible assets decreased $272,000 or 11.7% due to a reduction of core deposit intangibles and the ongoing impact of the $1.7 million impairment charge related to intangible assets in 1995.

INCOME TAXES

     Income taxes were $9.5 million in 1996 compared to $5.0 million in 1995, an increase of $4.5 million or 89.8%. The effective tax rate increased from 21.5% in 1995 to 26.5% in 1996. Both the actual dollar increase and the increase in effective tax rate are due to the higher level of income before income taxes and the proportion of tax-exempt income thereto.

BALANCE SHEET SUMMARY

     Total assets at the end of 1996 were $2.81 billion, an increase of $396.0 million or 16.4% over 1995. Average total assets increased $436.7 million or 19.4% to $2.68 billion. The primary contributors to asset growth during 1996 were increased loan demand and the growth of the investment leveraging program. Total loans, net of unearned income, were $1.46 billion at year-end 1996, an increase of $170.3 million or 13.2% over 1995. Average loans increased $140.9 million during 1996, or 11.5%, mostly due to growth in consumer and commercial real estate. Total securities were $1.15 billion at the end of 1996, a $240.1 million or 26.4% increase over 1995, and average securities totaled $1.11 billion, a $297.0 million or 36.6% increase. This growth was primarily in government agency and mortgage-backed securities as a result of the investment leveraging program.

YEAR         AVERAGE LOANS
1996            $1,369
1995            $1,228
1994            $1,088
1993            $1,001
1992            $  927

$1,369 IN 1996  ($ IN MILLIONS)

Core deposits, which include demand deposits, consumer time deposits, and savings deposits, are considered by management to be the primary and most stable source of funding. Total core deposits were $1.49 billion at the end of 1996, a $16.1 million or 1.1%
increase over the prior year-end. These core deposits are supplemented by large certificates of deposit, brokered deposits, time deposits from governmental entities, repurchase agreements and Federal Home Loan Bank borrowings.

     Brokered deposits which now total $120.5 million, increased approximately $80.0 million to partially fund the growth in loans. Federal Home Loan Bank borrowings were increased $62.5 million to $179.1 million to fund the remaining loan growth and a portion of the investment leveraging program. Repurchase agreements were increased $197.6 million to $440.7 million to fund the remaining growth in the investment leveraging program.

ASSET QUALITY

     Total non-performing assets decreased $4.6 million or 30.6% to end the year at $10.4 million. Total non-performing assets represent only 0.37% of total assets at December 31, 1996 compared to 0.62% in 1995. The decline in non-performing assets was the result of a $1.5 million or 71.9% decline in other real estate owned to $595,000 and a $3.1 million or 23.9% decrease in non-performing loans to $9.8 million.

     The allowance for loan and lease losses increased $1.9 million or 14.8% to $15.0 million. This increase is attributable to the growth in loans as both net charge-offs and non-performing assets decreased as a percent of total loans during 1996. As of December 31, 1996, the allowance for loan and lease losses represents 1.03% of total loans and 152.4% of non-performing assets.

CAPITAL

     Total stockholders' equity at December 31, 1996 was $220.6 million, an increase of $10.8 million or 5.1%. Stockholders' equity includes an adjustment to fair market value for securities classified as available for sale. The fair market value of these securities declined $7.8 million during 1996. Without the impact of this decline, stockholders' equity increased $18.6 million or 9.1%.
     AMCORE paid $9.1 million of cash dividends which represents $.64 per share or a dividend payout ratio of 34.5%. This compares to $.58 per share paid in 1995 which represented a payout ratio of 37.4% after excluding the impairment and merger related charges. The book value per share increased $.66 per share to $15.47 at December 31, 1996.

     AMCORE is considered a well capitalized institution based on regulatory guidelines. AMCORE's leverage ratio of 7.51% at December 31, 1996 exceeds the regulatory guideline of 5% for well capitalized institutions. AMCORE's ratio of tier 1 capital at 12.35% and total risk based capital at 13.23% significantly exceed the regulatory minimums as the table below indicates.


(Dollar in thousands)                          DECEMBER 31, 1996
                                           AMOUNT              RATIO
---------------------------------------------------------------------
Tier 1 Capital                            210,384             12.35%
---------------------------------------------------------------------
Tier 1 Capital Minimum                     68,152              4.00%
---------------------------------------------------------------------
AMOUNT IN EXCESS OF REGULATORY MINIMUM   $142,232              8.35%
=====================================================================
                                           AMOUNT              RATIO
---------------------------------------------------------------------
Total Capital                             225,381             13.23%
---------------------------------------------------------------------
Total Capital Minimum                     136,305              8.00%
---------------------------------------------------------------------
AMOUNT IN EXCESS OF REGULATORY MINIMUM   $ 89,076              5.23%
=====================================================================

NOTICE OF ANNUAL MEETING AND STOCKHOLDER INFORMATION

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
AMCORE Financial, Inc.
Rockford, Illinois

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1996, 1995, and 1994 (not presented herein); and in our report dated January 20, 1997, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the consolidated balance sheets, consolidated statements of income and the condensed consolidated statements of stockholders' equity appearing on pages 21 to 23 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.

McGladrey & Pullen, LLP
Rockford, Illinois
January 20, 1997

ANNUAL MEETING
The annual meeting of the stockholders will be held at 5:30 p.m. on Tuesday, May 6, 1997 at Michaels at Perryville, located at 601 North Perryville Road, Rockford, Illinois.

STOCK LISTING AND STOCK PRICE

Common stock of AMCORE Financial, Inc. is traded on the National Market System of NASDAQ under the symbol "AMFI." The principal market makers as of December 31, 1996 were:

     Robert W. Baird & Co., Inc.
     The Chicago Corporation
     Everen Securities
     Herzog, Heine, Geduld, Inc.
     Howe Barnes Investments, Inc.
     Principal Financial Securities, Inc.

The stock of AMCORE has been traded on NASDAQ since May 29, 1986. Prior to that time, AMCORE was traded in the over-the-counter market.

FORM 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K will be furnished free of charge upon written request to John R. Hecht, Senior Vice President and Chief Executive Officer, AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois 61104, (815) 961-7003.

The number of stockholders of record as of February 28, 1997 was approximately 5,200. Dividends are declared and paid quarterly, the amount of which is dependent on a number of factors. Earnings, regulatory constraints, restrictive covenants with lenders, equity requirements of subsidiaries as well as the debt service requirements of AMCORE will determine, in large part, the amounts AMCORE will pay as dividends. (See the Form 10-K Annual Report for more information.)

Safeguard your AMCORE Financial, Inc. stock. If lost, the cost to the shareholder for replacement is approximately 2 percent of the current market value of the shares.

The stock transfer agent for AMCORE Financial, Inc. is:
     Firstar Trust Company
     615 E. Michigan Street
     4th Floor
     Milwaukee, Wisconsin  53202
     1-800-637-7549

AMCORE LOCATIONS

AMCORE BANK N.A., ROCKFORD

Seventh Street Corporate Office
501 Seventh Street
Rockford, Illinois  61104

Alpine Village Office and Drive-Up
2510 S. Alpine Road
Rockford, Illinois  61108

Belvidere Pacemaker Office and Drive-Up
401 Southtowne Drive
Belvidere, Illinois  61008

Brynwood Office and Drive-Up
2705 N. Mulford Road
Rockford, Illinois  61114

Brynwood Hilander Office
2601 N. Mulford Road
Rockford, Illinois  61114

Carpentersville Office and Drive-Up
94 Kennedy Memorial Drive
Carpentersville, Illinois  60110

Colonial Village Office and Drive-Up
1480 S. Alpine Road
Rockford, Illinois  61108

East State Drive-Up
1201 E. State Street
Rockford, Illinois  61108

Elgin Office and Drive-Up
1950 Big Timber Road
Elgin, Illinois  60123

Freeport Cub Foods Office
1512 S. West Avenue
Freeport, Illinois  61032

North Alpine Cub Foods Office
6550 N. Alpine Road
Loves Park, Illinois  61111

North Main Hilander Office
3710 N. Main Street
Rockford, Illinois  61103

Rochelle Eagle Office
320 Eagle Drive
Rochelle, Illinois  61068

Rochelle Office and Drive-Up
1010 Highway 251 South
Rochelle, Illinois  61068

Roscoe Hilander Office and Drive-Up
4844 Hononegah Road
Roscoe, Illinois  61073

Rural Hilander Office
1715 Rural Street
Rockford, Illinois  61107

Sixth Street Drive-Up
920 Fourth Avenue
Rockford, Illinois  61104

South Beloit Office and Drive-Up
640 Blackhawk Boulevard
South Beloit, Illinois  61080

South Main Office and Drive-Up
228 S. Main Street
Rockford, Illinois  61101

AMCORE BANK, ALEDO

Aledo Office and Drive-Up
201 W. Main Street
Aledo, Illinois  61231

AMCORE BANK N.A.,
NORTH CENTRAL

Ashton Office and Drive-Up
803 Main Street
Ashton, Illinois  61006

Gridley Office and Drive-Up
325 Center Street
Gridley, Illinois  61744

Mendota Office and Drive-Up
801 Washington Street
Mendota, Illinois  61342

Mendota Data Center and Drive-Up
609 Eighth Avenue
Mendota, Illinois  61342

Peru Office
1810 Fourth Street
Peru, Illinois  61354

Peru Drive-Up
2022 Fourth Street
Peru, Illinois  61354

Peru EconoFoods Office
1351 38th Street
Peru, Illinois  61354

Princeton Office and Drive-Up
815 S. Main Street
Princeton, Illinois  61356

Princeton North Office and Drive-Up
1407 N. Main Street
Princeton, Illinois  61356

Sheffield Office
113 S. Main Street
Sheffield, Illinois  61361

Wyanet Office and Drive-Up
135 E. Main Street
Wyanet, Illinois  61379

AMCORE BANK N.A., NORTHWEST

Crystal Lake Office and Drive-Up
5100 Northwest Highway
Crystal Lake, Illinois  60014

Northwood Drive-Up
2100 N. Seminary Avenue
Woodstock, Illinois  60098

Woodstock Office and Drive-Up
225 W. Jackson
Woodstock, Illinois  60098

AMCORE BANK N.A.,
ROCK RIVER VALLEY

Dixon Office and Drive-Up
101 W. First Street
Dixon, Illinois  61021

Hennepin and Boyd Drive-Up
123 W. Boyd Street
Dixon, Illinois  61021

Independence Court Office and Drive-Up
1400 N. Galena
Dixon, Illinois  61021


Sterling Office and Drive-Up
302 First Avenue
Sterling, Illinois  61081

Rock Falls Office and Auto Bank
941 First Avenue
Rock Falls, Illinois  61071

Mt. Morris Office and Drive-Up
2 W. Main Street
Mt. Morris, Illinois  61054

Leaf River Office
104 W. Second Street
Leaf River, Illinois  61047

AMCORE DIVERSIFIED
FINANCIAL SERVICES GROUP

AMCORE Capital Management, Inc.
501 Seventh Street
P.O. Box 1537
Rockford, Illinois  61110-0037
(815) 961-7779

AMCORE Consumer Finance Company, Inc.
262 N. Phelps Avenue
Rockford, Illinois  61108
(815) 961-4941

AMCORE Financial Life Insurance Company
AMCORE Financial Plaza
501 Seventh Street
P.O. Box 1537
Rockford, Illinois  61110-0037
(815) 968-2241

AMCORE Insurance Group, Inc.
640 Blackhawk Boulevard
South Beloit, Illinois  61080
(815) 389-3451

AMCORE Investment Group, N.A.
AMCORE Financial Plaza
501 Seventh Street
P.O. Box 1537
Rockford, Illinois  61110-0037
(815) 961-7119

AMCORE Investment Services, Inc.
AMCORE Financial Plaza
501 Seventh Street
P.O. Box 1537
Rockford, Illinois  61110-0037
(815) 961-7049

AMCORE Mortgage, Inc.
1021 N. Mulford Road
P.O. Box 1687
Rockford, Illinois  61110-0187
(815) 961-7200

Rockford Mercantile Agency, Inc.
2502 S. Alpine Road
Rockford, Illinois  61108
(815) 229-3328

DIRECTORS OF AMCORE FINANCIAL AND AMCORE CORPORATE EXECUTIVE STAFF

DIRECTORS OF AMCORE FINANCIAL, INC.

Milton R. Brown
Chairman of the Board, President
& Chief Executive Officer
Suntec Industries Incorporated

Carl J. Dargene
Chairman
AMCORE Financial, Inc.

Richard C. Dell
Group President
Newell Co.

Robert A. Doyle
President
Yenom Development Company

Theresa Paulette Gilbert
Assistant Professor
Rock Valley College

Lawrence E. Gloyd
Chairman & Chief Executive Officer
CLARCOR

Robert A. Henry, M.D.
President
The Visioneering Group

Robert J. Meuleman
President & Chief Executive Officer
AMCORE Financial, Inc.

Ted Ross
President
TRoss, Inc.

Robert J. Smuland
Retired
Sundstrand Corporation

Jack D. Ward, Esq.
Reno, Zahm, Folgate, Lindberg & Powell, Attorneys

Gary L. Watson
President/Newspaper Division
Gannett Co., Inc.

DIRECTORS EMERITI OF AMCORE FINANCIAL, INC.

David A. Carlson
Retired Chairman
Carlson Roofing Company


Thomas L. Clinton, Sr.
Chairman
Clinton Electronics Corporation

C. Roger Greene
Retired Chairman
Rockford Clutch Division
Borg-Warner Corporation

Roger Reno, Esq.
Chairman Emeritus
AMCORE Financial, Inc.

CORPORATE EXECUTIVE STAFF

R. David Bitting
Chairman of the Board
President & Chief Executive Officer
AMCORE Bank, Aledo

Richard L. Brown
President & Chief Operating Officer
Rockford Mercantile Agency, Inc.

Carl J. Dargene
Chairman
AMCORE Financial, Inc.

Kenneth E. Edge
Group Vice President, Banking
AMCORE Financial, Inc.

Jay H. Evans
President & Chief Investment Officer
AMCORE Capital Management, Inc.

Charles E. Gagnier
Executive Vice President,
Bank Mergers & Acquisitions
AMCORE Financial, Inc.
Chairman
AMCORE Bank N.A., Rockford

John R. Hecht
Senior Vice President & Chief Financial Officer
AMCORE Financial, Inc.

Dwight G. Heckert
Chairman of the Board
President & Chief Executive Officer
AMCORE Bank N.A., North Central


William T. Hippensteel
Senior Vice President & Manager
Corporate Marketing
AMCORE Financial, Inc.

Alan W. Kennebeck
Group Vice President,
Diversified Financial Services Group
AMCORE Financial, Inc.
President & Chief Executive Officer
AMCORE Investment Group, N.A.

Jerry A. Lecklider
President & Chief Executive Officer
AMCORE Bank N.A., Rock River Valley

Gerald W. Lister
Group Vice President,
Diversified Financial Services Group
AMCORE Financial, Inc.

Joseph B. McGougan
President & Chief Operating Officer
AMCORE Mortgage, Inc.

Robert J. Meuleman
President & Chief Executive Officer
AMCORE Financial, Inc.

Donald L. Miller
President
AMCORE Consumer Finance Company, Inc.

James S. Waddell
Executive Vice President &
Chief Administrative Officer
Corporate Secretary
AMCORE Financial, Inc.

James F. Warsaw
President & Chief Executive Officer
AMCORE Bank N.A., Rockford

Jack A. Wolfe
President
AMCORE Insurance Group, Inc.

Charie A. Zanck
President & Chief Executive Officer
AMCORE Bank N.A., Northwest

                                   [STARS]

                                    AMCORE
                               FINANCIAL, INC.

         501 Seventh Street, Rockford, Illinois  61104  815-968-2241

                            http://www.AMCORE.com