Form 10-K, Exhibit 13
period 1997-12-31
AMCORE FINANCIAL INC
filed 1998-03-26
CIK 714756

-

                          SUMMARY ANNUAL REPORT 1997








            The New Chemistry of Success By AMCORE Financial, Inc.

                              amcore financial

What is the secret to AMCORE Financial's success? Chemistry. The synergistic combination of elements into a whole that is greater than the sum of its parts. 1997 has been a "landmark" year in which AMCORE became a true multi-state institution. We are the tenth largest commercial bank in both Illinois and Wisconsin. And, with the acquisition of Iowa's largest independent asset manager, Investors Management Group, we are now among the top 15% of asset managers in the country.

        AMCORE Financial, Inc. is a northern Illinois-based bank holding company with assets of $3.7 billion. Its holdings include ten subsidiary banks operating in 57 locations. The company also has four primary financial services subsidiaries: AMCORE Investment Group, N.A., which provides a full range of trust, investment management, and brokerage services; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc.; and AMCORE Insurance Group, Inc. AMCORE common stock is listed on NASDAQ under the symbol "AMFI." Further information about AMCORE can be found on our website at: http://www.AMCORE.com.

                                     RKFD

                                      IL

                                      1

        Diluted earnings per share were $1.05 in 1997, which included $0.24 of merger and outsourcing related charges. The $1.29 per share from operations is a 9.3 percent increase from the $1.18 reported for 1996. Dividends per share totaled 45 cents, which represents an 18.4 percent annual growth rate for 1997 and the last five years.

        Book value per share ended 1997 at $10.68 and has increased 39.6 percent over the last five years. Average assets totaled $3.52 billion during 1997, an increase of 10.6 percent over 1996, and have grown at an annual rate of 10.2 percent over the last five years.

                                1997       1996       1995      1994      1993
Diluted Earnings Per Share      1.05       1.18       0.86      0.96      0.97

Diluted Earnings Per Share
$1.05 in 1997
The grey line in 1997 and 1995 represents the adjustment made for merger and other charges.

(in thousands, except per share data)             1997             1996      % Change
---------------------------------------------------------------------------------------
Operating Results:
---------------------------------------------------------------------------------------
  Net interest income                       $  112,547      $   106,134         6.04%
---------------------------------------------------------------------------------------
  Provision for loan and lease losses            7,045            5,428        29.79
---------------------------------------------------------------------------------------
  Non-interest income                           47,708           42,270        12.86
---------------------------------------------------------------------------------------
  Operating expense                            115,628           98,939        16.87
---------------------------------------------------------------------------------------
  Income taxes                                   8,918           12,161       -26.67
========================================================================================
  Net Income                                $   28,664      $    31,876       -10.08
========================================================================================
---------------------------------------------------------------------------------------
  Basic earnings per share                  $     1.07      $      1.20       -10.83%
---------------------------------------------------------------------------------------
  Diluted earnings per share                      1.05             1.18       -11.02
---------------------------------------------------------------------------------------
  Dividends per share                             0.45             0.38        18.42
---------------------------------------------------------------------------------------
  Average shares outstanding                    26,862           26,649         0.80
---------------------------------------------------------------------------------------
Performance Ratios:
---------------------------------------------------------------------------------------
  Return on average equity (1)                   10.66%           13.14%       -2.48%
---------------------------------------------------------------------------------------
  Return on average assets (1)                    0.81             1.00        -0.19
---------------------------------------------------------------------------------------
  Net interest margin                             3.64             3.81        -0.17
---------------------------------------------------------------------------------------
  Core interest margin                            4.14             4.25        -0.11
---------------------------------------------------------------------------------------
  Total capital ratio                            14.38            13.04         1.34
---------------------------------------------------------------------------------------
  Leverage ratio                                  8.31             7.44         0.87
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
Year End Balances:
---------------------------------------------------------------------------------------
  Total assets                              $3,667,690      $ 3,331,995        10.07%
---------------------------------------------------------------------------------------
  Loans and leases, net of unearned income   1,962,674        1,807,121         8.61
---------------------------------------------------------------------------------------
  Deposits                                   2,527,043        2,351,490         7.47
---------------------------------------------------------------------------------------
  Stockholder's equity                         287,476          257,420        11.68
---------------------------------------------------------------------------------------
Stock Price Information at Year End:
---------------------------------------------------------------------------------------
  Book value per share                          $10.68      $      9.64        10.79%
---------------------------------------------------------------------------------------
  Market value per share                         25.13            17.83        40.94
---------------------------------------------------------------------------------------



(1) The 1997 ratios excluding the impact of the $6.4 million, or $.24 per share, after-tax merger related and information systems charges: return on average equity 13.05%; return on average assets 1.00%

        F  I   N   A   N   C

   ***- A  M   C   O   R   E -***

        I  A   L,  I   N   C


                             DIVIDENDS PER SHARE
                                $0.45 in 1997

                                1997       1996       1995      1994      1993
Dividends Per Share            $0.45      $0.38      $0.33     $0.31     $0.23

                             BOOK VALUE PER SHARE
                                $10.68 in 1997

                                1997       1996       1995      1994      1993
Book Value Per Share           $10.68     $9.64      $9.10     $8.03     $7.65



                             TOTAL AVERAGE ASSETS
                               $3,520.2 in 1997
                                (in Millions)

                                1997          1996        1995         1994        1993
Total Average Assets         $3,520,229   $3,181,646   $2,715,520   $2,504,516   $2,387,674

                                   SUCCESS

                                      A

                                 acquisition

                                      I

                                 integration

                                      T

                                  technology

                                      D

                               diversification

          Robert J. Meuleman, President and Chief Executive Officer

                             Vision of the Future

FELLOW SHAREHOLDERS:

        I'm pleased to report your company had an excellent year in 1997. Our success directly contributed to the advancement of one of our major goals -- increasing shareholder value.

        We accomplished important objectives and we addressed difficult issues. Here are some highlights:


* WE ENTERED NEW MARKETS AND BECAME A THREE-STATE INSTITUTION.
* WE INCREASED OUR ASSET SIZE 30 PERCENT TO $3.7 BILLION AND NOW RANK AMONG
  THE TOP 100 BANK HOLDING COMPANIES IN THE COUNTRY.
* WE DIVESTED OURSELVES OF NON-CORE BUSINESSES, WHICH WILL HAVE AN IMPACT ON FUTURE EARNINGS.
* WE IMPROVED TECHNOLOGY TO ACCOMMODATE YEAR 2000 ISSUES, FUTURE GROWTH, AND COMPETITIVE CHALLENGES.
* WE REALIGNED OUR ORGANIZATION AND IMPROVED THE MANAGEMENT OF OUR SALES PROCESS TO REFLECT A STRONGER CUSTOMER FOCUS.

        All of these factors contribute to the increase in shareholder value and position AMCORE as a strong financial services company. Book value per share has increased 40 percent since 1993 and shareholders' equity has risen 42 percent to $287 million. We are a leader in our peer group in database marketing, human resources management, professional sales techniques and sophisticated profitability programs. However, a few key financial areas need improvement. As 1998 unfolds, we look forward to strengthening our financial performance and achieving above average earnings growth.

        We made great progress in 1997. Operating income for the year rose 10 percent to $35.1 million, excluding merger and outsourcing charges.

Basic earnings per share from operations increased 9 percent to $1.31. Adjusted return on equity for the year was 13.05 percent. We remain committed to reaching our important objective of 15 percent ROE in the near future.

        The financial results represent only one measure of our efforts. The real story of our success is in the strength of our strategies.

        We established a strong presence in key Midwest markets with the Wisconsin acquisitions of First National Bancorp, Inc., Monroe, in April and Country Bank Shares Corporation, Mt. Horeb, in July. Our Wisconsin banks have over $550 million in assets, 14 locations and contributed $6.4 million in net income in 1997.

        Plans for a third Wisconsin acquisition, Midwest Federal Financial Corp., Baraboo, with over $212 million in assets and nine offices, should be completed in early 1998. AMCORE is the tenth largest commercial bank in the state and will grow to $750 million in assets with 23 offices.

        These acquisitions are natural extensions of our markets and open up new sales opportunities. We are not just acquiring assets, but are acquiring new markets and good people. By maintaining local boards and management, we can respond quickly to the needs of the market. This philosophy has made us a buyer of choice for banks looking for the benefits of belonging to a super community bank.

        Our strategy of concentrating on our core businesses and determining which companies and products are most compatible with our long term goals resulted in two major sales. Our bill collection agency, Rockford Mercantile, was sold in December and the satellite dish receivable portfolio held by AMCORE Consumer Finance Company was sold in January 1998. While the write-down resulting from the latter sale decreased earnings by $3 million, after tax, the absence of this portfolio should have a positive impact on future earnings.

        Our asset management and trust business continues to be a strong operation and contributes nearly 40 percent of our total fee-based income. This core business will be enhanced with the addition of Investors Management Group, Iowa's largest independent asset management firm. IMG's fixed income expertise, institutional account business and mutual fund administration complements AMCORE's strong equity management and retail distribution system.

        As we look ahead to 1998, we will continue to blend the banks with the financial services companies. To improve the management of these core businesses, we named a chief operating officer to oversee our investment, insurance and banking operations. This better reflects our mission to become "One Company, One Culture, Serving the needs of our customers better than anyone else." By offering our customers all of our products and services at one stop, we hope to capture a greater share of their business.

        In order to develop deeper relationships with our customers, our employees are learning professional sales techniques, gaining an understanding of customer profitability, mastering Product Knowledge programs and using state-of-the-art technology to better serve the customer. The achievements we accomplished this year will produce many benefits and are the foundation for our future success.

        In closing, I would like to thank you, our shareholders, directors, customers and employees for your support.

At AMCORE, we are working on the superior execution of traditional skills as we achieve above average earnings growth. This chemistry of success will create a vision for the future as we expand and grow - serving the needs of our customers better than anyone else.

          Robert J. Meuleman
President and Chief Executive Officer
       AMCORE Financial, Inc.

                                                        Robert J. Meuleman
                                                         President and CEO

         Kenneth E. Edge                                James S. Waddell
Executive Vice President and COO                Executive Vice President and CAO




          John R. Hecht
Executive Vice President and CFO



                           office of the president
                               increase income

                                      +

                                 performance

                               reduce expenses

                         Improving Our Profitability

        In 1997, AMCORE Financial, Inc., increased shareholder value by working toward greater profitability, building the franchise and implementing core business strategies.

        The company realigned the organization and improved the sales process to reflect a stronger customer focus. The chief operating officer now oversees all affiliate companies. The goal is to optimize the distribution system for the sale of all products and services.

        As a result, greater efficiencies were achieved as core business revenues increased significantly. Net operating income in 1997 rose 10 percent to $35.1 million, excluding merger and outsourcing charges. The efficiency ratio fell to a record low of 57.2 percent in the fourth quarter of 1997 and was 60 percent for the year, a 3 percentage point drop from the previous year. The revenue growth was from increased lending activity due to improvements in the sales process and a robust Midwestern economy. Loans outstanding rose 9 percent to $2 billion in 1997. Most of the increase was in the commercial area, where new professional sales techniques were implemented. Consequently, commercial loans increased 14 percent or $138 million in 1997.

        Loan growth also was attributed to strong markets. Rockford, the northwest Chicago suburbs, south central Wisconsin and Aledo all had commercial loan growth above 12 percent. AMCORE experienced an 8.7 percent increase in agricultural loans from $126.5 million in 1996 to $137.6 million in 1997.


        Retail loans to consumers increased and mortgage originations were up 21 percent from the previous year to $193 million for 1997. This was the result of low interest rates in the fourth quarter, improved sales techniques and faster application processing.

        The mortgage loan approval process has been reduced to as little as five minutes. Increased refinancing volume is expected to continue in 1998 due to the low interest rate environment. Through technology, this can be handled without adding staff.

        The trust and asset management business also had an excellent year and contributed 38 percent of total fee-based income. In 1997, trust and asset management income increased 17 percent to $16.5 million. A strong sales effort resulting in new business and continued strength in investment markets contributed to the increase.

        The acquisition of Investors Management Group, Des Moines, Iowa, is expected to continue the growth in trust and asset management revenues. IMG excels in fixed income products and institutional account business. This complements AMCORE's strong equity management team and retail distribution system. Offering a wider selection of products to fit customers' investment needs is expected to create increased sales.

        In addition, the administration of the Vintage Mutual Funds will be brought in-house, leading to significant savings and revenue opportunities. The combined companies will have $3.7 billion in assets under management.

        While internal growth has been an important part of AMCORE's initiatives, its acquisition program also has strengthened the franchise. Acquisitions are not just to acquire assets, but to acquire new markets, distribution channels for existing products and good management. The acquisitions of First National Bancorp, Monroe, WI, and Country Bank Shares Corporation, Mt. Horeb, WI, have contributed $6.4 million to net income in 1997. Further savings and revenue opportunities are expected in 1998 as the banks become fully integrated into AMCORE's systems.

        Early in 1998, the company will complete the acquisition of Midwest Federal Financial, Baraboo. AMCORE's total bank assets then will approach $4 billion and in Wisconsin, the company will have over $750 million in assets and 23 locations.

        During 1997, core business strategies were reviewed. The bill collection agency, Rockford Mercantile Agency, Inc., was sold at year-end at a small loss. This was a business that had good name recognition, but was not performing to expectations and was not a good strategic fit.

        The Consumer Finance Company's satellite dish receivables were transferred to held-for-sale and a $5 million pre-tax fair value charge against earnings ($3 million net) was booked in the fourth quarter of 1997. The $15 million portfolio had represented a disproportionate share of charge-offs and loan loss provisions. This portfolio was sold in January 1998.

        Although the company did not reach its 15 percent return on equity goal in the fourth quarter, it is an important interim objective in 1998. Losses from the satellite dish receivables portfolio, merger related charges and outsourcing charges all impacted earnings in 1997. As a result, net income dropped 10 percent to $28.7 million from $31.9 million in the previous year. Return on equity for the year was 13.05 percent after merger and data processing charges.

        Management's decision to address these issues should result in improved earnings in the future. Income from core business operations was strong and was overshadowed by these issues. For instance, although the decision to outsource core bank data processing resulted in a $2.6 million after-tax charge in 1997, the company expects lower total data processing costs over the next five years. AMCORE also gains year 2000 compliant systems, use of current software releases and a standardized platform to support the sales culture and help better integrate acquisitions.

        Strategically, 1997 was an important year. The new management structure, focus on customers, technology improvements and strong presence in key Midwest markets are expected to drive future performance and increase shareholder value.

Improved profitability and greater visibility for our company were two priorities in 1997. Although it is difficult to directly correlate these activities with the stock performance, AMCORE Financial's stock price in 1997 rose a dramatic 41%.

                             CLOSING STOCK PRICE
                                $25.13 in 1997

                                1997       1996       1995      1994      1993
Closing Stock Per Share        25.13       17.83     13.50     12.50     12.92

                                      E

                                     east

                                      S

                                    south

                                      N

                                    north

                                      W

                                     west

                                    growth

                           Broadening Our Horizons

        AMCORE expanded to a multi-state franchise with a strong presence in key Midwest markets, which include Illinois, Wisconsin and Iowa.

        The company's growth strategy is to grow internally by building strong customer relationships and to grow externally through acquisitions.

        Plans are to reach $6 billion in bank assets by the year 2000, and to increase assets under management. The company has made significant progress toward these growth goals.

        Bank assets increased 30 percent to $3.7 billion and will approach $4 billion in early 1998 with the acquisition of Midwest Federal Financial, Inc., Baraboo, WI.

        Assets under management will nearly equal bank assets at $3.8 billion with the addition of Investors Management Group, Des Moines, Iowa.

        AMCORE Mortgage, Inc., had a banner year in 1997. Mortgage originations were $193 million, an increase of 21 percent from the previous year.

        Growth, internal and external, is a reflection of a vibrant Midwest economy and improved sales skills. Jobless rates for many of AMCORE's markets are below the national average of 5 percent.

        The Midwest economic resurgence is due to an influx of population and strong growth in manufacturing, agriculture and service companies. Rural areas are experiencing an increase in manufacturing and in agriculture production. Metropolitan areas, which have been strong as manufacturing centers, are also becoming service centers.

        AMCORE is uniquely situated to enjoy all the benefits of the Midwest's healthy economy because its markets include both metropolitan and rural communities. Here is an overview of AMCORE's markets.

ILLINOIS

        Rockford is Illinois' second largest city and the home of AMCORE's headquarters. The market area has a population of 354,732, which is expected to increase by 4 percent during the next five years to 370,191. Average household income is $47,113. Unemployment is currently 4.7 percent.

        Manufacturing is still the dominant industry employing over 35 percent of the work force. However, the service sector accounts for much of the job growth and now employs 25.3 percent of the work force, up from 21.9 percent in 1990. A recent industry study ranked Rockford fourth in Illinois, Wisconsin and Michigan in the number of high-tech jobs in emerging firms with under 1,000 employees.

        The Rockford retail sector employs over 15 percent of the work force. The influx of large chain stores has established Rockford as an important retail source for the surrounding communities.

        Rockford also is quickly becoming a Midwest distribution hub because of its exceptional highway, air and rail access. Some of the companies that established operations in the area include the UPS Midwest Air Sorting Hub, the second-largest in the country, and a distribution center for Landstar Inway, a national trucking firm.

        Rockford also made the list of "20 Best Cities for Small Businesses" in the fourth annual ranking by Dun and Bradstreet and Entrepreneur magazine. The UPS hub and access to financial assistance were cited as reasons for the high ranking. The small business market is an important one for AMCORE and the bank recently was awarded the designation of certified lender from the Small Business Administration. This designation allows AMCORE to process SBA loans significantly faster.

        The Northwest Chicago suburbs are a strong growth market for AMCORE. The company has offices in Carpentersville, Elgin, McHenry, Woodstock and Crystal Lake. McHenry County is one of the fastest growing counties in Illinois with a population of 236,171, which is expected to increase 15 percent in the next five years. The average household income is $62,254. The county added 2.8 million square feet of new commercial and industrial businesses, which created 1,500 new jobs.

        AMCORE's North Central and Rock River Valley banks are positioned to take advantage of continued growth along the interstate corridors of 88, 39 and
80. The combined assets of these banks approach $1 billion or almost 30 percent of the company's overall assets. Along with manufacturing and service industries, agri-business is strong in this area which claims some of the most fertile farmland in the country. As a result, AMCORE is now the third largest ag lender in Illinois and 57th in the nation.

WISCONSIN

        AMCORE will have over $750 million in assets and 23 locations in Wisconsin when the acquisition of Midwest Federal Financial, Corp., is completed early in 1998. AMCORE's Wisconsin market will then encompass eight counties with a total population of over 800,000. The largest city in the market is Madison in Dane County. The county has a population of 398,136 which is expected to grow 4 percent over the next five years to 415,437. The area's unemployment rate is one of the nation's lowest at 1.8 percent. Madison is Wisconsin's state capital and is also home to the University of Wisconsin. Consequently, the area's major employers are government/education, which employs

27 percent of the work force. The service sector employs 24 percent of the work force and manufacturing employs 11 percent. Dane County is ranked third in the state for dairy production. Other AMCORE markets with a strong agri-business sector are Clinton, Mt. Horeb, Montello and Argyle.

        The Monroe market in Green County has a population of 33,042, which is expected to increase 5 percent over the next five years. The average household income is $42,140.

        AMCORE's acquisition of Midwest Federal expands the market north from Dane County into Sauk, Columbia and Green Lake Counties. The employment base includes food processing, plastics, agriculture and tourism. The population is over 100,000 with a projected 10 year growth rate of 12 percent. A significant portion of the population commutes to Madison and was attracted to the area by housing costs, land availability and property tax savings.

IOWA

        With the acquisition of Investors Management Group, Des Moines, AMCORE now has a presence in Iowa. The Des Moines market has a population of 431,273, which is expected to grow 6 percent in five years. The average household income is $53,871. Des Moines is the state capital and home to many service companies, which employ 27 percent of the work force. Other employment sectors and the percentage of the work force they employ include government, 17 percent; finance, insurance, real estate, 12 percent; and manufacturing, 8 percent.

        The outlook for the Midwest economy remains strong. Diversifying its industrial base and growing its service industries should continue to produce low unemployment and strong wages in the region.

With our foray into interstate banking, we are broadening AMCORE's horizons beyond the Illinois border. Our target communities fall within a 250 mile radius of Rockford. Our markets are a unique mix of metropolitan and rural communities, such as Madison, Wisconsin and Aledo, Illinois.


                                     MDSN

                                      WI

                                      19

                                    ALEDO

                                      IL

                                      7

                                   Customer

                          Meeting The Needs Of Many

        AMCORE took a pivotal step this year. The emphasis now is on determining customers' financial goals and selling them the products they need.

        The organizational structure was changed and all affiliate companies are now under the direction of one chief operating officer. This restructuring maximizes the use of all customer contact points for the sale of all products and services. The goal is to build customer relationships that grow and become more valuable with time.

        The switch from a product emphasis to a customer focus reinforces AMCORE's mission statement: One Company, One Culture, Serving the financial needs of our customers better than anyone else. Customers now have access to products and services at any time and any place, whenever they need them.

        Along with the reorganization, professional sales techniques and sophisticated profitability programs were implemented. In 1997, all of the commercial sales staff and managers completed sales management training. In 1998, the retail sales staff and their managers will complete the program.

        Through a team approach to selling, customers have one-stop shopping convenience and can choose from a variety of products and services through one customer contact point. The objective is to increase all financial service assets by building multiple product sales around listening to and fulfilling customers' needs.

        While targeting customers' needs more accurately is one way to improve earnings, the company also is determining which products and customer buying habits lead to greater profitability. Servicing and retaining existing customers leads to stronger revenues. Customer profitability programs identify customers by tiers from most profitable to least profitable.

        The strategy for developing best customers is to capture a greater share of their business through stronger one-on-one relationships. Customer relationships become more profitable when sales staff determine which products will best meet the customers' financial needs and lead to a profitable sale. More efficient use of electronic delivery channels also is contributing to profitability.

        The main objective throughout the coming year is to continue to blend the banks and the financial services companies together. This is essential to maintain customer loyalty and increase profitability. There is a company-wide commitment to quality service. All employees, from back room proof operators to the president and chief executive officer, understand the commitment required to rank among high performance companies. After all, an organization is only as strong as its people.

        Consequently, there is a renewed emphasis on training and development to prepare employees for the challenges ahead. A new performance management system facilitates goal setting and rewards achievements that are in-line with corporate objectives so employees can better manage their careers and achieve maximum performance and job satisfaction.

        Product Knowledge training continues to be a success. Over 365 employees completed the program in 1997 and over the past three years, 510 employees have been Product Knowledge certified.

        AMCORE strives to maintain and develop a distinct and diverse product line. A strong asset management business differentiates AMCORE as a leading financial services company. Vintage Mutual Funds had phenomenal growth in 1997. Assets in the funds increased over 35 percent to $871 million. The Vintage Equity Fund sustained a five-star rating from Morningstar for four consecutive quarters. Assets in the equity fund increased nearly 55 percent to $390 million.

        The acquisition of Investors Management Group, Des Moines, IA, will further strengthen this core business and complement AMCORE's strong equity management team and retail distribution system. IMG's expertise in fixed-income products and institutional account business will create new cross-sell opportunities. Future savings will be realized when mutual fund families from both organizations are combined and fund administration is brought in-house.

        In 1997, customers indicated a need for an alternative investment product that reflected market rates. AMCORE launched a new product called AMDEX, a high balance money market account tied to the 13 week U.S. Treasury Bill, adjusted monthly. This product raised significant low cost core deposits in 1997.

        While developing and marketing quality products is always paramount, customers need to access their accounts more efficiently and at less cost to the company. To accomplish both growth and operational goals, technology needed to be improved.

        In August, a contract was signed to outsource core bank data processing with ALLTEL, a leader in bank data processing based in Little Rock, AR, to improve technology and control data processing costs.

        The arrangement with ALLTEL provides year 2000 compliant systems, a standardized platform and state-of-the-art data processing systems. Outsourcing also allows the company to grow dramatically and redeploy capital to focus on core businesses.

        An internal task force assessed the impact of year 2000 issues and will have made preparations for the millennium change by the end of 1998.

        AMCORE now has access to one of the best processing systems in the business and can offer customers improved service and new products. As a result, core operating costs will be reduced over the next five years. The conversion is expected to be completed by third quarter 1998 for all of our Illinois banks and by fourth quarter for all of our Wisconsin banks.

        As 1998 unfolds, the company expects to continue implementing quality service and sales programs and improving operating efficiencies.

AMCORE's new chemistry of success includes the strategic blending together of the banks and the financial services companies to provide superior service to our customers not just today, but throughout their lives.

                                     1997





                                  financials

            Consolidated Financial Statements And Financial Review





AMCORE Financial, Inc. and Subsidiaries                                  CONSOLIDATED BALANCE SHEETS
                                                                                 (in thousands)
                                                                               As of December 31,
ASSETS                                                                          1997           1996
  -------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                              $   105,218    $   105,347
  -------------------------------------------------------------------------------------------------
  Federal funds sold and other short-term investments                          2,839         27,094
  -------------------------------------------------------------------------------------------------
  Loans held for sale                                                         29,869         11,730
  -------------------------------------------------------------------------------------------------
  Securities available for sale                                            1,441,593      1,213,957
  -------------------------------------------------------------------------------------------------
  Securities held to maturity (fair value of $15,611 in 1997;
   $55,242 in 1996)                                                           15,423         54,548
  =================================================================================================
       Total Securities                                                    1,457,016      1,268,505
  -------------------------------------------------------------------------------------------------
  Loans and leases, net of unearned income                                 1,962,674      1,807,121
  -------------------------------------------------------------------------------------------------
  Allowance for loan and lease losses                                        (19,908)       (19,295)
  =================================================================================================
       Net Loans and Leases                                                1,942,766      1,787,826
  -------------------------------------------------------------------------------------------------
  Premises and equipment, net                                                 54,774         56,567
  -------------------------------------------------------------------------------------------------
  Intangible assets, net                                                      12,168         13,881
  -------------------------------------------------------------------------------------------------
  Other real estate owned                                                      1,668            920
  -------------------------------------------------------------------------------------------------
  Other assets                                                                61,372         60,125
  =================================================================================================
       Total Assets                                                      $ 3,667,690    $ 3,331,995
  =================================================================================================

LIABILITIES
  -------------------------------------------------------------------------------------------------
  Deposits:
  -------------------------------------------------------------------------------------------------
     Demand deposits                                                     $   915,954    $   841,085
  -------------------------------------------------------------------------------------------------
     Savings deposits                                                        170,882        192,608
  -------------------------------------------------------------------------------------------------
  Other time deposits                                                      1,440,207      1,317,797
  =================================================================================================

       Total Deposits                                                      2,527,043      2,351,490
  -------------------------------------------------------------------------------------------------
  Short-term borrowings                                                      647,509        549,081
  -------------------------------------------------------------------------------------------------
  Long-term borrowings                                                       159,125        131,612
  -------------------------------------------------------------------------------------------------
  Other liabilities                                                           46,537         42,392
  =================================================================================================
       Total Liabilities                                                 $ 3,380,214    $ 3,074,575
  =================================================================================================

STOCKHOLDERS' EQUITY
  -------------------------------------------------------------------------------------------------
  Preferred stock, $1 par value: authorized
      10,000,000 shares; none issued                                     $         -    $         -
  -------------------------------------------------------------------------------------------------
  Common stock, $.22 par value: authorized 45,000,000 shares;
     issued 27,681,138; outstanding 26,922,604 in 1997, 26,706,883 in 1996     6,152          6,134
  -------------------------------------------------------------------------------------------------
  Additional paid-in capital                                                  73,262         68,047
  -------------------------------------------------------------------------------------------------
  Retained earnings                                                          206,235        191,485
  -------------------------------------------------------------------------------------------------
  Treasury stock and other                                                    (6,547)        (6,290)
  -------------------------------------------------------------------------------------------------
  Net unrealized gain (loss) on securities available for sale, net of taxes    8,374         (1,956)
  =================================================================================================

       Total Stockholders' Equity                                        $   287,476    $   257,420
  =================================================================================================

       Total Liabilities and Stockholders' Equity                        $ 3,667,690    $ 3,331,995
  =================================================================================================

AMCORE Financial, Inc. and Subsidiaries                   CONSOLIDATED STATEMENTS OF INCOME
                                                        (In thousands, except per share data)

                                                                Years ended December 31,
INTEREST INCOME                                                        1997      1996
  ===================================================================================
  Interest and fees on loans and leases                           $ 164,520 $ 152,974
  -----------------------------------------------------------------------------------
  Interest on securities                                             93,372    77,838
  -----------------------------------------------------------------------------------
  Interest on federal funds sold and other short-term investments       538     1,545
  -----------------------------------------------------------------------------------
  Interest and fees on mortgage loans held for sale                   3,077     2,679
  ===================================================================================
    Total Interest Income                                         $ 261,507 $ 235,036
  ===================================================================================

INTEREST EXPENSE
  ===================================================================================
  Interest on deposits                                            $ 101,075 $  93,197
  -----------------------------------------------------------------------------------
  Interest on short-term borrowings                                  38,998    26,044
  -----------------------------------------------------------------------------------
  Interest on long-term borrowings                                    8,887     9,661
  ===================================================================================
    Total Interest Expense                                        $ 148,960 $ 128,902
  ===================================================================================
    Net Interest Income                                           $ 112,547 $ 106,134
  ===================================================================================

  ===================================================================================
  Provision for loan and lease losses                                 7,045     5,428
  ===================================================================================
    Net Interest Income After Provision for Loan and Lease Losses $ 105,502 $ 100,706
  ===================================================================================

NON-INTEREST INCOME
  ===================================================================================
  Trust and asset management income                               $  16,451 $  14,100
  -----------------------------------------------------------------------------------
  Service charges on deposits                                         7,837     7,686
  -----------------------------------------------------------------------------------
  Mortgage revenues                                                   4,340     4,649
  -----------------------------------------------------------------------------------
  Insurance revenues                                                  2,239     2,224
  -----------------------------------------------------------------------------------
  Collection fee income                                               2,105     2,145
  -----------------------------------------------------------------------------------
  Other                                                              10,538     9,595
  ===================================================================================
    Total Non-Interest Income, Excluding Net Security Gains       $  43,510 $  40,399
  ===================================================================================
  Net realized security gains                                         4,198     1,871
  -----------------------------------------------------------------------------------

OPERATING EXPENSES
  ===================================================================================
  Personnel expense                                               $  58,858 $  56,061
  -----------------------------------------------------------------------------------
  Net occupancy expense                                               6,490     6,596
  -----------------------------------------------------------------------------------
  Equipment expense                                                  10,816     8,454
  -----------------------------------------------------------------------------------
  Professional fees                                                   6,366     3,150
  -----------------------------------------------------------------------------------
  Amortization of intangible assets                                   2,212     2,219
  -----------------------------------------------------------------------------------
  Fair value adjustment on loans held for sale                        4,955         -
  -----------------------------------------------------------------------------------
  Other                                                              25,931    22,459
  ===================================================================================
    Total Operating Expenses                                      $ 115,628 $  98,939
  ===================================================================================
  Income Before Income Taxes                                      $  37,582 $  44,037
  -----------------------------------------------------------------------------------
  Income taxes                                                        8,918    12,161
  ===================================================================================
    Net Income                                                    $  28,664 $  31,876
  ===================================================================================
  Basic Earnings Per Common Share                                 $    1.07 $    1.20
  -----------------------------------------------------------------------------------
  Diluted Earnings per Common Share                                    1.05      1.18
  -----------------------------------------------------------------------------------
  Dividends per Common Share                                           0.45      0.38
  -----------------------------------------------------------------------------------
  Average Common Shares Outstanding                                  26,862    26,649
  -----------------------------------------------------------------------------------

                               Financial Review

        The financial review focuses on key financial trends and results of operations for years ended December 31, 1997 and 1996. A comprehensive presentation of the financial statements and management's presentation of the analysis of financial condition and results of operations can be found in the 1997 Annual Report on Form 10-K filed with the Securities Exchange Commission. All shareholders have been provided the 1998 Notice of Annual Meeting, 1997 Proxy and 1997 Annual Report on Form 10-K along with this Summary Annual Report.

        The financial statements and this review have been restated to reflect the April 18, 1997 merger with First National Bancorp, Inc. of Monroe, Wisconsin, the July 16, 1997 merger with Country Bank Shares Corporation and the September 17, 1997 three-for-two stock split.

EARNINGS SUMMARY

        AMCORE reported net income of $28.7 million for the year-end December 31, 1997, a decline from the $31.9 million reported in 1996. The decline was attributable to $6.4 million of after-tax charges related to the two Wisconsin mergers and the outsourcing of our core bank data processing. Excluding these charges, AMCORE's net income from operations would have been $35.1 million, or a 10.1% increase from the year of 1996.

        Diluted earnings per share were $1.05 in 1997 versus $1.18 in 1996. Excluding the merger-related and core bank data processing charges, diluted earnings per share would have been $1.29.

        AMCORE's earnings were also negatively impacted by the performance of the satellite dish receivable portfolio in the Consumer Finance subsidiary. As a result of this portfolio, this subsidiary had a net loss of $4.2 million or $.16 per share. Included in this loss is a $3.0 million after-tax adjustment to fair value which was recorded when the satellite portfolio was transferred to held for sale. This portfolio was sold on January 27, 1998.

        The return on average equity, excluding merger-related and core bank data processing outsourcing charges was 13.05% in 1997 compared to 13.14% in 1996. The return on average assets was 1.00% for 1997 and 1996 when the charges are excluded in calculating the 1997 ratio.

NET INTEREST INCOME

        Net interest income, AMCORE's primary source of revenue, is the difference between interest fees earned on earning assets less interest expense on interest bearing liabilities. Interest income on certain loans and investment securities is not subject to Federal income tax. For analytical purposes, net interest income is adjusted to a fully taxable equivalent (FTE) basis. Net interest income (FTE)

                           NET INTEREST INCOME-FTE
                         $121.7 in 1997 (In Millions)

                                1997        1996        1995        1994       1993
Net Interest Income-FTE       $121,781    $114,590    $104,913    $102,625   $101,251

increased $7.2 million, to $121.8 million, an increase of 6.3% from the $114.6 million reported in 1996. The improvement in net interest income results primarily from a $341.8 million or 11.5% increase in average earning assets which was partially offset by a narrowing of the interest rate spread.

        The growth in average earning assets can be attributed to a $155.5 million or 9.1% increase in average loans and a $188.5 million increase in the investment securities, mainly in the investment leveraging program. The investment leveraging program, which is designed to better utilize equity capital, contributed approximately $9.1 million to net interest income in 1997, an increase of $2.9 million over 1996. The securities are financed through the use of wholesale funding sources such as repurchase agreements, brokered CD's and Federal Home Loan Bank borrowings. The proceeds of these borrowings are invested principally in mortgage-backed and agency securities.

        The interest rate spread is the difference between the average rate earned on earning assets less the average rate paid on interest bearing deposits and borrowings. AMCORE's interest rate spread declined 22 basis points to 3.00% in 1997. The interest rate margin, net interest income divided by average earning assets, declined 17 basis points during 1997 to 3.64%. Both of these declines can be attributed to the increase in the investment leveraging program, a change in the mix of interest bearing deposits and the issuance of $40.0 million of trust preferred securities.

        The interest rate spread on the investment securities in the leveraging program was approximately 1.47%. The interest rate spread on all other earning assets was approximately 3.38%. The core interest rate margin, which excludes the effect of the investment leveraging program, was 4.14% in 1997, a decline of 11 basis points from the core interest margin in 1996 of 4.25%.

        The mix of average interest bearing deposits changed in 1997 as higher rate time deposits increased while lower rate saving deposits decreased. Time deposits, mainly wholesale certificate of deposits, increased $99.3 million on average and represented 65.4% of interest bearing deposits in 1997 compared to 64.0% in 1996. Savings deposits decreased $16.1 million on average and represented 8.7% of interest bearing deposits in 1997 compared to 10.0% in 1996.

        The $40.0 million of trust preferred securities are an important part of the company's capital structure. These securities, which count towards Tier 1 regulatory capital, bear a higher rate than other interest bearing liabilities; however, the interest is tax deductible resulting in a lower after-tax cost of capital.

PROVISION FOR LOAN AND LEASE LOSSES

        The provision for loan and lease losses was $7.0 million for 1997, an increase of $1.6 million or 29.8% from the $5.4 million in 1996. The increase is primarily attributable to the growth in loans during 1997 and the losses associated with the satellite dish receivable portfolio. The net charge-offs from this portfolio of loans represented 41.1% of total net charge-offs during 1997 and accounted for most of the $3.2 million increase in net charge-offs.

NON-INTEREST INCOME

        Total non-interest income is comprised primarily of fee based revenues from trust and asset management, mortgage banking, brokerage, insurance and collection agency services. Also, included in this category are fees from bank services primarily relating to deposits. Total non-interest income, excluding net security gains, increased $3.1 million or 7.7% to $43.5 million in 1997.

                             NON-INTEREST INCOME
                         $47.7 in 1997 (In Millions)

                                1997       1996       1995      1994      1993
Non-Interest Income           $47,708    $42,270    $36,874    $33,891   $32,693


        Trust and asset management income, the largest source of the fee based revenues, totaled $16.5 million in 1997, an increase of $2.4 million or 16.7%. This increase is attributable to favorable market performance of trust accounts, growth in our proprietary Vintage Mutual Funds and new trust accounts. As of December 31, 1997, the AMCORE Vintage Mutual Funds totaled $871 million, an increase of $229 million or 35.7%, and trust assets under administration totaled $2.9 billion.

        The increase in service charges on deposits of 2.0% relates to the growth in demand deposits. Mortgage revenue declined as a result of a $742,000 write-down of mortgage servicing rights required by the adoption of Statement of Financial Accounting Standards (FAS) No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments in Liabilities" which was effective January 1, 1997. Excluding this writedown, mortgage revenues increased 9.3% mainly as a result of a 21.1% increase in mortgage originations to $192.8 million for the year 1997.

        Insurance revenues and collection agency commissions remained relatively flat when comparing the year of 1997 to 1996. These lines of business were re-evaluated during 1997. As a result, the collection agency was sold at year-end 1997. The insurance agency was placed under the asset management group where increased cross-sell opportunities should exist.

        Other income increased $943,000 when comparing the year of 1997 to 1996. This increase is related primarily to increased ATM fees and brokerage commissions.

OPERATING EXPENSES

        Total operating expense increased $16.7 million in 1997 due to the $5.0 million adjustment to fair value of satellite receivables, $4.9 million of merger-related expenses and $4.3 million of expenses related to outsourcing core bank data processing. Excluding these charges, operating expenses from normal operations would have increased $2.8 million or 2.8%. The efficiency ratio, excluding the above mentioned charges, improved to 60.0% as operating revenues increased 8.0% during 1997.


                              EFFICIENCY RATIO*
                                 60% in 1997
                   *1997 and 1995 ratios have been adjusted
                     to exclude merger and other charges

                                1997       1996       1995      1994      1993
Efficiency Ratio *             60.02%     63.07%     69.30%    67.83%    66.92%

        Personnel expense, which includes compensation expense and employee benefits, is the largest component of operating expenses. Personnel expense increased $2.8 million to $58.9 million in 1997, an increase of 5.0%. Excluding the merger-related costs, the increase would have been $1.6 million or 2.8%. The higher costs in 1997 were primarily caused by normal merit increases.

        Net occupancy and equipment expenses were $17.3 million for 1997, an increase of $2.3 million. This increase results from $3.3 million of expenses related to merger and core bank data processing outsourcing. Excluding these expenses, these categories would have decreased as the benefits of consolidating offices and core outsourcing were recognized.

        Professional fees increased $3.2 million to $6.4 million in 1997 primarily as a result of $2.5 million of merger-related expenses.

        Other expenses were $25.9 million in 1997, an increase of $3.5 million. This included $1.9 million of expenses related to the mergers and outsourcing. The primary cause of the remaining increase related to increased communication expense and amortization of mortgage servicing rights.

INCOME TAXES

        Income taxes were $8.9 million in 1997 compared to $12.2 million in 1996, a decrease of $3.3 million. The effective tax rate declined to 23.7% in 1997 from 27.6% in 1996. Both the actual dollar decrease and the decline in effective tax rate are a result of lower income before tax and higher levels of tax exempt income at both the federal and state levels.


BALANCE SHEET SUMMARY

        Total assets at the end of 1997 were $3.7 billion, an increase of $335.7 million or 10.1% over 1996. The primary contributors to asset growth during 1997 were increased loan demand and the growth of the investment leveraging program. Total loans, net of unearned income, were $1.96 billion at year-end 1997, an increase of $155.6 million or 8.6% over 1996, mostly in the commercial, agricultural and commercial real estate portfolios. Total securities were $1.46 billion at the end of 1997, a $188.5 million or 14.9% increase over 1996. This growth was primarily in U.S. government agency and mortgage-backed securities used in the investment leveraging program and municipal securities.

                                AVERAGE LOANS
                        $1,867.3 in 1997 (In Millions)

                                1997        1996          1995          1994          1993
Average Loans               $1,867,355    $1,711,850    $1,557,375    $1,391,037    $1,274,200

        Core deposits, which include demand deposits, consumer time deposits, and savings deposits, are considered by management to be the primary and most stable source of funding. Total core deposits were $2.11 billion at the end of 1997, an $87.7 million or 4.3% increase over the prior year-end. These core deposits are supplemented by brokered deposits, time deposits from governmental entities, repurchase agreements and Federal Home Loan Bank borrowings.

        Brokered deposits, which now total $222.4 million, increased $101.9 million to partially fund the growth in loans and a portion of the investment leveraging program. Federal Home Loan Bank borrowings remained relatively flat, increasing only $2.2 million to $187.9 million. Repurchase agreements increased $86.7 million to $528.6 million to fund the remaining growth in the investment leveraging program. The $40.0 million of trust preferred securities discussed earlier are classified as long term debt.

ASSET QUALITY

        Total non-performing assets increased $8.3 million or 62.9% to end the year at $21.5 million. Total non-performing assets represent only 0.59% of total assets at December 31, 1997 compared to 0.40% in 1996. The increase in non-performing assets was due to a $7.6 million increase in non-performing loans, which included one agricultural related credit of $3.6 million.

        The allowance for loan and lease losses increased $613,000 or 3.2% to $19.9 million. As of December 31, 1997, the allowance for loan and lease losses represents 1.01% of total loans and 100% of non-performing loans.

CAPITAL

        Total stockholders' equity at December 31, 1997 was $287.5 million, an increase of $30.1 million or 11.7%. Stockholders' equity includes an adjustment to market value for securities classified as available for sale. The market value of these securities increased $10.3 million during 1997.

        AMCORE paid $12.1 million in 1997 of cash dividends which represents $.45 per share or a dividend payout ratio of 34.6%, excluding the core bank data processing outsourcing and merger-related charges. This represents a 20.8% increase from the $.38 per share paid in 1996. The book value per share increased $1.04 per share to $10.68 at December 31, 1997.

        AMCORE is considered a well-capitalized institution based on regulatory guidelines. AMCORE's leverage ratio of 8.31% at December 31, 1997 exceeds the regulatory guideline of 5% for well-capitalized institutions. AMCORE's ratio of Tier 1 capital at 13.50% and total risk based capital at 14.38% significantly exceed the regulatory minimums as the table below indicates.


(Dollar in thousands)                           DECEMBER 31, 1997
                                                  AMOUNT           RATIO
------------------------------------------------------------------------
Tier 1 Capital                                   $306,364         13.50%
------------------------------------------------------------------------
Tier 1 Capital Minimum                             90,775          4.00%
------------------------------------------------------------------------
AMOUNT IN EXCESS OF REGULATORY MINIMUM           $215,589          9.50%
========================================================================

                                                  AMOUNT          RATIO
------------------------------------------------------------------------
Total Capital                                    $326,271         14.38%
------------------------------------------------------------------------
Total Capital Minimum                             181,574          8.00%
------------------------------------------------------------------------
AMOUNT IN EXCESS OF REGULATORY MINIMUM           $144,697          6.38%
========================================================================

            Notice Of Annual Meeting And Stockholder Information

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
AMCORE Financial, Inc.
Rockford, Illinois

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997 (not presented herein); and in our report dated January 19, 1998, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the consolidated balance sheets and consolidated statements of income appearing on pages 21 and 22 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/ McGladrey & Pullen, LLP


Rockford, Illinois
January 19, 1998



ANNUAL MEETING

The annual meeting of the stockholders will be held at 5:30 p.m. on Tuesday, May 5, 1998 at Cliffbreakers, 700 West Riverside Boulevard, Rockford, Illinois.

STOCK LISTING AND STOCK PRICE

Common stock of AMCORE Financial, Inc. is traded on the National Market System of NASDAQ under the symbol "AMFI." The principal market makers as of December 31, 1997 were:

       Robert W. Baird & Co., Inc.     Herzog, Heine, Geduld, Inc.
       The Chicago Corporation         Howe Barnes Investments, Inc.
       Everen Securities               Principal Financial Securities, Inc.

The stock of AMCORE has been traded on NASDAQ since May 29, 1986. Prior to that time, AMCORE was traded in the over-the-counter market.

FORM 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K will be furnished free of charge upon written request to John R. Hecht, Executive Vice President and Chief Financial Officer, AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois 61104, (815) 961-7003.

The number of stockholders of record as of February 28, 1998 was approximately 6,500. Dividends are declared and paid quarterly, the amount of which is dependent on a number of factors. Earnings, regulatory constraints, restrictive covenants with lenders, equity requirements of subsidiaries as well as the debt service requirements of AMCORE will determine, in large part, the amounts AMCORE will pay as dividends. (See the Form 10-K Annual Report for more information.)

Safeguard your AMCORE Financial, Inc. stock. If lost, the cost to the shareholder for replacement is approximately 2 percent of the current market value of the shares.

The stock transfer agent for AMCORE Financial, Inc. is:
     Firstar Trust Company
     1555 N. RiverCenter Drive
     Suite 301
     Milwaukee, Wisconsin  53212
     1-800-637-7549

                               AMCORE Locations

IN ILLINOIS:


AMCORE BANK,  ALEDO                       Hennepin and Boyd Drive-Up
                                          212 North Hennepin
Aledo Office and Drive-Up                 Dixon, Illinois  61021
201 W. Main Street
Aledo, Illinois  61231                    Independence Court Office and Drive-Up
                                          101 Independence Court
AMCORE BANK N.A.,  NORTH CENTRAL          Dixon, Illinois  61021

Ashton Office and Drive-Up                Leaf River Office
803 Main Street                           104 W. Second Street
Ashton, Illinois  61006                   Leaf River, Illinois  61047

Gridley Office and Drive-Up               Mt. Morris Office and Drive-Up
325 Center Street                         2 W. Main Street
Gridley, Illinois  61744                  Mt. Morris, Illinois  61054

Mendota Office and Drive-Up               Oregon Office
801 Washington Street                     122 North Fourth Street
Mendota, Illinois  61342                  Oregon, Illinois  61061

Mendota Data Center and Drive-Up          Rock Falls Office and Auto Bank
609 Eighth Avenue                         941 First Avenue
Mendota, Illinois  61342                  Rock Falls, Illinois  61071

Peru Office                               Sterling Office and Drive-Up
1810 Fourth Street                        302 First Avenue
Peru, Illinois  61354                     Sterling, Illinois  61081

Peru Drive-Up                             AMCORE BANK N.A.,  ROCKFORD
2022 Fourth Street
Peru, Illinois  61354                     Seventh Street Corporate Office
                                          501 Seventh Street
Peru EconoFoods Office                    Rockford, Illinois  61104
1351 38th Street
Peru, Illinois  61354                     Alpine Village Office and Drive-Up
                                          2510 S. Alpine Road
Princeton Office and Drive-Up             Rockford, Illinois  61108
815 S. Main Street
Princeton, Illinois  61356                Belvidere Pacemaker Office and Drive-
                                          401 Southtowne Drive
Princeton North Office and Drive-Up       Belvidere, Illinois  61008
1407 N. Main Street
Princeton, Illinois  61356                Brynwood Office and Drive-Up
                                          2705 N. Mulford Road
Sheffield Office                          Rockford, Illinois  61114
113 S. Main Street
Sheffield, Illinois  61361                Brynwood Hilander Office
                                          2601 N. Mulford Road
Wyanet Office and Drive-Up                Rockford, Illinois  61114
135 E. Main Street
Wyanet, Illinois  61379                   Carpentersville Office and Drive-Up
                                          94 Kennedy Memorial Drive
AMCORE BANK N.A.,  NORTHWEST              Carpentersville, Illinois  60110

Crystal Lake Office and Drive-Up          Colonial Village Office and Drive-Up
5100 Northwest Highway                    1480 S. Alpine Road
Crystal Lake, Illinois  60014             Rockford, Illinois  61108

McHenry Office
3922 W. Main Street                       East State Drive-Up
McHenry, Illinois 60050                   1201 E. State Street
                                          Rockford, Illinois  61108
Northwood Drive-Up
2100 N. Seminary Avenue                   Elgin Office and Drive-Up
Woodstock, Illinois  60098                1950 Big Timber Road
                                          Elgin, Illinois  60123
Woodstock Office and Drive-Up
225 W. Jackson                            Freeport Cub Foods Office
Woodstock, Illinois  60098                1512 S. West Avenue
                                          Freeport, Illinois  61032
AMCORE BANK N.A.,  ROCK RIVER VALLEY
                                          North Alpine Cub Foods Office
Dixon Office and Drive-Up                 6550 N. Alpine Road
101 W. First Street                       Loves Park, Illinois  61111
Dixon, Illinois  61021
                                          North Main Hilander Office
                                          3710 N. Main Street
                                          Rockford, Illinois  61103

Rochelle Eagle Office                  AMCORE BANK N.A., SOUTH CENTRAL
320 Eagle Drive
Rochelle, Illinois  61068              Monroe Office
                                       1625 Tenth Street
Rochelle Office and Drive-Up           Monroe, Wisconsin 53566
1010 Highway 251 South
Rochelle, Illinois  61068              Monroe Drive-Up
                                       1919 Tenth Street
Roscoe Hilander Office and Drive-Up    Monroe, Wisconsin 53566
4844 Hononegah Road
Roscoe, Illinois  61073                New Glarus Office
                                       512 Highway 69
Rural Hilander Office                  New Glarus, Wisconsin 53574
1715 Rural Street
Rockford, Illinois  61107              Belleville Office
                                       One W. Main Street
Sixth Street Drive-Up                  Belleville, Wisconsin 53508
920 Fourth Avenue
Rockford, Illinois  61104              Hilldale Office
                                       3609 University Avenue
South Beloit Office and Drive-Up       Madison, Wisconsin 53705
640 Blackhawk Boulevard
South Beloit, Illinois  61080          Odana Office
                                       6698 Odana Road
South Main Office and Drive-Up         Madison, Wisconsin 53719
228 S. Main Street
Rockford, Illinois  61101              Verona Office
                                       610 W. Verona Avenue
IN WISCONSIN:                          Verona, Wisconsin 53593
AMCORE BANK, ARGYLE
                                       AMCORE FINANCIAL SERVICES COMPANIES

Argyle Office and Drive-Up             AMCORE Consumer Finance Company, Inc.
321 Milwaukee Street                   262 N. Phelps Avenue
Argyle, Wisconsin 53504                Rockford, Illinois  61108
                                       (815) 961-4941
Darlington Office
153 Wells Street                       AMCORE Financial Life Insurance Company
Darlington, Wisconsin 53530            AMCORE Financial Plaza
                                       501 Seventh Street
AMCORE BANK, CLINTON                   P.O. Box 1537
                                       Rockford, Illinois  61110-0037
Clinton Office                         (815) 968-2241
214 Allen Street
Clinton, Wisconsin 53525               AMCORE Insurance Group, Inc.
                                       640 Blackhawk Boulevard
                                       South Beloit, Illinois  61080
Clinton Office and Drive-Up            (815) 389-3451
500 Peck Avenue
Clinton, Wisconsin 53525               AMCORE Investment Group, N.A.
                                       AMCORE Financial Plaza
Darien Office                          501 Seventh Street
218 N. Walworth Street                 P.O. Box 1537
Darien, Wisconsin 53114                Rockford, Illinois  61110-0037
                                       (815) 961-7119
AMCORE BANK, MONTELLO
                                       AMCORE Investment Services, Inc.
Montello Office                        AMCORE Financial Plaza
24 West Street                         501 Seventh Street
Montello, Wisconsin 53949              P.O. Box 1537
                                       Rockford, Illinois  61110-0037
Westfield Office                       (815) 961-7049
326 Second Street
Westfield, Wisconsin 53964             AMCORE Mortgage, Inc.
                                       1021 N. Mulford Road
AMCORE BANK, MT. HOREB                 P.O. Box 1687
                                       Rockford, Illinois  61110-0187
Mt. Horeb Office                       (815) 961-7200
100 S. First Street
Mt. Horeb, Wisconsin 53572             Investors Management Group, Ltd.
                                       2203 Grand Avenue
Mt. Horeb Drive-Up                     Des Moines, Iowa 50312-5338
1300 Business Hwy. 18-151 East         (515) 244-5426
Mt. Horeb, Wisconsin 53572
                                            Rockford Office:
                                            AMCORE Financial Plaza
                                            501 Seventh Street
                                            P.O.Box 1537
                                            Rockford, Illinois  61110-0037
                                            (815) 961-7779

Directors of AMCORE Financial, AMCORE Corporate Executive Staff and Corporate Board Chairmen

DIRECTORS OF AMCORE FINANCIAL, INC.      Roger Reno, Esq.
                                         Chairman Emeritus
Milton R. Brown                          AMCORE Financial, Inc.
Chairman of the Board,
President & Chief Executive Officer      CORPORATE EXECUTIVE STAFF AND
Suntec Industries Incorporated           CORPORATE BOARD CHAIRMEN

Carl J. Dargene                          R. David Bitting
Chairman                                 Chairman of the Board
AMCORE Financial, Inc.                   President & Chief Executive Officer
                                         AMCORE Bank, Aledo
Richard C. Dell
Group President                          Patricia M. Bonavia
Newell Co.                               President
                                         AMCORE Investment Services, Inc.
Robert A. Doyle
President                                Carl J. Dargene
Yenom Development Company                Chairman
                                         AMCORE Financial, Inc.
Lawrence E. Gloyd
Chairman & Chief Executive Officer       Kenneth E. Edge
CLARCOR                                  Executive Vice President
                                         & Chief Operating Officer
John A. Halbrook                         AMCORE Financial, Inc.
Chairman & Chief Executive Officer
Woodward Governor Company                Jay H. Evans
                                         President & Chief Investment Officer
Frederick D. Hay                         Investors Management Group, Ltd.
Senior Vice President
Snap-on Incorporated                     Lori A. Gaddis
                                         President
William R. McManaman                     AMCORE Insurance Group, Inc.
Vice President & Chief
Financial Officer                        Charles E. Gagnier
Dean Foods Company                       Executive Vice President
                                         Bank Mergers & Acquisitions
Robert J. Meuleman                       AMCORE Financial, Inc.
President & Chief Executive Officer      Chairman
AMCORE Financial, Inc.                   AMCORE Bank N.A., Rockford

Ted Ross                                 Ronald L. Georgeson
President                                President & Chief Executive Officer
Ross Consulting, Inc.                    AMCORE Bank N.A., South Central

Robert J. Smuland                        Peggy K. Groebner
Retired                                  President & Chief Executive Officer
Sundstrand Corporation                   AMCORE Bank, Clinton

Jack D. Ward, Esq.                       Andrew Hartlieb
Reno, Zahm, Folgate,                     President & Chief Executive Officer
Lindberg & Powell, Attorneys             AMCORE Bank N.A., Northwest

Gary L. Watson                           John R. Hecht
President/Newspaper Division             Executive Vice President &
Gannett Co., Inc.                        Chief Financial Officer
                                         AMCORE Financial, Inc.
DIRECTORS EMERITI OF
AMCORE FINANCIAL, INC.                   Dwight G. Heckert
                                         Chairman of the Board &
David A. Carlson                         Chief Executive Officer
Retired Chairman                         AMCORE Bank N.A., North Central
Carlson Roofing Company
                                         William T. Hippensteel
Thomas L. Clinton, Sr.                   Senior Vice President & Manager
Chairman                                 Corporate Marketing
Clinton Electronics Corporation          AMCORE Financial, Inc.

C. Roger Greene
Retired Chairman
Rockford Clutch Division
Borg-Warner Corporation

Robert A. Henry, M.D.
President
The Visioneering Group

Leon Holschbach
President & Chief Operating Officer
AMCORE Bank N.A., North Central

Alan W. Kennebeck
Group Vice President
AMCORE Financial, Inc.
President & Chief Executive Officer
AMCORE Investment Group, N.A.

Jerry A. Lecklider
President & Chief Executive Officer
AMCORE Bank N.A., Rock River Valley

John K. Mathys
President & Chief Executive Officer
AMCORE Bank, Argyle

Joseph B. McGougan
President & Chief Executive Officer
AMCORE Mortgage, Inc.

Robert J. Meuleman
President & Chief Executive Officer
AMCORE Financial, Inc.

Donald L. Miller
President
AMCORE Consumer Finance Company, Inc.

Wayne Pivotto
President & Chief Executive Officer
AMCORE Bank, Montello

James S. Waddell
Executive Vice President &
Chief Administrative Officer
Corporate Secretary
AMCORE Financial, Inc.

James F. Warsaw
President & Chief Executive Officer
AMCORE Bank N.A., Rockford

Charie A. Zanck
Group Vice President
AMCORE Financial, Inc.



32