Form 10-K, Exhibit 13
period 1998-12-31
AMCORE FINANCIAL INC
filed 1999-03-25
CIK 714756

                                                                      Exhibit 13













AMCORE Financial, Inc., Summary Annual Report 1998

                                       At
                                AMCORE Financial
                                   You're the
                                    Star of
                                   the Show.

1998 was a stellar year for AMCORE Financial's core businesses. Focusing on the true needs of individual customers and shareholders has been the abiding secret of our success. It will be the secret to our success in the future, as well. You should be able to see yourself in everything we do.

Letter to
   Shareholders

[PHOTO]
Robert J. Meuleman
President & CEO
AMCORE Financial, Inc.

   FELLOW SHAREHOLDERS:

   The stars were shining bright for AMCORE in 1998 as your company improved shareholder value and achieved some significant milestones. Here are some of the standouts from a great year.


* Excellent growth in banking, investment and mortgage activities resulted in a 22 percent increase in net income from operations to $42.9 million for 1998.

* The success of our sales management program and a robust Midwest economy boosted average loan volume 19 percent to $2.2 billion in loans for 1998.

* Record mortgage originations totaling $479 million led to an 81 percent increase in mortgage revenues.

* The addition of Midwest Federal Financial Corp., Baraboo, Wisconsin, increased banking assets to $4.1 billion, ranking AMCORE among the top 100 bank holding companies nationally.

* Trust and asset management revenues increased 44 percent due to strong sales results, favorable investment performance and the addition of Investors Management Group, Des Moines, Iowa.

* AMCORE now ranks nationally among the top 15 percent of asset management firms based on size with $4.2 billion in assets under management.



   * PERFORMANCE HIGHLIGHTS

          We also improved our return on equity and earnings per share. Our operating return on equity (ROE) increased 65 basis points to 13.70 percent for 1998 compared to 13.05 percent in 1997. We made significant improvement throughout the year and achieved a 14.01 percent ROE in the fourth quarter.

          We announced a buy-back program in October 1998, to purchase up to five percent of our common stock or approximately 1.45 million shares. Our buy-back program is tangible evidence of our belief that our company's stock represents a good value.

          Here are some of the achievements that led to a record year for your company. Our diluted earnings per share increased nearly 30 percent to $1.36 in 1998 compared to $1.05 in 1997. Cash dividends to shareholders increased 20 percent to 54 cents in 1998, up from 45 cents in 1997. Shareholders' equity has increased 49 percent over the past five years to $316 million at year end.

          Of course, none of these accomplishments would have been possible without the hard work and dedication of our 1,600 employees. The professional development of our employees through training and professional schools, combined with a customer focused attitude, has greatly enhanced our ability to serve our customers. They are our strength and the power behind our success.

          * STRATEGIC VISION

          Our vision and purpose is to be a high performing, regional financial services company by developing more efficient operations, growing the company internally and through acquisitions, and exceeding customer expectations by meeting their financial needs with the best products, services and expertise available. The best way to accomplish these goals is to make everyone accountable for achieving them.

          Toward that end, we initiated stock ownership requirements for senior management in 1998 to better align their objectives with shareholder goals. Our philosophy is that AMCORE belongs to each of us, and each of us plays a role in its destiny.

          In 1998, we decided to refine our road map for the future. We embarked on a strategic planning process that should offer you greter shareholder value. Our objective is to maximize the efficiencies in our organizations and identify successful market opportunities to meet our corporate goals.

          Many of our markets have felt the effects of mega bank mergers and we believe these are an opportunity for us. AMCORE offers the responsiveness of a local community bank with the breadth of financial services and greater accessibility of a larger regional financial services company. Our market share in many of our key markets increased significantly, with some increases as much as six percentage points in 1998.

          * SALES SUCCESS

          Commercial lending volume increased nearly 28 percent in 1998 and our retail lending volume increased 22 percent, while our asset quality standards remained high. This success was primarily due to our sales management program and capitalizing on strong local economies.

          In a sales management culture, we believe by focusing on our customers' needs first, greater sales opportunities will follow. Our sales process was just one factor in our strong performance. In addition, we focused on lowering costs and improving efficiencies.

          In 1998, we converted all of our Illinois banks and the majority of our Wisconsin banks to ALLTEL, a third-party data processor. With the final conversion of our Central Wisconsin bank in March 1999, we now have one standard operating platform. The conversion process required an extraordinary commitment from our employees who worked long hours and weekends to make the transition as smooth as possible.

          * YEAR 2000

          With the conversion to ALLTEL, our core banking applications are substantially Year 2000 ready. We have been working on Year 2000 readiness since 1996. We continue to fulfill Federal Banking Regulators' mandates for quarterly reviews and substantially completed testing of mission critical applications as of December 31, 1998. We expect testing of external service providers will be substantially completed by March 31, 1999. Our goal is to work on Year 2000 issues and implement changes so the transition to the new millennium is a non-event for our customers.

          * GAINING EFFICIENCIES

          Now that we have our technological improvements in place, we are focusing on building an effective support system. Our goal is to improve our response time between our salespeople and our customers and eliminate redundancies within our operations. While we did not reach our goal of achieving a 15 percent ROE in 1998, we did make substantial progress, and that target is much closer to being realized.

          We are optimistic and look forward to continued strong performance from our core businesses. Our emphasis continues to be on improving our operations by remaining focused on you, our shareholders, customers, communities and employees. You truly are the stars of our show. Thank you for your support.



   /s/ Robert J. Meuleman
   ------------------------------------------
   ROBERT J. MEULEMAN, President and Chief Executive Officer,
   AMCORE Financial, Inc.




[PHOTO]
Robert J. Meuleman
President & CEO

[PHOTO]
James S. Waddell
Executive Vice President & CAO

[PHOTO]
Kenneth E. Edge
Executive Vice President & COO

[PHOTO]
John R. Hecht
Executive Vice President & CFO

FINANCIAL
   HIGHLIGHTS

AMCORE Financial, Inc. reported record earnings for 1998 due to strong loan growth, robust local economies and a successful sales management program. Net income, for instance, increased 38 percent from a year ago to $39.6 million in 1998.

(in thousands, except per share data)              1998         1997     Change
--------------------------------------------------------------------------------
Operating Results:
--------------------------------------------------------------------------------
   Net interest income                       $  122,734   $  110,999     10.57%
--------------------------------------------------------------------------------
   Provision for loan and lease losses            7,993        7,045     13.46
--------------------------------------------------------------------------------
   Non-interest income                           58,748       48,601     20.88
--------------------------------------------------------------------------------
   Operating expense                            119,594      114,973      4.02
--------------------------------------------------------------------------------
   Pretax income                                 53,895       37,582     43.40
================================================================================
   Net Income                                $   39,581   $   28,664     38.09
================================================================================

--------------------------------------------------------------------------------
   Basic earnings per share                  $     1.39   $     1.07     29.91%
--------------------------------------------------------------------------------
   Diluted earnings per share                      1.36         1.05     29.52
--------------------------------------------------------------------------------
   Dividends per share                             0.54         0.45     20.00
--------------------------------------------------------------------------------
   Average common shares outstanding             28,515       26,862      6.15
--------------------------------------------------------------------------------
   Average diluted shares outstanding            29,098       27,405      6.18
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Performance Ratios:
--------------------------------------------------------------------------------
   Operating return on average equity (1)         13.70%       13.05%     0.65%
--------------------------------------------------------------------------------
   Operating return on average assets (1)          1.08         1.00      0.08
--------------------------------------------------------------------------------
   Net interest margin                             3.51         3.59     (0.08)
--------------------------------------------------------------------------------
   Leverage ratio                                  8.31         8.31      0.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Year End Balances:
--------------------------------------------------------------------------------
   Total assets                              $4,147,833   $3,667,690     13.09%
--------------------------------------------------------------------------------
   Loans and leases, net of unearned income   2,451,518    1,962,674     24.91
--------------------------------------------------------------------------------
   Deposits                                   2,947,724    2,527,043     16.65
--------------------------------------------------------------------------------
   Stockholders' equity                         316,083      287,476      9.95
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Stock Information at Year End:
--------------------------------------------------------------------------------
   Book value per share                      $    10.96   $    10.68      2.62%
--------------------------------------------------------------------------------
   Market value per share                         22.89        25.13     (8.91)
--------------------------------------------------------------------------------


(1) The 1998 ratios including the impact of the $3.3 million, or $.11 per share, after-tax merger related charges: return on average equity 12.64%; return on average assets 0.99%.
The 1997 ratios including the impact of the $6.4 million, or $.24 per share, after-tax merger related and information systems charges: return on average equity 10.66%; return on average assets 0.81%.

          DILUTED EARNINGS PER SHARE             DIVIDENDS PER SHARE
          $1.36 in 1998                          $0.54 in 1998

               98       $1.36                       98     $0.54
               97       $1.05                       97     $0.45
               96       $1.18                       96     $0.38
               95       $0.86                       95     $0.33
               94       $0.96                       94     $0.31

Diluted earnings per share were $1.36 for 1998, a 30 percent increase from 1997. This increase is the direct result of strong loan growth. *Dividends per share in 1998 were $0.54, a 20 percent increase from $0.45 in 1997. Book value per share was $10.96, a 2.6 percent increase from the previous year. *Significant progress was made in 1998 toward our goal of achieving a 15 percent return on equity. Operating ROE for 1998 was 13.70 percent, and in the fourth quarter of the year, the company reported ROE of over 14 percent.

             BOOK VALUE PER SHARE            OPERATING RETURN ON EQUITY (1)
             $10.96 in 1998                  13.70% in 1998

               98       $10.96                      98     13.70%
               97       $10.68                      97     13.05%
               96       $ 9.64                      96     13.14%
               95       $ 9.10                      95     11.81%
               94       $ 8.03                      94     12.30%

          NET INTEREST INCOME - FTE                       AVERAGE LOANS
                $132.7 (in millions)          $2.2 in 1998 (in billions)

               98     $132.7                       98      $2.219
               97     $120.2                       97      $1.867
               96     $114.6                       96      $1.712
               95     $104.8                       95      $1.557
               94     $102.6                       94      $1.391


Net interest income, AMCORE's primary source of revenue, increased 10 percent to $132.7 million on a fully taxable equivalent basis. The growth in average earning assets can be attributed to a $352 million, or 19 percent, increase in average loans. Non-interest income, which consists of fee revenues from trust and asset management, mortgage banking, brokerage and insurance services, increased 22 percent to $54.3 million, excluding security gains.


                NON-INTEREST INCOME                 TOTAL AVERAGE ASSETS
        $58.7 in 1998 (in millions)           $4.0 in 1998 (in billion)

               98     $ 58.7                       98      $3.984
               97     $ 48.6                       97      $3.520
               96     $ 42.3                       96      $3.182
               95     $ 36.9                       95      $2.716
               94     $ 33.9                       94      $2.505

MARKET
   HIGHLIGHTS


AMCORE FINANCIAL IS BLESSED WITH A GROWING AND VIBRANT MARKETPLACE. OUR GROWTH IS A REFLECTION NOT ONLY OF OUR INCREASING SALES SKILLS AND STRATEGIES, BUT OF THE GROWTH OF OUR MARKETPLACE.

     AMCORE has forged a unique position in the Illinois, Wisconsin and Iowa markets by providing a higher level of service than larger competitors and more financial services and accessibility than smaller competitors. The goal is to better service all of our markets by creating a combination of price, convenience, professionalism and responsiveness that other companies cannot match.

     In 1998, AMCORE enjoyed substantial increases in business as a result of strong, healthy local economies. Our banking asset size reached $4.1 billion, while our investments under management grew to $4.2 billion. Loan volume and fee revenues increased significantly, making 1998 a record year. Here is a recap of our market highlights.

ILLINOIS

     Over $3.2 billion of the company's banking assets are in Illinois. The company is the largest independent banking company in Illinois headquartered outside of the Chicagoland area. AMCORE has strong market share positions in most of the communities it serves, consistently ranking in the top five in terms of deposit market share. AMCORE is clearly the market leader in both Rockford and the Rock River Valley region.


              NORTHWEST CHICAGO SUBURBS
                 Projected 10 year
                 population growth
                 of 26%.

                                              MADISON AREA
                                              Projected 10 year
                                              population growth
                                              of 12%

ROCKFORD

     AMCORE has 36 percent loan market share and 34 percent deposit market share in Rockford, far outdistancing its competitors. This represents a three percent increase in 1998. The Rockford bank experienced significant loan growth with a 21 percent increase in commercial lending and 20 percent increase in retail lending. Average deposits grew 14 percent in 1998. AMCORE Bank, Rockford, has $1.8 billion in assets and 18 locations.

     Rockford is the second largest city in Illinois with a metropolitan statistical area (MSA) population of over 350,000. The area is ranked in the top 40 percent in the nation for export sales and is home to several international manufacturing corporations such as Woodward, CLARCOR and Ingersoll Milling Machine Company. In fact, the city ranks 37th out of the 310 best U.S. metropolitan areas for manufacturing.

     AMCORE is committed to serving the needs of its business clients and in 1998 earned the Small Business Administration's Preferred Lender status. The small business segment is a growing market, and it is important to the company's strategic goals. Rockford also ranks among the top 20 cities nationally as best for small businesses by Entrepreneur Magazine. One of the city's biggest attractions is its transportation and distribution hub, since it is easily accessible to major highways, airports and rail services. Rockford is home to the nation's second largest UPS air packaging center and a national trucking distribution center.

NORTHWEST CHICAGO SUBURBS

     The northwest Chicago suburbs are a strong growth market for AMCORE. AMCORE Bank, Northwest, has $261 million in assets and four offices. McHenry County is the fastest growing county in the state and the sixth fastest growing county in the nation. AMCORE opened a branch in the city of McHenry in January 1998 to expand its market share in the area. The strong vibrant economy contributed to a 25 percent increase in loan volume in 1998. This led to a six percentage point increase in market share. The area's population of over 250,000 is expected to increase over the next 10 years by 26 percent. The strong service sector, booming residential housing market and growth in manufacturing is expected to continue to offer revenue opportunities for AMCORE.

NORTH CENTRAL ILLINOIS AND ROCK RIVER VALLEY

     This area represents a mix of metropolitan and rural communities with a strong emphasis in manufacturing, service and agri-business. AMCORE Bank, Rock River Valley, has $651 million in assets and seven locations. AMCORE Bank, North Central, has $446 million in assets and 11 locations. AMCORE Bank, Rock River Valley, is a leader in its market with a 42 percent market share for both loans and deposits. AMCORE Bank, North Central, also has a top market share position. Growth along the Interstate 88, 39 and 80 corridors should continue to offer opportunities to increase asset size and profitability.

WITH LOCATIONS IN ILLINOIS,

WISCONSIN AND IOWA,

AMCORE IS STRATEGICALLY

LOCATED TO BENEFIT FROM THE

CONTINUING MIDWESTERN

ECONOMIC STRENGTHS IN

MANUFACTURING, TECHNOLOGY

AND SERVICE PROVIDERS.


[MAP]

ROCKFORD MSA POPULATION 350,000


WISCONSIN

     AMCORE ranks among the top 10 banks in the state with $881 million in assets and 25 locations. The Wisconsin market comprises an eight county market area with a population of 800,000 that is expected to grow by 12 percent in 10 years. AMCORE added Midwest Federal Financial Corp., Baraboo, to its Wisconsin operations in March 1998. This was a strategic fit for the company, filling a market gap between two previous acquisitions. Also in 1998, AMCORE combined the operations of several of its Wisconsin banks to gain greater efficiencies and improve service.

IOWA

     Iowa is home to Investors Management Group, AMCORE's asset management and mutual fund administration operations, which was acquired in February 1998. This aquisition broadened the company's expertise in fixed-income management, expanded the number of Vintage Mutual Funds from seven to 10 and brought administration of the Vintage Funds in-house. Assets in the Vintage Funds increased 49 percent to $1.3 billion as of December 31, 1998. The Vintage Equity Fund reached a milestone by surpassing $500 million in assets in 1998 and consistently earned a four- or five-star rating from Morningstar since 1996. More than half of the increase in trust and asset management revenues in 1998 are a result of the addition of Investors Management Group and bringing mutual fund administration in-house.

ABOVE ALL ELSE, WE UNDERSTAND THIS: AMCORE SHAREHOLDERS ARE OUR CUSTOMERS, TOO. OUR COMMITMENT TO DELIVER SHAREHOLDER VALUE IS NOT A JOB FOR JUST A FEW OF US; IT IS A JOB FOR EVERYONE IN OUR COMPANY. WE TAKE PRIDE IN WHAT WE DO, AND ARE FOCUSED ON YOU.

SHARE
     HOLDER

     Being an AMCORE shareholder meant more than just owning a stock certificate for Marty Pschirrer. Stock ownership meant understanding the company's strategic goals and having confidence in the people who run the business.

     "My wife, Becky, and I grew up in the Midwest," said Marty. "Our roots are here, so we wanted to invest in a company that shared our Midwestern values and would give us a good return on our investment."

AMCORE HAS FIVE KEY STRATEGIC INITIATIVES.
     CUSTOMER FOCUS: AMCORE's success depends upon how well it meets its customers' needs, and meeting those needs will lead to greater profitability.

     SALES MANAGEMENT: Employees do more than just sell products; they identify customer needs, offer financial solutions and manage the relationship to develop long-term customer loyalty.

     FINANCIAL SERVICES ATTITUDE: Our employees realize we are more than just a bank and are able to offer a wide variety of products and services.

     SUPER COMMUNITY BANKING: We offer more personalized service, more locally responsive decision making and more community involvement than the mega banks. We also offer more sophisticated products, more advanced technology and more knowledgeable sales staff than the smaller local banks.

     GROWTH: The company grows through increased sales and strategic acquisitions which enhance shareholder value.



CUSTOMERS

                         [PHOTO]

ONE OF THE BEST WAYS A COMPANY CAN INCREASE SHAREHOLDER VALUE IS TO ENCOURAGE ITS EMPLOYEES TO TAKE OWNERSHIP IN THE COMPANY'S PERFORMANCE. AT AMCORE, ALL EMPLOYEES ARE SHAREHOLDERS.

                                    [PHOTO]


[PHOTO] AN ENTREPRENEURIAL SPIRIT IS BEHIND EVERY SUCCESSFUL BUSINESS. AMCORE'S GOAL IS TO PARTNER WITH OUR BUSINESS CUSTOMER BY
MEETING THEIR FINANCIAL NEEDS, BOTH BIG AND SMALL, SO THEY CAN FOCUS ON WHAT THEY DO BEST - RUNNING THEIR BUSINESS.

AMCORE EARNED SBA "PREFERRED" LENDER STATUS IN ILLINOIS IN 1998, WHICH ALLOWS US TO BETTER SERVE SMALL BUSINESS CUSTOMERS - OF WHICH THERE ARE MANY. ROCKFORD, ILLINOIS, OUR HEADQUARTERS, RANKS AMONG THE TOP 20 CITIES NATIONALLY FOR SMALL BUSINESSES, ACCORDING TO ENTREPRENEUR MAGAZINE.


BUSINESS
     BANKING

     Bill Hoff had big dreams for his business, Prime Automation. After all, he put a lot of hard work into starting it 10 years ago. When it came time to build a new facility, he knew he had to find a lender that could do more than just loan him money. He needed a lender that could understand and share his vision for his company.

     "AMCORE took the time to find out what my business was all about," said Bill. "I felt my banker, Jack Joyce, was on my team. When I needed him, he was there at a moment's notice."

     "You can't take on more orders if you don't have the space to build your product. Other banks were slow to respond to my lending requests, but AMCORE understood my urgency," said Bill. "Now I rely on AMCORE for cash management, equipment financing and my own personal banking needs."

     At AMCORE, business banking means helping our local businesses and our communities grow. In 1998, commercial lending increased nearly 28 percent, or $301.8 million, for a total of nearly $1.4 billion in loans outstanding. This growth was due to our successful sales management program and strong local markets. Through the Small Business Express Program and the SBA Preferred Lending Program, AMCORE had 35 loans approved in 1998 totaling $11.6 million. AMCORE ranked fourth in loan volume in the Illinois Capital Access Program, which provides working capital to small businesses.

CUSTOMERS

AT AMCORE BANK, THE CART NEVER COMES BEFORE THE HORSE. FIRST, WE DETERMINE NEEDS, THEN WE DEVELOP PRODUCTS. THE KEYSTONE PHILOSOPHY IS REFLECTED IN THE PHRASE, "FOCUSED ON YOU." THIS TRULY IS A FINANCIAL INSTITUTION WHERE ENHANCING OUR CUSTOMERS' LIVES AND FULFILLING THEIR NEEDS IS THE MOST IMPORTANT THING WE DO.


PERSONAL
     BANKING

     Dr. Pam Schmidt needed a bank that could help her simplify her life. She and her husband, Roger, have a busy dental practice and a busy family life. "We don't have a lot of free time, and the time we do have, we like to spend with our three daughters," she said. "I don't want to spend my time playing phone tag with my banker."

     As an AMCORE Pinnacle Private Banking customer, Pam doesn't have to make a lot of calls to a lot of departments to get her questions answered. All she has to do is call her private banker, Jody Jungerberg. "Jody's great, she answers all my questions," said Pam. "Even out-of-the ordinary ones like, `What's the blue book value of my car?'"

     Whether our customers sit down with a personal banker, a private banker or an Ambassador Club banker for customers over 55, the results are the same: Real solutions for everyday life.

     By focusing on our customers' needs, we have been able to increase sales and revenues. Our installment loan volume increased 54 percent to $155.2 million and our home equity lending increased 11 percent to $140.5 million. Our popular AMDEX Money Market Account brought in nearly $260 million in deposits. In 1999, we will add online banking to our product offerings, making it even easier for our customers to do business with us and access their accounts, anytime, anywhere.

CUSTOMERS

[PHOTO]    OUR STRENGTH IS OUR EMPLOYEES. THEY UNDERGO EXTENSIVE
           SALES MANAGEMENT AND PRODUCT  KNOWLEDGE  TRAINING SO
THEY CAN BETTER UNDERSTAND OUR CUSTOMERS' FINANCIAL NEEDS AND SUGGEST THE BEST PRODUCTS AND SERVICES AVAILABLE.

[PHOTOS]

AMCORE BRINGS WALL STREET HOME TO THE MIDWEST. WE'VE ESTABLISHED A TRADITION OF EXCELLENCE BY PROVIDING HIGH QUALITY TRUST, INVESTMENT MANAGEMENT AND INSURANCE SERVICES TO INDIVIDUALS AND CORPORATIONS FOR OVER 100 YEARS.

WITH THE 1998 ACQUISITION OF IOWA-BASED INVESTORS MANAGEMENT GROUP, OUR ASSETS UNDER MANAGEMENT DOUBLED TO $4.2 BILLION. OUR VINTAGE FAMILY OF MUTUAL FUNDS NOW INCLUDES 10 FUNDS AND $1.3 BILLION IN ASSETS.


INVEST
     MENT

     After more than 30 years with Aqua-Aerobic Systems, Inc., Jim Gault was retiring from his job as president. However, he wasn't quite ready to hang up his hat and sit back in his easy chair. He was 62 and planned to continue leading a busy professional life while enjoying some important family time.

     "AMCORE's trust and investment area offered me sound investment decisions," said Jim.

     Jim was familiar with AMCORE's institutional asset management group, which managed Aqua-Aerobic's employee 401K plan. "I liked the investment performance AMCORE achieved with our employee plan, so I thought I would see what they could do for me," said Jim. "As my retirement life gets busier, I wouldn't be surprised if I turn over the management of more of my investments to AMCORE, so I can enjoy the really important things in life, like fishing in the North Woods of Wisconsin."

     AMCORE Investment Group, N.A. (AIG) has established a tradition of excellence by providing high quality trust and investment management services to individuals and corporations. Insurance products are offered to individual and corporate clients through AMCORE Insurance Group, Inc.

     In 1998, AIG significantly expanded its investment capabilities with the acquisition in February of Investors Management Group, Des Moines, Iowa. With $4.2 billion in assets under management, AIG now ranks among the top 15 percent of asset managers based on size in the country. AIG has 17 locations throughout Illinois, Iowa and Wisconsin.

                                                                         CLIENTS

IN 1998, OUR MORTGAGE ORIGINATIONS REACHED RECORD LEVELS DUE TO OUR EXPANSION INTO WISCONSIN, THE LOW INTEREST RATE ENVIRONMENT AND OUR COMMITMENT TO PROVIDE AFFORDABLE MORTGAGES AND REFINANCING.

MORT
    GAGE

     Buying a new home was the most important purchase the Saez-Gimeno's ever made. So when it came time to find a mortgage lender to finance their dream home, they wanted personalized service, hassle-free loan approval and rates and terms to fit their needs.

     "Buying a home is stressful enough, but we were also getting married," said Julie Saez-Gimeno. "We closed on our home 15 days after our wedding." Julie's husband, Jesus, said it was the little things their AMCORE Mortgage loan originator, Margie Nowak, did that made the loan process as hassle-free as possible. "She met with us right away on a Saturday, told us up front what items we needed in order to be approved, and we had our answer within 24 hours," said Jesus. "She kept in touch with us throughout the process so we could lock in at the lowest rate possible."

     "Now we're focusing on the more relaxing part of owning a home, like redecorating," said Julie.

     Personalized service, improved loan processing technology and attractive products have helped AMCORE Mortgage reach record loan originations of $479 million in 1998. This growth also was made possible by a strong housing market and low interest rates, which fueled the refinancing boom. This was the first year AMCORE Mortgage began operating in Wisconsin, which added significantly to loan growth with $128 million in originations. Mortgage revenues overall were $10.6 million in 1998, compared to $5.8 million in 1997. AMCORE Mortgage manages a servicing portfolio of 1-to-4 family residential loans of over $1.2 billion.

CUSTOMERS

                                    [PHOTO]


[PHOTO]  ROCKFORD, ILLINOIS, AMCORE'S HEADQUARTERS, IS THE
SECOND MOST AFFORDABLE HOUSING MARKET IN THE NATION. LOW INTEREST
RATES AND FAVORABLE MARKET CONDITIONS IN ALL OF AMCORE'S COMMUNITIES LED TO A 121% INCREASE IN MORTGAGE ORIGINATIONS.

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                       $

                                   FINANCIALS

AMCORE Financial, Inc. and Subsidiaries   CONDENSED CONSOLIDATED BALANCE SHEETS
                                                                 (in thousands)


                                                     As of December 31,

ASSETS                                               1998                  1997
-------------------------------------------------------------------------------
   Cash and cash equivalents                $     144,199          $    105,218
   ----------------------------------------------------------------------------
   Federal funds sold and other
      short-term investments                       22,824                 2,839
   ----------------------------------------------------------------------------
   Loans held for sale                             46,836                29,869
   ----------------------------------------------------------------------------
   Securities available for sale                1,327,532             1,441,593
   ----------------------------------------------------------------------------
   Securities held to maturity
      (fair value of $16,371 in 1998;
      $15,611 in 1997)                             16,142                15,423
   ============================================================================
       Total Securities                         1,343,674             1,457,016
   ----------------------------------------------------------------------------
   Loans and leases, net of unearned income     2,451,518             1,962,674
   ----------------------------------------------------------------------------
   Allowance for loan and lease losses            (26,403)              (19,908)
   ============================================================================
       Net Loans and Leases                     2,425,115             1,942,766
   ----------------------------------------------------------------------------
   Premises and equipment, net                     58,763                54,774
   ----------------------------------------------------------------------------
   Intangible assets, net                          19,028                12,168
   ----------------------------------------------------------------------------
   Foreclosed real estate                           2,321                 1,668
   ----------------------------------------------------------------------------
   Other assets                                    85,073                61,372
   ----------------------------------------------------------------------------
       Total Assets                         $   4,147,833          $  3,667,690
   ============================================================================


LIABILITIES
   ----------------------------------------------------------------------------
   Deposits:
   ----------------------------------------------------------------------------
     Demand deposits                        $   1,169,835          $    915,954
   ----------------------------------------------------------------------------
     Savings deposits                             182,330               170,882
   ----------------------------------------------------------------------------
     Other time deposits                        1,595,559             1,440,207
   ============================================================================
       Total Deposits                           2,947,724             2,527,043
   ----------------------------------------------------------------------------
   Short-term borrowings                          498,211               647,509
   ----------------------------------------------------------------------------
   Long-term borrowings                           330,361               159,125
   ----------------------------------------------------------------------------
   Other liabilities                               55,454                46,537
   ============================================================================
       Total Liabilities                    $   3,831,750          $  3,380,214
   ============================================================================


STOCKHOLDERS' EQUITY
   ----------------------------------------------------------------------------
   Preferred stock, $1 par value:
   authorized 10,000,000 shares;
   none issued                              $           -          $          -
   ----------------------------------------------------------------------------
   Common stock, $.22 par value:
   authorized 45,000,000 shares; issued
   29,593,495 in 1998,
   ----------------------------------------------------------------------------
   27,681,138 in 1997; outstanding 28,837,698
   in 1998, 26,922,604 in 1997                      6,572                 6,152
   ----------------------------------------------------------------------------
   Additional paid-in capital                      75,260                73,262
   ----------------------------------------------------------------------------
   Retained earnings                              247,486               206,235
   ----------------------------------------------------------------------------
   Treasury stock and other                        (9,969)               (6,547)
   ----------------------------------------------------------------------------
   Accumulated other comprehensive
     income (loss)                                 (3,266)                8,374
   ============================================================================
       Total Stockholders' Equity           $     316,083          $    287,476
   ============================================================================
       Total Liabilities and
         Stockholders' Equity               $   4,147,833          $  3,667,690
   ============================================================================

AMCORE Financial, Inc. and Subsidiaries                  CONDENSED CONSOLIDATED
                                                           STATEMENTS OF INCOME
                                          (In thousands, except per share data)

                                                  Years ended December 31,
INTEREST INCOME                                      1998                  1997
   ============================================================================
   Interest and fees on loans and leases    $     192,974        $      164,520
   ----------------------------------------------------------------------------
   Interest on securities                          94,235                93,372
   ----------------------------------------------------------------------------
   Interest on federal funds sold and
     other short-term investments                     729                   538
   ----------------------------------------------------------------------------
   Interest and fees on loans held for sale         2,923                 1,529
   ============================================================================
     Total Interest Income                  $     290,861        $      259,959
   ============================================================================


INTEREST EXPENSE
   ============================================================================
   Interest on deposits                     $     116,604        $      101,075
   ----------------------------------------------------------------------------
   Interest on short-term borrowings               34,855                38,998
   ----------------------------------------------------------------------------
   Interest on long-term borrowings                16,668                 8,887
   ============================================================================
     Total Interest Expense                 $     168,127        $      148,960
   ============================================================================

   ============================================================================
     Net Interest Income                    $     122,734        $      110,999
   ============================================================================
   Provision for loan and lease losses              7,993                 7,045
   ============================================================================
     Net Interest Income After Provision
        for Loan and Lease Losses           $     114,741        $      103,954
   ============================================================================


NON-INTEREST INCOME
   ----------------------------------------------------------------------------
   Trust and asset management income        $      23,721        $       16,451
   ----------------------------------------------------------------------------
   Service charges on deposits                      8,831                 7,837
   ----------------------------------------------------------------------------
   Mortgage revenues                               10,560                 5,827
   ----------------------------------------------------------------------------
   Insurance revenues                               1,875                 1,584
   ----------------------------------------------------------------------------
   Collection fee income                                -                 2,105
   ----------------------------------------------------------------------------
   Other                                            9,334                10,599
   ============================================================================
     Total Non-Interest Income,
       Excluding Net Security Gains         $      54,321        $       44,403
   ============================================================================
   Net realized security gains                      4,427                 4,198
   ----------------------------------------------------------------------------


OPERATING EXPENSES
   ============================================================================
   Personnel expense                        $      64,433        $       58,858
   ----------------------------------------------------------------------------
   Net occupancy expense                            6,750                 6,490
   ----------------------------------------------------------------------------
   Equipment expense                                7,895                10,816
   ----------------------------------------------------------------------------
   External data processing expense                 5,339                 2,654
   ----------------------------------------------------------------------------
   Professional fees                                5,723                 6,366
   ----------------------------------------------------------------------------
   Other                                           29,454                29,789
   ============================================================================
     Total Operating Expenses               $     119,594        $      114,973
   ============================================================================
   Income Before Income Taxes               $      53,895        $       37,582
   ----------------------------------------------------------------------------
   Income taxes                                    14,314                 8,918
   ============================================================================
     Net Income                             $      39,581        $       28,664
   ============================================================================
   Basic Earnings Per Common Share          $        1.39        $         1.07
   ----------------------------------------------------------------------------
   Diluted Earnings per Common Share                 1.36                  1.05
   ----------------------------------------------------------------------------
   Dividends per Common Share                        0.54                  0.45
   ----------------------------------------------------------------------------
   Average Common Shares Outstanding               28,515                26,862
   ----------------------------------------------------------------------------
   Average Diluted Shares Outstanding              29,098                27,405
   ----------------------------------------------------------------------------

                                                     December 31, 1998
CAPITAL (in thousands)                             AMOUNT                 RATIO
   ============================================================================
   Tier 1 Capital                           $     339,718                12.46%
   ----------------------------------------------------------------------------
   Tier 1 Capital Minimum                         109,039                 4.00
   ----------------------------------------------------------------------------
   AMOUNT IN EXCESS OF REGULATORY MINIMUM   $     230,679                 8.46%
   ============================================================================


                                                   AMOUNT                 RATIO
   ----------------------------------------------------------------------------
   Total Capital                            $     366,121                13.43%
   ----------------------------------------------------------------------------
   Total Capital Minimum                          218,078                 8.00
   ----------------------------------------------------------------------------
   AMOUNT IN EXCESS OF REGULATORY MINIMUM   $     148,043                 5.43%
   ============================================================================


   INDEPENDENT AUDITORS' REPORT

   The Board of Directors and Stockholders
   AMCORE Financial, Inc.
   Rockford, Illinois

   We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of AMCORE Financial, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated January 19, 1999, we expressed an unqualified opinion on those consolidated financial statements. The financial statements of AMCORE Financial, Inc. and subsidiaries as of December 31, 1997, were audited by other auditors whose report thereon dated January 19, 1998 expressed an unqualified opinion on those statements.

   In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1998 and condensed consolidated statement of income for the year then ended appearing on pages 22 and 23 is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


   /s/ KPMG LLP
   -----------------------

   Chicago, Illinois
   January 19, 1999


   ANNUAL MEETING & STOCK LISTING

   The annual meeting of the stockholders will be held at 5:30 p.m. on Tuesday, May 4, 1999 at Cliffbreakers, 700 West Riverside Boulevard, Rockford, Illinois. Common stock of AMCORE Financial, Inc. is traded on the National Market System of NASDAQ under the symbol "AMFI."

   The stock transfer agent for AMCORE Financial, Inc. is:
         Firstar Trust Company
         1555 N. RiverCenter Drive
         Suite 301
         Milwaukee, Wisconsin  53212
         1-800-637-7549

   A comprehensive presentation of the financial statements and management's presentation of the analysis of financial condition and results of operations can be found in the 1998 Annual Report on Form 10-K filed with the Securities Exchange Commission, which can be referenced at www.SEC.gov. All shareholders have been provided the 1999 Notice of Annual Meeting, 1998 Proxy and 1998 Annual Report on Form 10-K along with this Summary Annual Report.

   AMCORE is an equal opportunity employer and participates in affirmative action.

AMCORE LOCATIONS
IN ILLINOIS:
AMCORE BANK, ALEDO

Aledo Office and Drive-Up
201 W. Main Street
Aledo, Illinois  61231
-------------------------------------------------------------------------------
AMCORE Bank N.A.,  North Central

Ashton Office and Drive-Up
803 Main Street
Ashton, Illinois  61006

Gridley Office and Drive-Up
325 Center Street
Gridley, Illinois  61744

Mendota Office and Drive-Up
801 Washington Street
Mendota, Illinois  61342

Mendota Drive-Up
609 Eighth Avenue
Mendota, Illinois  61342

Peru Office
1810 Fourth Street
Peru, Illinois  61354

Peru Drive-Up
2022 Fourth Street
Peru, Illinois  61354

Peru EconoFoods Office
1351 38th Street
Peru, Illinois  61354

Princeton South Office and Drive-Up
815 S. Main Street
Princeton, Illinois  61356

Princeton North Office and Drive-Up
1407 N. Main Street
Princeton, Illinois  61356

Sheffield Office
113 S. Main Street
Sheffield, Illinois  61361

Wyanet Office and Drive-Up
135 E. Main Street
Wyanet, Illinois  61379
-------------------------------------------------------------------------------
AMCORE BANK N.A.,  NORTHWEST

Crystal Lake Office and Drive-Up
5100 Northwest Highway
Crystal Lake, Illinois  60014

McHenry Office
3922 W. Main Street
McHenry, Illinois 60050

Northwood Drive-Up
2100 N. Seminary Avenue
Woodstock, Illinois  60098

Woodstock Office and Drive-Up
225 W. Jackson
Woodstock, Illinois  60098
-------------------------------------------------------------------------------
AMCORE BANK N.A.,  ROCK RIVER VALLEY

Dixon Office and Drive-Up
101 W. First Street
Dixon, Illinois  61021

Hennepin and Boyd Drive-Up
212 North Hennepin
Dixon, Illinois  61021

Independence Court Office and Drive-Up
101 Independence Court
Dixon, Illinois  61021

Mt. Morris Office and Drive-Up
2 W. Main Street
Mt. Morris, Illinois  61054

Oregon Office
122 North Fourth Street
Oregon, Illinois  61061

Rock Falls Office and Drive-Up
941 First Avenue
Rock Falls, Illinois  61071

Sterling Office and Drive-Up
302 First Avenue
Sterling, Illinois  61081
-------------------------------------------------------------------------------
AMCORE BANK N.A.,  ROCKFORD

Seventh Street Corporate Office
501 Seventh Street
Rockford, Illinois  61104

Alpine Village Office and Drive-Up
2510 S. Alpine Road
Rockford, Illinois  61108

Belvidere Pacemaker Office and Drive-Up
401 Southtowne Drive
Belvidere, Illinois  61008

Brynwood Office and Drive-Up
2705 N. Mulford Road
Rockford, Illinois  61114

Brynwood Hilander Office
2601 N. Mulford Road
Rockford, Illinois  61114

Carpentersville Office and Drive-Up
94 Kennedy Memorial Drive
Carpentersville, Illinois  60110

Colonial Village Office and Drive-Up
1480 S. Alpine Road
Rockford, Illinois  61108

Elgin Office and Drive-Up
1950 Big Timber Road
Elgin, Illinois  60123

Freeport Cub Foods Office
1512 S. West Avenue
Freeport, Illinois  61032

North Alpine Cub Foods Office
6550 N. Alpine Road
Loves Park, Illinois  61111

North Main Hilander Office
3710 N. Main Street
Rockford, Illinois  61103

Rochelle Eagle Office
320 Eagle Drive
Rochelle, Illinois  61068

Rochelle Office and Drive-Up
1010 Highway 251 South
Rochelle, Illinois  61068

Roscoe Hilander Office and Drive-Up
4844 Hononegah Road
Roscoe, Illinois  61073

Rural Hilander Office
1715 Rural Street
Rockford, Illinois  61107

Sixth Street Drive-Up
920 Fourth Avenue
Rockford, Illinois  61104

South Beloit Office and Drive-Up
640 Blackhawk Boulevard
South Beloit, Illinois  61080

South Main Office and Drive-Up
228 S. Main Street
Rockford, Illinois  61101

IN WISCONSIN:
AMCORE BANK, CENTRAL WISCONSIN

Baraboo Office and Drive-Up
1159 Eighth Street
Baraboo, Wisconsin 53913

Baraboo/Trust
128 Fourth Avenue
Baraboo, Wisconsin 53913

Baraboo Pick `n Save Office
615 Highway 136
West Baraboo, Wisconsin 53913

Dalton Office
509 Main Street
Dalton, Wisconsin 53926

Kingston Office and Drive-Up
120 N. South Street
Kingston, Wisconsin 53939

Lodi Office and Drive-Up
713 N. Main Street
Lodi, Wisconsin 53555

Portage North Office and Drive-Up
2851 New Pinery Road
Portage, Wisconsin 53901

Portage South Drive-Up
611 E. Wisconsin Street
Portage, Wisconsin 53901

Sauk Prairie Office and Drive-Up
525 Water Street
Sauk City, Wisconsin 53583
-------------------------------------------------------------------------------
AMCORE BANK, CLINTON

Clinton Office
214 Allen Street
Clinton, Wisconsin 53525

Clinton Office and Drive-Up
500 Peck Avenue
Clinton, Wisconsin 53525

Darien Office
218 N. Walworth Street
Darien, Wisconsin 53114
-------------------------------------------------------------------------------
AMCORE BANK, MONTELLO

Montello Office and Drive-Up
24 West Street
Montello, Wisconsin 53949

Westfield Office and Drive-Up
326 Second Street
Westfield, Wisconsin 53964
-------------------------------------------------------------------------------
AMCORE BANK N.A., SOUTH CENTRAL

Monroe Office
1625 Tenth Street
Monroe, Wisconsin 53566

Monroe Drive-Up
1919 Tenth Street
Monroe, Wisconsin 53566

Argyle Office and Drive-Up
321 Milwaukee Street
Argyle, Wisconsin 53504

Darlington Office
153 Wells Street
Darlington, Wisconsin 53530

Mt. Horeb Office
100 S. First Street
Mt. Horeb, Wisconsin 53572

Mt. Horeb Drive-Up
1300 Business Hwy. 18-151 East
Mt. Horeb, Wisconsin 53572

New Glarus Office and Drive-Up
512 Highway 69
New Glarus, Wisconsin 53574

Belleville Office and Drive-Up
One W. Main Street
Belleville, Wisconsin 53508

Hilldale Office and Drive-Up
3609 University Avenue
Madison, Wisconsin 53705

Odana Office and Drive-Up
6698 Odana Road
Madison, Wisconsin 53719

Verona Office and Drive-Up
610 W. Verona Avenue
Verona, Wisconsin 53593
-------------------------------------------------------------------------------
AMCORE FINANCIAL SERVICES COMPANIES

AMCORE Consumer Finance Company, Inc.
262 N. Phelps Avenue
Rockford, Illinois  61108
(815) 961-4941

AMCORE Insurance Group, Inc.
201 W. Main Street
Aledo, Illinois  61231
(815) 961-3467

AMCORE Investment Group, N.A.
AMCORE Financial Plaza
501 Seventh Street
P.O. Box 1537
Rockford, Illinois  61110-0037
(815) 961-7119

AMCORE Investment Services, Inc.
AMCORE Financial Plaza
501 Seventh Street
P.O. Box 1537
Rockford, Illinois  61110-0037
(815) 961-7049

AMCORE Mortgage, Inc.
1021 N. Mulford Road
P.O. Box 1687
Rockford, Illinois  61110-0187
(815) 961-7200

Investors Management Group, Ltd.
2203 Grand Avenue
Des Moines, Iowa 50312-5338
(515) 244-5426

    Rockford Office:
    AMCORE Financial Plaza
    501 Seventh Street
    P.O.Box 1537
    Rockford, Illinois  61110-0037
    (815) 961-7779

DIRECTORS OF AMCORE FINANCIAL, INC.


Milton R. Brown
Chairman of the Board,
President & Chief Executive Officer
Suntec Industries Incorporated

Carl J. Dargene
Chairman
AMCORE Financial, Inc.

Richard C. Dell
Group President
Newell Co.

Paul Donovan
Executive Vice President
& Chief Financial Officer
Sundstrand Corporation

Lawrence E. Gloyd
Chairman, President
& Chief Executive Officer
CLARCOR

John A. Halbrook
Chairman, President
& Chief Executive Officer
Woodward

Frederick D. Hay
Senior Vice President - Operations
Snap-on Incorporated

William R. McManaman
Vice President - Finance
& Chief Financial Officer
Dean Foods Company

Robert J. Meuleman
President & Chief Executive Officer
AMCORE Financial, Inc.

Ted Ross
President
Ross and Noerr Incorporated

Jack D. Ward, Esq.
Reno, Zahm, Folgate, Lindberg
& Powell, Attorneys

Gary L. Watson
President/Newspaper Division
Gannett Co., Inc.
-------------------------------------------------------------------------------
DIRECTORS EMERITI OF AMCORE FINANCIAL, INC.

David A. Carlson
Retired Chairman
Carlson Roofing Company

Thomas L. Clinton, Sr.
Chairman
Clinton Electronics Corporation
Robert A. Doyle
President
Yenom Development Company

C. Roger Greene
Retired Chairman
Rockford Clutch Division
Borg-Warner Corporation

Robert A. Henry, M.D.
President
The Visioneering Group

Roger Reno, Esq.
Chairman Emeritus
AMCORE Financial, Inc.
-------------------------------------------------------------------------------
CORPORATE EXECUTIVE STAFF & CORPORATE BOARD CHAIRMEN

Patricia M. Bonavia
President
AMCORE Investment Services, Inc.

Carl J. Dargene
Chairman
AMCORE Financial, Inc.

Kenneth E. Edge
Executive Vice President
& Chief Operating Officer
AMCORE Financial, Inc.

Jay H. Evans
President & Chief Investment Officer
Investors Management Group, Ltd.

Lori A. Gaddis
President
AMCORE Insurance Group, Inc.

Charles E. Gagnier
Executive Vice President
Bank Mergers & Acquisitions
AMCORE Financial, Inc.
Chairman - AMCORE Bank N.A.,
Rockford

Ronald L. Georgeson
President & Chief Executive Officer
AMCORE Bank N.A., South Central

Andrew Hartlieb
President & Chief Executive Officer
AMCORE Bank N.A., Northwest

John R. Hecht
Executive Vice President &
Chief Financial Officer
AMCORE Financial, Inc.

William T. Hippensteel
Senior Vice President &
Marketing Director
AMCORE Financial, Inc.

Leon Holschbach
President & Chief Executive Officer
AMCORE Bank N.A., North Central

Scott Huedepohl
President & Chief Executive Officer
AMCORE Bank, Central Wisconsin

Alan W. Kennebeck
Group Vice President - Financial Services
AMCORE Financial, Inc.
President & Chief Executive Officer
AMCORE Investment Group, N.A.

Jerry A. Lecklider
President & Chief Executive Officer
AMCORE Bank, Aledo
AMCORE Bank N.A., Rock River Valley

Joseph B. McGougan
President & Chief Executive Officer
AMCORE Mortgage, Inc.

Robert J. Meuleman
President & Chief Executive Officer
AMCORE Financial, Inc.

Donald L. Miller
President & Chief Executive Officer
AMCORE Consumer Finance Company, Inc.

Wayne W. Pivotto
President & Chief Executive Officer
AMCORE Bank, Montello

James S. Waddell
Executive Vice President &
Chief Administrative Officer
Corporate Secretary
AMCORE Financial, Inc.

James F. Warsaw
Group Vice President & Chief Credit Officer
AMCORE Financial, Inc.
President & Chief Executive Officer
AMCORE Bank N.A., Rockford

Charie A. Zanck
Group Vice President - Banking
AMCORE Financial, Inc.

Scott Zimmerman
President & Chief Executive Officer
AMCORE Bank, Clinton

                                     AMCORE
                                Financial, Inc.


           501 SEVENTH STREET, ROCKFORD, ILLINOIS 61104 815.968.2241
                                 www.AMCORE.com