Form 10-K, Exhibit 13
period 1999-12-31
AMCORE FINANCIAL INC
filed 2000-03-24
CIK 714756

                                                                      EXHIBIT 13

Consolidated FInancial Statements and Financial Review

AMCORE FINANCIAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

                                                                                         (in thousands, except share data)
                                                                                                As of December 31,
ASSETS                                                                                       1999                1998
----------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                                             $     179,113       $       144,199
----------------------------------------------------------------------------------------------------------------------------
  Federal funds sold and other short-term investments                                           6,039                22,824
----------------------------------------------------------------------------------------------------------------------------
  Loans held for sale                                                                          13,974                46,836
----------------------------------------------------------------------------------------------------------------------------
  Securities available for sale                                                             1,227,396             1,327,532
----------------------------------------------------------------------------------------------------------------------------
  Securities held to maturity (fair value of $13,818 in 1999; $16,371 in 1998)                 13,977                16,142
============================================================================================================================
       Total Securities                                                                     1,241,373             1,343,674
----------------------------------------------------------------------------------------------------------------------------
  Loans and leases, net of unearned income                                                  2,746,613             2,451,518
----------------------------------------------------------------------------------------------------------------------------
  Allowance for loan and lease losses                                                         (28,377)              (26,403)
============================================================================================================================
       Net Loans and Leases                                                                 2,718,236             2,425,115
----------------------------------------------------------------------------------------------------------------------------
  Premises and equipment, net                                                                  55,618                58,763
----------------------------------------------------------------------------------------------------------------------------
  Intangible assets, net                                                                       17,102                19,028
----------------------------------------------------------------------------------------------------------------------------
  Foreclosed real estate                                                                        2,675                 2,321
----------------------------------------------------------------------------------------------------------------------------
  Other assets                                                                                113,491                85,073
============================================================================================================================
       Total Assets                                                                     $   4,347,621       $     4,147,833
============================================================================================================================

LIABILITIES
----------------------------------------------------------------------------------------------------------------------------
  Deposits:
  Demand deposits                                                                       $   1,202,632       $     1,169,835
----------------------------------------------------------------------------------------------------------------------------
  Savings deposits                                                                            145,795               182,330
----------------------------------------------------------------------------------------------------------------------------
     Other time deposits                                                                    1,667,981             1,595,559
============================================================================================================================
       Total Deposits                                                                       3,016,408             2,947,724
----------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                                                       699,398               498,211
----------------------------------------------------------------------------------------------------------------------------
  Long-term borrowings                                                                        285,270               330,361
----------------------------------------------------------------------------------------------------------------------------
  Other liabilities                                                                            52,817                55,454
============================================================================================================================
       Total Liabilities                                                                $   4,053,893       $     3,831,750
============================================================================================================================

STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------
  Preferred stock, $1 par value: authorized 10,000,000 shares; none issued              $           -       $             -
----------------------------------------------------------------------------------------------------------------------------
  Common stock, $.22 par value: authorized 45,000,000 shares;
  issued 29,648,571 in 1999, 29,593,495 in 1998;
  outstanding 27,949,431 in 1999, 28,837,698 in 1998                                            6,585                 6,572
----------------------------------------------------------------------------------------------------------------------------
  Additional paid-in capital                                                                   74,244                75,260
----------------------------------------------------------------------------------------------------------------------------
  Retained earnings                                                                           271,781               247,486
----------------------------------------------------------------------------------------------------------------------------
  Treasury stock and other                                                                    (31,975)               (9,969)
----------------------------------------------------------------------------------------------------------------------------
  Accumulated other comprehensive income (loss)                                               (26,907)               (3,266)
============================================================================================================================
       Total Stockholders' Equity                                                       $     293,728       $       316,083
============================================================================================================================
       Total Liabilities and Stockholders' Equity                                       $   4,347,621       $     4,147,833
============================================================================================================================

AMCORE FINANCIAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

                                                                                     (In thousands, except per share data)

                                                                                           Years ended December 31,
INTEREST INCOME                                                                         1999                      1998
=============================================================================================================================
 Interest and fees on loans and leases                                             $      215,173             $     192,974
-----------------------------------------------------------------------------------------------------------------------------
 Interest on securities                                                                    82,136                    94,235
-----------------------------------------------------------------------------------------------------------------------------
 Interest on federal funds sold and other short-term investments                            1,100                       729
-----------------------------------------------------------------------------------------------------------------------------
 Interest and fees on loans held for sale                                                   1,913                     2,923
-----------------------------------------------------------------------------------------------------------------------------
  Total Interest Income                                                            $      300,322             $     290,861
=============================================================================================================================

INTEREST EXPENSE
=============================================================================================================================
 Interest on deposits                                                              $      118,009             $     116,604
-----------------------------------------------------------------------------------------------------------------------------
 Interest on short-term borrowings                                                         32,573                    34,855
-----------------------------------------------------------------------------------------------------------------------------
 Interest on long-term borrowings                                                          18,301                    16,668
=============================================================================================================================
  Total Interest Expense                                                           $      168,883             $     168,127
=============================================================================================================================

=============================================================================================================================
  Net Interest Income                                                              $      131,439             $     122,734
=============================================================================================================================
 Provision for loan and lease losses                                                       10,550                     7,993
=============================================================================================================================
  Net Interest Income After Provision for Loan and Lease Losses                    $      120,889             $     114,741
=============================================================================================================================

NON-INTEREST INCOME
=============================================================================================================================
 Trust and asset management income                                                 $       28,872             $      23,721
-----------------------------------------------------------------------------------------------------------------------------
 Service charges on deposits                                                               10,176                     8,831
-----------------------------------------------------------------------------------------------------------------------------
 Mortgage revenues                                                                          6,930                    10,560
-----------------------------------------------------------------------------------------------------------------------------
 Insurance revenues                                                                         1,735                     1,875
-----------------------------------------------------------------------------------------------------------------------------
 Other                                                                                      9,733                     9,334
=============================================================================================================================
  Total Non-Interest Income, Excluding Net Realized Security Gains                 $       57,446             $      54,321
=============================================================================================================================
 Net realized security gains                                                                  530                     4,427
-----------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
=============================================================================================================================
 Personnel expense                                                                 $       69,039             $      64,433
-----------------------------------------------------------------------------------------------------------------------------
 Net occupancy expense                                                                      6,711                     6,750
-----------------------------------------------------------------------------------------------------------------------------
 Equipment expense                                                                          9,026                     7,895
-----------------------------------------------------------------------------------------------------------------------------
 External data processing expense                                                           7,150                     5,339
-----------------------------------------------------------------------------------------------------------------------------
 Professional fees                                                                          5,262                     5,723
-----------------------------------------------------------------------------------------------------------------------------
 Amortization of intangible assets                                                          1,991                     2,536
-----------------------------------------------------------------------------------------------------------------------------
 Other                                                                                     24,431                    26,918
=============================================================================================================================
  Total Operating Expenses                                                         $      123,610             $     119,594
=============================================================================================================================
 Income Before Income Taxes                                                        $       55,255             $      53,895
-----------------------------------------------------------------------------------------------------------------------------
  Income taxes                                                                             15,106                    14,314
=============================================================================================================================
  Net Income                                                                       $       40,149             $      39,581
=============================================================================================================================
  Basic Earnings per Common Share                                                  $         1.42             $        1.39
-----------------------------------------------------------------------------------------------------------------------------
 Diluted Earnings per Common Share                                                           1.40                      1.36
-----------------------------------------------------------------------------------------------------------------------------
  Dividends per Common Share                                                                 0.56                      0.54
-----------------------------------------------------------------------------------------------------------------------------
 Average Common Shares Outstanding                                                         28,304                    28,515
-----------------------------------------------------------------------------------------------------------------------------
  Average Diluted Shares Outstanding                                                       28,730                    29,098
-----------------------------------------------------------------------------------------------------------------------------

                                                                         December 31, 1999
CAPITAL (in thousands)                                             AMOUNT                  RATIO
=================================================================================================
Tier 1 Capital                                                  $    343,458               11.58%
-------------------------------------------------------------------------------------------------
Tier 1 Capital Minimum                                               118,591                4.00
-------------------------------------------------------------------------------------------------
AMOUNT IN EXCESS OF REGULATORY MINIMUM                          $    224,867                7.58%
=================================================================================================

                                                                   AMOUNT                  RATIO
=================================================================================================
Total Capital                                                   $    371,835               12.54%
-------------------------------------------------------------------------------------------------
Total Capital Minimum                                                237,181                8.00
-------------------------------------------------------------------------------------------------
AMOUNT IN EXCESS OF REGULATORY MINIMUM                          $    134,654                4.54%
=================================================================================================

Independent Auditors' Report

The Board of Directors and Stockholders
AMCORE Financial, Inc.
Rockford, Illinois

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended (not presented herein); and in our report dated January 19, 2000, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1999 and 1998 and the condensed consolidated statements of income for the years then ended appearing on pages 21 and 22 are fairly stated, in all material respects, in relation to the consolidated financial statements from which they have been derived.


/s/ KPMG LLP

January 19, 2000
Chicago, Illinois


Annual Meeting & Stock Listing

The annual meeting of the stockholders will be held at 5:30 p.m. on Tuesday, May 9, 2000 at the Clock Tower, 7801 East State Street, Rockford, Illinois.

Common stock of AMCORE Financial, Inc. is traded on the National Market System of NASDAQ under the symbol "AMFI."

The stock transfer agent for AMCORE Financial, Inc. is:
         Firstar Trust Company
         1555 N. RiverCenter Drive
         Suite 301
         Milwaukee, Wisconsin  53212
         1-800-637-7549

A comprehensive presentation of the financial statements and management's presentation of the analysis of financial condition and results of operations can be found in the 1999 Annual Report on Form 10-K filed with the Securities Exchange Commission, which can be referenced at www.SEC.gov. All shareholders have been provided the 2000 Notice of Annual Meeting, 1999 Proxy and 1999 Annual Report on Form 10-K along with this Summary Annual Report.

AMCORE is an equal opportunity employer and participates in affirmative action.