Form 10-K, Exhibit 13
period 2000-12-31
AMCORE FINANCIAL INC
filed 2001-03-16
CIK 714756

                                          . AMCORE Financial, Inc.






                                    FOCUSED





                                          . Summary Annual Report . 2000

                       AMCORE is the bank distinguished

                     by high performance asset management

         and the delivery of tailored products to business customers in high growth Midwestern markets.





AT AMCORE, we're focused on U and the world you live in.

 . Our Vision Statement Reflects A Sharper Focus

Dear Shareholder,

A successful business is distinguished by its ability to focus on three things - its strengths, a clear vision for the future and the achievement of its goals. This is what makes a business a leader with customers, employees, shareholders and communities. And while AMCORE has always remained focused on these goals, this past year we brought those goals to life with a vision that reflects the path we will take to grow our business and further develop our customer-focused organization.

AMCORE has enjoyed a long history. Since 1910, we have strived to build a reputation of serving our customers' financial needs better than anyone else. Our attention and commitment to providing superior customer service has resulted in deeper, more profitable customer relationships. In 2000, we achieved record diluted earnings per share of $1.58, nearly a 13 percent increase over the previous year. Net income for the year climbed 7.3 percent to $43.1 million from $40.1 million in 1999, which included $3.3 million in restructuring charges. Our dividend grew again this past year, marking the thirteenth increase in the past 17 years. This level of performance has established a strong platform for AMCORE to build upon.

AMCORE is the bank distinguished by high performance asset management...

For AMCORE, asset management refers to the time-tested way we manage money and provide expert financial advice to our customers. Bank customers today are primarily investors, not savers. As a result, they expect their bankers to be skilled financial advisors. We see this as an indication of how much the banking industry has changed and, at AMCORE, as offering further opportunity for growth. We've made the growth of our trust and asset management company one of our strategic priorities, which has positioned us to take advantage of this market shift.

One of our advantages is our strong retail customer base, which provides an excellent source of investors for our asset management products. We recognize that while customers still want to invest in traditional bank certificates of deposit, they also want to invest in equity and fixed income funds managed by someone they know and trust. Few banks our size have an asset management operation as large or high performing as ours. Our success is proven. AMCORE has over $5 billion in investment assets under administration and ranks among the top 15 percent of asset management firms in the U.S. based on size. Our expertise in asset management has led to a family of nationally recognized, high performing Vintage Mutual Funds. Our managed composite bond portfolios generated a return of 10 percent this past year, far outstripping stocks in general. Returns generated by our composite stock portfolios outperformed the benchmarks by more than 4 percent.

 ...and the delivery of tailored products to business customers...

Another area where we excel is in building partnerships with our business customers. AMCORE has worked hard to become the bank that delivers tailored products that meet the varying needs of today's businesses. We've achieved this reputation by providing the best of both worlds - a strong line of sophisticated bank products delivered by people who understand the local markets.

Understanding the local economy is an essential part of what we do since small businesses form the backbone of many of the markets we serve. We assist in the growth and development of small businesses by helping them meet their financial needs. A true testament to that commitment is the fact that we have earned the Small Business Administration (SBA) Preferred Lender Status in both Illinois and Wisconsin. In fact, AMCORE has been ranked the number one SBA lender in Illinois based on the number of loans for the past two years.

Having the products and knowledge is one thing, making them accessible is another. At AMCORE, the importance we place on using the Internet as a way to do business has earned us a spot among the top 100 on-line financial services companies. In 2000, we quadrupled our number of on-line users to 12,000 and renewed our commitment to continue using technology to better serve our customers.

 ...in selected high-growth Midwestern markets...

AMCORE has established a significant presence along the I-90 corridor - from Elgin through Rockford, Illinois, to Madison, Wisconsin. Our location along this dynamic corridor, combined with our presence in Des Moines, Iowa, has strategically positioned us to take advantage of the explosive growth occurring in those areas. To help sharpen our geographic focus even further, we announced the potential sale of some of our banking branches this past year. This divestiture will allow us to redirect capital to geographic areas where AMCORE is more concentrated and where we believe the growth potential for asset management, commercial business and overall revenue is highest. Long-term, we expect this sharpened focus will improve both our revenue and earnings growth rates.

From Vision To Reality

To ensure AMCORE achieves its vision, we continue to look for ways to improve our Company's business structure. In 1999, we consolidated our nine bank charters into one and centralized the Company's support functions. This improved efficiencies and provided our employees with more time to focus on meeting our customers' financial needs.

We continued improving upon our Company's structure in 2000 by organizing around our lines of business - asset management, commercial, retail and mortgage. Our new structure allows us to standardize procedures in all markets. We also are able to coordinate sales efforts more efficiently and enhance revenue generation by focusing on AMCORE's key strengths and growth opportunities where we have established a strong presence.

We are proud of the strides we've made this past year. Throughout our Company, knowledgeable and skilled employees at every level are committed to making our vision become a reality. As we progress through 2001, we are excited about the future, challenged by the opportunities before us and focused on delivering more value for all of our partners.

/s/ Robert J. Meuleman
Robert J. Meuleman,
Chairman and Chief Executive Officer,
AMCORE Financial, Inc.

We are proud of the

strides we made in

2000 and are committed

to delivering more

value for all our

partners.


[Photo]
Robert J. Meuleman,
Chairman and CEO


[Photo]
Office of the President: (shown from right to left)
Robert J. Meuleman, Chairman and CEO; Kenneth E. Edge, President and COO; James Waddell, Executive Vice President and CAO; John R. Hecht, Executive Vice President and CFO.

                                   [Graphic]

             INVEST . Improving Performance By Leaps and Bounds .

>  High Performance Asset Management

   A Priority

   This past year AMCORE continued to set records in strong investment performance. Despite a challenging investment environment, the Company generated nearly 17 percent, or $32 million, of its total revenues from this important business. AMCORE is ranked ninth nationally in asset management revenues among banks with more than $2 billion in assets and expects this positive momentum to continue. AMCORE has made the growth of its asset management business a priority and is excited about the opportunity generated by this fee-based business going forward.

   Proven Performance

   It takes a disciplined approach, talented people and market expertise to achieve success. AMCORE's investment approach has made its asset management business larger and more profitable than many banks its size. The Company's established track record of solid performance has resulted in a family of Vintage Funds recognized by the national press, Morningstar and Standard & Poor's. Currently, all seven of AMCORE's Vintage Mutual Funds that are rated by Morningstar carry a three or four star rating. The Company's Vintage Equity Fund has received either a four or five star rating from Morningstar continuously since 1996.

   AMCORE's stock portfolios have outperformed set benchmarks four out of the last five years. Even with the past year's volatility, total Vintage assets were $1.3 billion as of December 31, 2000. In order to round out its fund offerings, AMCORE launched its eleventh fund - the Vintage Technology Fund - in October 2000, which focuses on technology infrastructure and biotechnology stocks.

   Trusted Advisor

   AMCORE has approximately 37 percent of its assets under management in personal trust. AMCORE has worked hard to build a strong reputation as a trusted financial advisor by delivering what its customers need, including personal service, sophisticated products and easy access to investments and assets. AMCORE implemented a trust performance enhancement project in 2000 that will increase margins and efficiencies in personal trust accounts. In addition, AMCORE brought together its Private Banking and Wealth Management groups to concentrate more fully on expanding market share with these high net-worth customers.

   Improved Service

   Approximately 12 percent of AMCORE's managed assets are in employee benefits, a niche segment the Company looks forward to growing. Today, AMCORE partners with more than 358 companies to provide their employees with dependable, proven 401(k) plans. In 2000, more than $185 million in employee benefit plan assets were converted from a third-party servicing agency to AMCORE Capital Value. By bringing plan administrative and record-keeping services in-house, AMCORE has more quality control over this important aspect of 401(k) account servicing. AMCORE expects this improvement in customer service to enhance delivery in this highly competitive business.

   Public funds management is another segment where AMCORE excels and has increased its business significantly. Currently, AMCORE has four public funds programs operating in Iowa, Nebraska and South Dakota. Total public funds assets were $1 billion in 2000, up from $896 million in 1999. The Company's IPAS-Online system, designed for Internet fund recordkeeping, has helped improve service to public funds customers by giving them immediate account access. Already the system handles 50 percent of the trades made in the public funds program.

    Non-Interest Income
    (millions)
    (Excludes net realized security gains)


    [Graphic Appears Here]

    $41.5     $44.1    $53.4    $58.6    $60.13
      96        97       98       99        00

 .  Business Banking - From Start To Finish

   Building Better Relationships

   AMCORE's goal is to partner with business customers to ensure they have the right financial products and services to manage their businesses and their lives. The needs of a company change as it grows and matures. AMCORE's product line is designed to meet those needs, every step of the way. The Company's answer to business banking is to provide a full line of sophisticated bank products delivered by people with local market expertise.

   From Emerging Businesses

   AMCORE's retail branches offer what emerging businesses need - fast service and easy access to products that help their business grow. In 2000, the Company launched BusinessSimple, a packaged offering of AMCORE's best services for emerging businesses. BusinessSimple delivers easy access to loans and credit lines, flexible retirement planning and an array of business and personal financial services. BusinessSimple customers can access their accounts anytime through the Internet with AMCORE Online! For Business. In addition, customers can obtain information 24 hours a day through AMCORE's TeleBank, AMCORETrade.com, AMCORE Portfolio Access and the 86 ATMs located throughout Illinois and Wisconsin. Business customers can even construct a two-page Web site through AMCORE's GoBizGo, which offers business customers a low-cost Web site presence complete with e-commerce features.

   To Small Businesses

   There are more than 26,000 small businesses located within AMCORE's markets, which signifies the powerful opportunity this segment represents. That's why AMCORE is so committed to meeting the needs of small businesses and is proud of the service it provides through its Small Business Administration (SBA) Preferred Lender Status. For the second year in a row, AMCORE was ranked the number one bank in Illinois by the SBA, based on number of loans. AMCORE also offers a strong line of deposit products. In 2000, AMCORE launched the Cash Management Sweep Account to help businesses manage their cash flow more efficiently. This product has already proven successful, bringing in over $71 million in deposits within its first year.

   To Commercial Businesses

   As a company grows, its financial needs become more complex. For commercial businesses, sophisticated credit, deposit, investment, real estate and even employee benefit products are a must. AMCORE's relationship approach to commercial businesses draws upon the expertise of AMCORE employees throughout the Company to meet the needs of its customer's business, management, and employees. In 2000, AMCORE launched The Core Loan, a commercial real estate loan that helps finance large real estate transactions. Customers benefit from a streamlined process and responsive loan servicing, while AMCORE benefits from an institutional financing arrangement that minimizes interest rate risk. Another advantage is AMCORE's formation of a qualified intermediary known as the Property Exchange Co., which can assist customers with the exchange of like kinds of properties thereby deferring capital gains under certain tax criteria. This generates additional deposits to the bank, and offers some tax relief to customers who buy and sell certain like-kind assets.

   A Committed Partner

   AMCORE's product line is designed so customers can work smarter in today's competitive business environment. AMCORE's commitment to its business partners is reflected in the Company's bottom line. In 2000, average loans increased 6 percent to $2.7 billion. AMCORE looks forward to establishing new relationships by providing quality service, strong products and trusted advisors who provide solutions to their customers' financial needs.

   [PHOTO]

   Traditional banker's hours are a thing of the past. We work when you need us.

[Graphic Appears Here]

                       SERVICE . Business And Personal .

[Graphic Appears Here]             LOCATION

                           . An Eye On The Future .

 .  Midwest Growth And The I-90 Power Corridor

   Where We Live

   AMCORE is strategically located in one of the fastest growing regions in the Midwest. The growth rate generated from the northwest suburbs of Chicago, Illinois, to Madison, Wisconsin, has earned this geographic stretch its own name - the I-90 power corridor. AMCORE's market footprint is aligned with this dynamic region, which offers significant potential for growth. In addition to the power corridor, AMCORE has a strong asset management presence in Des Moines, Iowa, offering further growth opportunities.

   Rockford, IL

   AMCORE is the largest independent bank in Rockford with a leading market share of 36 percent. The Company has established 15 offices in Rockford and looks forward to solidifying its position by building a new facility on the city's fast-growing northeast side. Currently, there are 740,000 people who live within 25 miles of Rockford and 2.2 million people who are within a 45-minute drive.

   Rockford is consistently ranked in the top five most affordable housing markets nationally. Manufacturing still plays an important economic role at 30 percent, however, the service and retail industries have increased dramatically and now make up 27 percent and 16 percent, respectively, of the economy. Rockford's location along I-90 makes it a viable place for business and an important transportation and distribution hub. The Greater Rockford Airport is one of the nation's top 25 cargo airports and is home to the second largest hub in the UPS system.

   Rockford also earned the distinction of being among the top 20 cities for small business and is ranked fourth among cities in the Great Lakes region for high-tech jobs. This type of demand is another reason why AMCORE is committed to delivering tailored products to business customers and maintaining its leadership position in Small Business Administration lending.

   Des Moines, IA

   Des Moines houses AMCORE's second largest concentration of investment assets. Recognizing an opportunity for growth, AMCORE continues to explore ways to expand its asset management operation in Des Moines and the surrounding areas. AMCORE's Des Moines office, known as Investors Management Group, offers significant institutional and public fund administrative services and is a nationally recognized leader in cash management for public agencies.

   Chicago Suburbs

   AMCORE has six branches in the Northwest Chicago suburban market. With a total population of 661,757 and households totaling 221,709, these suburban communities provide the greatest potential for both population and market share growth. The number of households in suburban Chicago are expected to grow by 11 percent over the next five years.

   AMCORE has a strong presence in two counties west of Chicago. McHenry County ranks among the top 10 fastest growing counties in the nation and is expected to grow 26 percent over the next 10 years. In Kane County, Huntley is expected to grow from 6,600 to 40,000 by 2020 thanks to the development of Del Webb's Sun City, a new retirement community. Also experiencing significant growth is Elgin, which has become a strong market for both small business and asset management products. With nearly 13,000 businesses and an average household income of $54,000, the Elgin area is one of AMCORE's expansion targets for 2001.

   Madison, WI

   With two locations in Madison, AMCORE's focus is on building market share in commercial services and asset management. An important agenda for AMCORE is increasing deposits in Madison, which provides the greatest potential for deposit growth. Madison is the state capital and home to a number of highly visible businesses including the University of Wisconsin, which is known for its technology and biotechnology initiatives. Households in the Madison area total 169,148 and are expected to increase 6 percent over the next five years.

                 Rockford     Huntley     Madison    Des Moines
Population        311,691*     6,600      432,489*     367,412*

Average
Age                    36         36           34           35

Average           $41,800    $74,900      $50,400      $53,600
Household
Income

% College
Graduates              35%        28%          42%          28%

                 *Population reflects countywide numbers for 2000.

 .  Retail Banking And Technology

   Access - Anytime, Anywhere, 7 Days a Week

   With today's busy lifestyles, access means everything. That's why AMCORE wants its customers to have access to their accounts 24-hours a day, seven days a week. Whether checking the latest stock quote or confirming that a check cleared, AMCORE provides a number of ways customers can access information. From AMCORE's in-store branches to online access, each option provides the same result - ultimate customer convenience.

   Just a Click Away

   AMCORE's commitment to its e-commerce strategy earned the Company its place as the 76th largest online financial institution nationally, based on the number of users in 2000. Today, the success of AMCORE Online! has resulted in 12,000 enrolled users accessing over 77,000 accounts.

   While AMCORE Online! marked the Company's first foray into Internet banking, it was just a starting point for AMCORE. Since then, the Company has launched a number of technology products that provide its customers the services they need. AMCORETrade.com offers real time stock market quotes, investment account information and trading features. For easy access to Vintage account information, AMCORE launched VintageFunds.com. Company shareholders have 24-hour access via AMCORE's investor relations site at AMCORE.com. Another site, IPAS Online, provides Internet based recordkeeping for public funds accounts.

   In order to expand its Internet offerings to its business customers, AMCORE launched GoBizGo, a product allowing businesses to design their own two-page Web site. This year, the Company launched AMCORE Online! For Business providing commercial banking customers with instant access to account information and services.


   [PHOTO APPEARS HERE]
   With the Internet, instant access to financial services is only a click away.

   The Personal Touch

   For customers who prefer walk-in-service, AMCORE offers 64 banking locations throughout Illinois and Wisconsin. AMCORE's branches provide a wide variety of consumer financial products - from traditional bank deposit and credit services to mutual fund and investment services. The goal of all AMCORE employees is to be the primary financial partner to each customer, offering solutions that meet the customer's financial needs.

   AMCORE takes quality customer service very seriously. Each month AMCORE conducts more than 2,000 customer surveys to benchmark its level of service. The consistently high marks produced by the surveys are proof of AMCORE's commitment to quality customer service, which has formed deeper, more profitable customer relationships.

   By establishing trusting relationships with customers, AMCORE has built a strong banking operation, which forms the Company's foundation for continued growth. A large part of AMCORE's sales result from cross-selling, made possible by the close relationship between AMCORE's core operations including banking, asset management and mortgage. For example, nearly 30 percent of referrals to AMCORE Investment Group come from AMCORE's personal bankers.

   Setting New Standards

   In 2000, AMCORE made significant strides and found new ways to better serve its customers, improve efficiencies and enhance revenues. New standards in retail delivery were implemented to improve customer service and retail sales management skills. AMCORE also marketed two successful deposit products. AMCORE's popular AMDEX money market account grew to $450 million in 2000, fueled by $158 million in campaign sales, of which 65 percent was new money. The Preferred Checking account resulted in $24 million in deposits in 2000. These products contributed to a 4.2 percent increase in deposits to $3.1 billion in 2000.

                        ACCESS . Point. Click. Power. .

                       BALANCE . Assets. Liabilities. .

 . Keeping Our Eye On The Bottom Line

Financial Highlights

(In thousands, except per share data)                                   2000           1999     Change
------------------------------------------------------------------------------------------------------
Operating Results:
 Net interest income                                            $    125,053   $    131,439     (4.9%)
 Provision for loan and lease losses                                   9,710         10,550     (8.0%)
 Non-interest income, including security gains                        62,062         59,157      4.9%
 Operating expense                                                   117,966        124,791     (5.5%)
 Pretax income                                                        59,439         55,255      7.6%
                                                                ------------   ------------
 Net income                                                     $     43,083   $     40,149      7.3%
 Basic earnings per share                                       $       1.60   $       1.42     12.7%
 Diluted earnings per share                                             1.58           1.40     12.9%
 Dividends per share                                                    0.64           0.56     14.3%
 Average common shares outstanding                                    26,930         28,304     (4.9%)
 Average diluted shares outstanding                                   27,237         28,730     (5.2%)
------------------------------------------------------------------------------------------------------
Performance Ratios:
 Operating return on average equity (1)                               14.83%         14.02%
 Operating return on average assets (1)                                0.99%          1.03%
 Net interest margin                                                   3.29%          3.55%
 Leverage ratio                                                        7.81%          8.03%

------------------------------------------------------------------------------------------------------
Year End Balances:
 Total assets                                                   $  4,244,106   $  4,347,621     (2.4%)
 Loans and leases, net of unearned income                          2,627,157      2,746,613     (4.3%)
 Deposits                                                          3,143,561      3,016,408      4.2%
 Stockholders' equity                                                308,497        293,728      5.0%
------------------------------------------------------------------------------------------------------
Stock Information at Year End:
 Book value per share                                           $      11.87   $      10.51     12.9%
 Market value per share                                                20.69          24.00    (13.8%)

1) The 2000 ratios including the impact of the $258,000, or $ .01 per share, reversals of after-tax restructuring charges: return on average equity 14.92%; return on average assets 1.00%. The 1999 ratios including the impact of the $3.3 million, or $ .11 per share, after-tax restructuring charges: return on average equity 12.96%; return on average assets .95%.

Diluted Operating Earnings Per Share $1.57 in 2000
(Adjusted for restructuring, merger and other charges)

[Graph Appears Here]

1996       1997       1998       1999       2000
----       ----       ----       ----       ----
$1.18      $1.28      $1.47      $1.51      $1.57

Return On Equity
14.83% in 2000
(Excluding restructuring, merger and other charges)

[Graph Appears Here]

 1996       1997       1998       1999       2000
 ----       ----       ----       ----       ----
13.14%     13.05%     13.70%     14.02%     14.83%

Operating Expense $117,966 in 2000 (In thousands)
(Including restructuring, merger and other charges)

[Graph Appears Here]

 1996        1997        1998       1999        2000
 ----        ----        ----       ----        ----
$98,664    $114,689    $118,705    $124,791    $117,966

Consolidated Financial Statements and Financial Review

AMCORE Financial, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

                                                                                    (In thousands, except share data)
                                                                                               As of December 31,
ASSETS                                                                                            2000           1999
=====================================================================================================================
 Cash and cash equivalents                                                               $     118,807   $    179,113
---------------------------------------------------------------------------------------------------------------------
 Federal funds sold and other short-term investments                                            57,562          6,039
---------------------------------------------------------------------------------------------------------------------
 Loans and leases held for sale                                                                 27,466         13,974
---------------------------------------------------------------------------------------------------------------------
 Securities available for sale                                                               1,223,785      1,227,396
---------------------------------------------------------------------------------------------------------------------
 Securities held to maturity (fair value of $10,635 in 2000; $13,818 in 1999)                   10,661         13,977
=====================================================================================================================
     Total Securities                                                                        1,234,446      1,241,373
---------------------------------------------------------------------------------------------------------------------
 Loans and leases, net of unearned income                                                    2,627,157      2,746,613
---------------------------------------------------------------------------------------------------------------------
 Allowance for loan and lease losses                                                           (29,157)       (28,377)
=====================================================================================================================
     Net Loans and Leases                                                                    2,598,000      2,718,236
---------------------------------------------------------------------------------------------------------------------
 Premises and equipment, net                                                                    52,554         55,618
---------------------------------------------------------------------------------------------------------------------
 Intangible assets, net                                                                         16,683         17,102
---------------------------------------------------------------------------------------------------------------------
 Foreclosed real estate                                                                          3,282          2,675
---------------------------------------------------------------------------------------------------------------------
 Other assets                                                                                  135,306        113,491
=====================================================================================================================
     Total Assets                                                                        $   4,244,106   $  4,347,621
=====================================================================================================================

LIABILITIES
=====================================================================================================================
 Deposits:
 Demand deposits                                                                         $   1,268,253   $  1,202,632
---------------------------------------------------------------------------------------------------------------------
 Savings deposits                                                                              127,706        145,795
---------------------------------------------------------------------------------------------------------------------
 Other time deposits                                                                         1,747,602      1,667,981
=====================================================================================================================
     Total Deposits                                                                          3,143,561      3,016,408
---------------------------------------------------------------------------------------------------------------------
 Short-term borrowings                                                                         460,634        699,398
---------------------------------------------------------------------------------------------------------------------
 Long-term borrowings                                                                          265,830        285,270
---------------------------------------------------------------------------------------------------------------------
 Other liabilities                                                                              65,584         52,817
=====================================================================================================================
     Total Liabilities                                                                   $   3,935,609   $  4,053,893
=====================================================================================================================

STOCKHOLDERS' EQUITY
=====================================================================================================================
 Preferred stock, $1 par value: authorized 10,000,000 shares; none issued                $           -   $          -
---------------------------------------------------------------------------------------------------------------------
 Common stock, $.22 par value: authorized 45,000,000;
 issued 29,700,201 in 2000, 29,648,571 in 1999;
 outstanding 25,985,432 in 2000, 27,949,431 in 1999                                              6,596          6,585
---------------------------------------------------------------------------------------------------------------------
 Additional paid-in capital                                                                     74,900         74,244
---------------------------------------------------------------------------------------------------------------------
 Retained earnings                                                                             297,703        271,781
---------------------------------------------------------------------------------------------------------------------
 Treasury stock and other                                                                      (71,036)       (31,975)
---------------------------------------------------------------------------------------------------------------------
 Accumulated other comprehensive income (loss)                                                     334        (26,907)
=====================================================================================================================
     Total Stockholders' Equity                                                          $     308,497   $    293,728
=====================================================================================================================
     Total Liabilities and Stockholders' Equity                                          $   4,244,106   $  4,347,621
=====================================================================================================================

AMCORE Financial, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

                                                                           (In thousands, except per share data)

                                                                                        Years ended December 31,
INTEREST INCOME                                                                          2000               1999
 ===============================================================================================================
 Interest and fees on loans and leases                                            $   233,762         $  215,173
 ---------------------------------------------------------------------------------------------------------------
 Interest on securities                                                                83,222             82,136
 ---------------------------------------------------------------------------------------------------------------
 Interest on federal funds sold and other short-term investments                        1,309              1,100
 ---------------------------------------------------------------------------------------------------------------
 Interest and fees on loans held for sale                                               2,581              1,913
 ---------------------------------------------------------------------------------------------------------------
  Total Interest Income                                                           $   320,874         $  300,322
 ===============================================================================================================

INTEREST EXPENSE
 ===============================================================================================================
 Interest on deposits                                                             $   140,339         $  118,009
 ---------------------------------------------------------------------------------------------------------------
 Interest on short-term borrowings                                                     36,041             32,573
 ---------------------------------------------------------------------------------------------------------------
 Interest on long-term borrowings                                                      19,441             18,301
 ===============================================================================================================
  Total Interest Expense                                                          $   195,821         $  168,883
 ===============================================================================================================
  Net Interest Income                                                             $   125,053         $  131,439
 ---------------------------------------------------------------------------------------------------------------
  Provision for loan and lease losses                                                   9,710             10,550
 ---------------------------------------------------------------------------------------------------------------
  Net Interest Income After Provision for Loan and Lease Losses                   $   115,343         $  120,889
 ===============================================================================================================

NON-INTEREST INCOME
 ===============================================================================================================
 Trust and asset management income                                                $    30,085         $   28,872
 ---------------------------------------------------------------------------------------------------------------
 Service charges on deposits                                                           11,480             10,176
 ---------------------------------------------------------------------------------------------------------------
 Mortgage revenues                                                                      5,413              8,111
 ---------------------------------------------------------------------------------------------------------------
 Other                                                                                 13,291             11,468
 ===============================================================================================================
  Total Non-Interest Income, Excluding Net Realized Security Gains                $    60,269         $   58,627
 ===============================================================================================================
 Net realized security gains                                                            1,793                530
 ---------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
 ===============================================================================================================
 Personnel expense                                                                $    66,815         $   69,039
 ---------------------------------------------------------------------------------------------------------------
 Net occupancy expense                                                                  7,271              6,711
 ---------------------------------------------------------------------------------------------------------------
 Equipment expense                                                                      8,481              9,026
 ---------------------------------------------------------------------------------------------------------------
 External data processing expense                                                       5,844              7,150
 ---------------------------------------------------------------------------------------------------------------
 Professional fees                                                                      3,770              5,262
 ---------------------------------------------------------------------------------------------------------------
 Amortization of intangible assets                                                      2,106              1,991
 ---------------------------------------------------------------------------------------------------------------
 Other                                                                                 23,679             25,612
 ===============================================================================================================
  Total Operating Expenses                                                        $   117,966         $  124,791
 ===============================================================================================================
 Income Before Income Taxes                                                       $    59,439         $   55,255
 ---------------------------------------------------------------------------------------------------------------
 Income taxes                                                                          16,356             15,106
 ===============================================================================================================
  Net Income                                                                      $    43,083         $   40,149
 ===============================================================================================================
 Basic Earnings per Common Share                                                  $      1.60         $     1.42
 ---------------------------------------------------------------------------------------------------------------
 Diluted Earnings per Common Share                                                       1.58               1.40
 ---------------------------------------------------------------------------------------------------------------
 Dividends per Common Share                                                              0.64               0.56
 ---------------------------------------------------------------------------------------------------------------
 Average Common Shares Outstanding                                                     26,930             28,304
 ---------------------------------------------------------------------------------------------------------------
 Average Diluted Shares Outstanding                                                    27,237             28,730
 ---------------------------------------------------------------------------------------------------------------

                                                                                   December 31, 2000
C A P I T A L (in thousands)                                               Amount                      Ratio
============================================================================================================
 Tier 1 Capital                                                        $  331,009                     11.27%
------------------------------------------------------------------------------------------------------------
 Tier 1 Capital Minimum                                                   117,494                      4.00%
------------------------------------------------------------------------------------------------------------
 Amount in Excess of Regulatory Minimum                                $  213,515                      7.27%
============================================================================================================


                                                                           Amount                      Ratio
------------------------------------------------------------------------------------------------------------
 Total Capital                                                         $  360,166                     12.26%
------------------------------------------------------------------------------------------------------------
 Total Capital Minimum                                                    234,988                      8.00%
------------------------------------------------------------------------------------------------------------
 Amount in Excess of Regulatory Minimum                                $  125,178                      4.26%
============================================================================================================

===============================================================================

Independent Auditors' Report

The Board of Directors and Stockholders
AMCORE Financial, Inc.
Rockford, Illinois

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended (not presented herein); and in our report dated January 17, 2001, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

KPMG LLP

January 17, 2001
Chicago, Illinois


Annual Meeting & Stock Listing

The annual meeting of the stockholders will be held at 6:00 p.m. on May 1, 2001 at the Coronado Theatre, 314 North Main Street, Rockford, Illinois, 61101

Common stock of AMCORE Financial, Inc. is traded on the National Market System of NASDAQ under the symbol "AMFI."

The stock transfer agent for AMCORE Financial, Inc. is:

 Wells Fargo Bank Minnesota, NA
 161 North Concord Exchange
 South St. Paul, MN 55075
 1-800-468-9716

A comprehensive presentation of the financial statements and management's presentation of the analysis of financial condition and results of operations can be found in the 2000 Annual Report on Form 10-K filed with the Securities Exchange Commission, which can be referenced at www.SEC.gov. All shareholders have been provided the 2001 Notice of Annual Meeting, 2000 Proxy Statement and 2000 Annual Report on Form 10-K along with this Summary Annual Report.

AMCORE is an equal opportunity employer and participates in affirmative action.

AMCORE Locations

In Illinois:

Aledo Office & Drive-Up
201 W. Main Street
Aledo, Illinois 61231

Ashton Office & Drive-Up
803 Main Street
Ashton, Illinois 61006

Belvidere Pacemaker Office & Drive-Up
401 Southtowne Drive
Belvidere, Illinois 61008

Carpentersville Office & Drive-Up
94 Kennedy Memorial Drive
Carpentersville, Illinois 60110

Crystal Lake Office & Drive-Up
5100 Northwest Highway
Crystal Lake, Illinois 60014

Dixon Office & Drive-Up
101 W. First Street
Dixon, Illinois 61021

Dixon Far North Office & Drive-Up
101 Independence Court
Dixon, Illinois 61021

Dixon Northside Drive-Up
212 North Hennepin
Dixon, Illinois 61021

Elgin Office & Drive-Up
1950 Big Timber Road
Elgin, Illinois 60123

Freeport Cub Foods Office
1512 S. West Avenue
Freeport, Illinois 61032

Gridley Office & Drive-Up
325 Center Street
Gridley, Illinois 61744

Huntley Office
10876 Route 47
Huntley, Illinois 60142

North Alpine Cub Foods Office
6550 N. Alpine Road
Loves Park, Illinois 61111

McHenry Office
3922 W. Main Street
McHenry, Illinois 60050

Mendota Office & Drive-Up
801 Washington Street
Mendota, Illinois 61342

Mendota Drive-Up
609 Eighth Avenue
Mendota, Illinois 61342

Mt. Morris Office & Drive-Up
2 W. Main Street
Mt. Morris, Illinois 61054

Oregon Office
122 North Fourth Street
Oregon, Illinois 61061

Peru Office
1810 Fourth Street
Peru, Illinois 61354

Peru Drive-Up
2022 Fourth Street
Peru, Illinois 61354

Peru EconoFoods Office
1351 38th Street
Peru, Illinois 61354

Princeton North Office & Drive-Up
1407 N. Main Street
Princeton, Illinois 61356

Princeton South Office & Drive-Up
815 S. Main Street
Princeton, Illinois 61356

Rochelle Office & Drive-Up
1010 Highway 251
South Rochelle, Illinois 61068

Rock Falls Office & Drive-Up
941 First Avenue
Rock Falls, Illinois 61071

Alpine Village Office & Drive-Up
2510 S. Alpine Road
Rockford, Illinois 61108

Brynwood Office & Drive-Up
2705 N. Mulford Road
Rockford, Illinois 61114

Brynwood Hilander Office
2601 N. Mulford Road
Rockford, Illinois 61114

Colonial Village Office & Drive-Up
1480 S. Alpine Road
Rockford, Illinois 61108

Colonial Village Mall
1210 S. Alpine Road
Rockford, Illinois 61108

Mulford Road Mortgage,
Investment Services &
Private Banking
1021 N. Mulford Road
Rockford, Illinois 61107

North Main Hilander Office
3710 N. Main Street
Rockford, Illinois 61103

Rural Hilander Office
1715 Rural Street
Rockford, Illinois 61107

Seventh Street Corporate Office
501 Seventh Street
Rockford, Illinois 61104

Sixth Street Drive-Up
920 Fourth Avenue
Rockford, Illinois 61104

South Main Office & Drive-Up
228 S. Main Street
Rockford, Illinois 61101

Roscoe Hilander Office & Drive-Up
4844 Hononegah Road
Roscoe, Illinois 61073

Sheffield Office
113 S. Main Street
Sheffield, Illinois 61361

South Beloit Office & Drive-Up
640 Blackhawk Boulevard
South Beloit, Illinois 61080

Sterling Office & Drive-Up
302 First Avenue
Sterling, Illinois 61081

Woodstock Office & Drive-Up
225 W. Jackson Street
Woodstock, Illinois 60098

Wyanet Office & Drive-Up
135 E. Main Street
Wyanet, Illinois 61379

AMCORE Locations                             AMCORE Financial Services Companies


In Wisconsin:

Argyle Office & Drive-Up
321 Milwaukee Street
Argyle, Wisconsin 53504

Baraboo Office & Drive-Up
1159 Eighth Street
Baraboo, Wisconsin 53913

Baraboo Downtown
128 Fourth Avenue
Baraboo, Wisconsin 53913

Baraboo Pick - n - Save Office
615 Highway 136
West Baraboo, Wisconsin 53913

Belleville Office & Drive-Up
One W. Main Street
Belleville, Wisconsin 53508

Clinton Office
214 Allen Street
Clinton, Wisconsin 53525

Clinton Office & Drive-Up
500 Peck Avenue
Clinton, Wisconsin 53525

Dalton Office
509 Main Street
Dalton, Wisconsin 53926

Darien Office
218 N. Walworth Street
Darien, Wisconsin 53114

Darlington Office
155 Wells Street
Darlington, Wisconsin 53530

Kingston Office & Drive-Up
120 N. South Street
Kingston, Wisconsin 53939

Lodi Office & Drive-Up
713 N. Main Street
Lodi, Wisconsin 53555

Hilldale Office & Drive-Up
3609 University Avenue
Madison, Wisconsin 53705

Odana Office & Drive-Up
6698 Odana Road
Madison, Wisconsin 53719

Monroe Office
1625 Tenth Street
Monroe, Wisconsin 53566

Monroe Drive-Up
1919 Tenth Street
Monroe, Wisconsin 53566

Montello Office & Drive-Up
24 West Street
Montello, Wisconsin 53949

Mt. Horeb Office
100 S. First Street
Mt. Horeb, Wisconsin 53572

Mt. Horeb Drive-Up
1300 Business Hwy. 18-151 East
Mt. Horeb, Wisconsin 53572

New Glarus Office & Drive-Up
512 Highway 69
New Glarus, Wisconsin 53574

Portage North Office & Drive-Up
2851 New Pinery Road
Portage, Wisconsin 53901

Portage South Drive-Up
611 E. Wisconsin Street
Portage, Wisconsin 53901

Sauk City Office & Drive-Up
525 Water Street
Sauk City, Wisconsin 53583

Verona Office & Drive-Up
610 W. Verona Avenue
Verona, Wisconsin 53593

Westfield Office & Drive-Up
326 Second Street
Westfield, Wisconsin 53964


In Iowa:

AMCORE Capital Value, Inc.
3810 Ingersoll Avenue
Des Moines, Iowa 50312

Investors Management Group, Ltd.
2203 Grand Avenue
Des Moines, Iowa 50312

AMCORE Consumer Finance
Company, Inc.
262 N. Phelps Avenue
Rockford, Illinois 61108
(815) 961-4941

AMCORE Bank, N.A.
501 Seventh Street
P.O. Box 1537
Rockford, IL 61110-0037

AMCORE Investment Group, N.A.
AMCORE Financial Plaza
501 Seventh Street
P.O. Box 1537
Rockford, Illinois 61110-0037
(815) 961-7119

AMCORE Mortgage, Inc.
1021 N. Mulford Road
P.O. Box 1687
Rockford, Illinois 61110-0187
(815) 961-7200

Directors of AMCORE Financial, Inc.        Directors Emeriti of AMCORE Financial, Inc.



Paula A. Bauer                             David A. Carlson
Vice President of Supply Chain             Retired Chairman
Management                                 Carlson Roofing Company
Rayovac Corporation
                                           Thomas L. Clinton, Sr.
Karen L. Branding                          Chairman
Chairman, President & CEO                  Clinton Electronics Corporation
Busch Creative Services Corporation
                                           Carl J. Dargene
Milton R. Brown                            Chairman Emeritus
Chairman of the Board & Chief Executive    AMCORE Financial, Inc.
Officer
Suntec Industries Incorporated             Robert A. Doyle
                                           President
Richard C. Dell                            Yenom Development Company
Formerly Group President
Newell Co.                                 C. Roger Greene
                                           Retired Chairman
Paul Donovan                               Rockford Clutch Division
Senior Vice President & Chief Financial    Borg-Warner Corporation
Officer
Wisconsin Energy Corporation               Robert A. Henry, M.D.
                                           Retired President and
Kenneth E. Edge                            Chief Executive Officer
President & Chief Operating Officer        SwedishAmerican Corporation
AMCORE Financial, Inc.                     President
                                           The Visioneering Group
Lawrence E. Gloyd
Retired Chairman & Chief Executive         Roger Reno, Esq.
Officer                                    Chairman Emeritus
CLARCOR                                    AMCORE Financial, Inc.

John A. Halbrook                           Ted Ross
Chairman, President & Chief Executive      President
Officer                                    Ted Ross & Associates, Inc.
Woodward

Frederick D. Hay
Senior Vice President - Operations
Snap-on Incorporated

William R. McManaman
Formerly Vice President - Finance
& Chief Financial Officer
Dean Foods Company

Robert J. Meuleman
Chairman & Chief Executive Officer
AMCORE Financial, Inc.

Jack D. Ward, Esq.
Reno, Zahm, Folgate, Lindberg
& Powell, Attorneys

Gary L. Watson
President - Newspaper Division
Gannett Co., Inc.

Executive Management Committee



Patricia M. Bonavia
Executive Vice President
& Chief Operating Officer
AMCORE Investment Group, N.A.
President
AMCORE Investment Services, Inc.

Kenneth E. Edge
President
& Chief Operating Officer
AMCORE Financial, Inc.

James M. Hansberry
Senior Vice President &
Private Banking Manager
AMCORE Investment Group, N.A.

John R. Hecht
Executive Vice President
& Chief Financial Officer
AMCORE Financial, Inc.

William T. Hippensteel
Senior Vice President
& Marketing Director
AMCORE Bank, N.A.

Lewis R. Jones
Senior Vice President &
Bank Investment and Portfolio Manager
AMCORE Bank, N.A.

Bruce Lammers
Executive Vice President &
Commercial Manager
AMCORE Bank, N.A.

Joseph B. McGougan
President & Chief Executive Officer
AMCORE Mortgage, Inc.
Group Vice President
AMCORE Financial, Inc.

Robert J. Meuleman
Chairman & Chief Executive Officer
AMCORE Financial, Inc.

David W. Miles
President and Chief Executive Officer
AMCORE Investment Group, N.A.
Executive Vice President
AMCORE Financial, Inc.

Gregory Sprawka
Senior Vice President &
Director of Operations & Technology
AMCORE Bank, N.A.

James S. Waddell
Executive Vice President &
Chief Administrative Officer
Corporate Secretary
AMCORE Financial, Inc.

James F. Warsaw
President & Chief Operating Officer
AMCORE Bank, N.A.
Executive Vice President
AMCORE Financial, Inc.

                                    AMCORE
                                FINANCIAL INC.

  501 Seventh Street, Rockford, Illinois 61104, 815-968-2241, www.AMCORE.com