Form 10-K, Exhibit 13
period 2001-12-31
AMCORE FINANCIAL INC
filed 2002-03-18
CIK 714756

                                                                      EXHIBIT 13




                                      win



                            S H A R E H O L D E R S



                        A M C O R E   F I N A N C I A L

                 S U M M A R Y  A N N U A L   R E P O R T   2 0 0 1





                             C U S T O M E R S




                                      win

In 2001, AMCORE began to reap the benefits of seeds sown in carefully executed strategic moves of the past. As we look

"Strong financial partnerships are built on trust." - Bobbi-Jo Munson, Personal Banker, Lodi, Wisconsin.




                                    [PHOTO]




                                                                   Delivering
                                                                     On Our
                                                                    Promises.

   2001
  Was An
 Excellent
   Year.


                                    [PHOTO]



"Meeting customers' financial needs is the cornerstone of our success." - Jim Corcoran, Commercial Services, Rockford, Illinois.

forward to 2002, customers and shareholders alike stand to gain from a well-positioned company that is built to win.

[PHOTO]

                                                                      Looking
                                                                     Forward To
                                                                     the Future.

Whether you're a shareholder or customer, we are focused on you and the world you live in.

"In 2001, we consolidated our markets, our company and our vision. We speak with one voice. Our favorite word? Success.

We are realizing the benefits of lower cost of funds, an improved net interest margin and higher earnings per share."


Robert J. Meuleman,  Chairman and Chief Executive Officer

                                                                      [PHOTO]

The secret to our success is simple and is reflected in our unwavering commitment to making AMCORE the best company it can be. We rely on our strong values of honesty, respect, caring and responsibility, in every decision we make, both big and small.


Dear Shareholders:

2001 was a year of considerable achievement as AMCORE continued building the strong growth platform necessary to provide consistent long-term earnings for its investors. In a year of economic uncertainty, AMCORE's improved earning power and stronger balance sheet attest to the company's ability to manage assets productively.

Financial Performance

AMCORE's diluted earnings per share rose 4 percent to a record $1.64 per share from $1.58 a year earlier. Net income declined slightly to $42.2 million in 2001 from $43.1 million in 2000. The decrease was largely the result of lower net interest income that was attributable to lower average earning assets and the cost of our stock buyback, which reduced average shares outstanding by 1.4 million and helped drive our record earnings per share. The decline in average earning assets included the impact of the company's branch sales, restructuring of the investment portfolio and real estate refinancings and loan securitizations.

Margin Improvements

In 2001, AMCORE significantly improved its net interest margin, reduced the risk in its investment portfolio, and lowered overall funding costs. AMCORE's net interest margin - the traditional measure of bank performance improvement - gained 13 basis points, rising to 3.42 percent from 3.29 percent in 2000. The net interest margin improvement reflects the sale of lower margin assets, principally seven branches that did not fit AMCORE's long-term geographic growth profile. The branches included Rochelle, Ashton, Mt. Morris, Sheffield, Wyanet, Aledo and Gridley, all located in Illinois. Together, the seven divested branches represented $65 million in loans and $171 million in deposits.

AMCORE achieved lower funding costs primarily through a $236 million average reduction in higher-rate wholesale borrowings. The reduction was facilitated by the securitization and sale of $120 million in auto loans. Each of these actions improved earnings quality, strengthened the balance sheet, and led to increases in AMCORE's net interest margin.

In addition, 2001's low interest rate environment contributed to record performance in AMCORE's mortgage business, which doubled its revenues to $8.5 million.

Building Our Growth Platform

AMCORE is fortunate to be headquartered in Rockford, Illinois, centrally located in one of the fastest growing areas of the Midwest, the I-90 corridor. Rapid business growth in the corridor provides increasing opportunities for AMCORE to extend its core services to businesses, particularly cash management, investment and commercial services.

The gains from the seven branch sales in 2001 - approximately $10.6 million - are being invested in higher potential opportunities along the I-90 growth corridor between Chicago's northwest suburbs and Madison, Wisconsin.

During 2001, AMCORE opened two new offices: One on Rockford's east side, a fast-growing business and residential area, and one in Geneva, Illinois, an affluent Chicago suburb that is home to many executives with business as well as personal banking and investment needs.

In January 2002, AMCORE added offices in Schaumburg, Illinois, and Madison, Wisconsin. Both locations tap potentially lucrative markets. The new Schaumburg office is a commercial loan facility and is well-positioned to serve the many small-to-medium size businesses in this high-density Chicago suburb. AMCORE's third office in Madison is a full service facility located in a high growth business and residential area.

Current plans for 2002 call for adding offices in St. Charles and McHenry, Illinois, two additional high potential markets along the I-90 corridor.

Forging Stronger Customer Relationships

A company-wide effort to attract primary checking accounts complemented our balance sheet restructuring by providing a source of lower cost core deposits. More importantly, however, this strategy also strengthened our competitive base. In October, we launched "Make It Happen," a deposit initiative designed to increase AMCORE's primary transaction accounts. Greeted with enthusiasm by customers, the promotion contributed to increases in core deposits during 2001. Our experience has proven that if you have your customer's primary checking account, you can more readily expand the relationship with additional products and services, building a lasting bond over time.

Another factor in the year's success was our shift in 2001 to a line of business structure. This move has fostered a strong team-selling ethic that shares referrals among our banking, trust and asset management and mortgage companies. This teamwork ethic was particularly evident in the success of the "Make It Happen" initiative, which generated a significant increase in deposit account referrals across all lines of business.

Meeting challenges and recognizing opportunities

As we move forward in 2002, our commitment to you - our shareholders - and to our customers, employees and the communities we serve remains steadfast. We will continue to build an organization that not only excels today, but is well-positioned for strong future growth. Our achievements and performance in 2001 reflect our dedication. Strategically, our position is the best this company has enjoyed in its 91-year history. We're in the right markets with the right products and right people. We're ready to meet the challenges in 2002 and beyond, and deliver solid investor value.

Sincerely,





/s/ Robert J. Meuleman
Robert J. Meuleman
Chairman and Chief Executive Officer
AMCORE Financial, Inc.


                Office of the President, AMCORE Financial, Inc.


[PHOTO]




                                                           "Strategically, we're
                                                           in the best position
                                                           ever in our history
                                                           to deliver value to
                                                           our customers and
                                                           our shareholders."



Office of the President:
Robert J. Meuleman, Chairman and CEO (standing)
Kenneth E. Edge, President and COO, James S. Waddell, Executive Vice President
   and CAO,
John R. Hecht, Executive Vice President and CFO (shown from left to right)

[PHOTO]

                                                                      Chapter 1


Fact: AMCORE operates in 38 communities in Illinois, Wisconsin and Iowa.

AMCORE is strategically located in the I-90 corridor, a rapidly growing region with burgeoning metropolitan markets lining this commercial artery in the heartland. A thriving mix of business and residential opportunities offer significant growth potential for AMCORE's core businesses.



   Fact: Commercial lending increased significantly along the I-90 corridor.

[PHOTO]





 Growing
  In The
  Growth
 Corridor

[PHOTO]


Opportunities. Characterized as one of the fastest growing regions in the country, the I-90 corridor extends from the Northwest Chicago suburbs through Rockford, Illinois, to Madison, Wisconsin. Strong population growth and significant increases in business concentration along the corridor are fueling the growing economic power of the region. Situated in the heart of this region is Rockford, AMCORE's home and headquarters, where the population increased 13 percent between 1990 and 2000.

The I-90 Corridor

During 2001, AMCORE improved its position in the corridor and its ability to serve the region by opening two new offices, one in Geneva, Illinois, a Chicago suburb, and a second on Perryville Road on Rockford's growing east side. Among the most desirable markets in the region, the demographics surrounding each office are an excellent match for AMCORE's products. Average household wealth is $220,000 in the Perryville area and $240,000 in Geneva. Within six months of opening, combined deposits at these branches grew to $11.5 million, loans reached $34.8 million and mortgage originations were $57.1 million - all strong results for such a short time.

Home to increasing numbers of small and medium-size businesses, the I-90 corridor growth offers a solid foundation for AMCORE's commercial business strategy, namely delivering tailored business products to customers whose growth will help fuel AMCORE's growth. Well-equipped to serve small and growing businesses, AMCORE earned Preferred Lender Status from the Small Business Administration in both Illinois and Wisconsin and has been ranked one of the top two Illinois banks in the SBA program for three consecutive years. In addition, AMCORE ranks among the top 100 banks nationally in small business lending, according to American Banker, a leading industry publication.

AMCORE's expertise and location in key metropolitan markets contributed to a strong increase in commercial lending in the I-90 corridor in 2001. Among AMCORE's markets, Elgin, Illinois and Madison, Wisconsin, tied for the company's largest commercial lending gains in 2001.

Future Expansion

In January 2002, AMCORE opened two new offices along the I-90 corridor and plans two more offices in the fall. A new location in Madison is AMCORE's third in the city and is situated in a fast-growing suburban area on the city's west side. This full-service office serves a population that has increased 50 percent and experienced household growth of nearly 20 percent since 1990.

Also in January, AMCORE moved into Cook County for the first time, opening a new office in Schaumburg. This new location focuses primarily on serving mid-sized businesses with credit and cash management needs. The experienced staff has significant expertise in small business and commercial lending, a valuable asset in meeting the needs of the 4,400 businesses located within five miles of the office.

In fall 2002, AMCORE plans to open offices in St. Charles and McHenry, strengthening its presence along the Fox River Valley in Kane and McHenry counties. Together, these counties represent another of Illinois' fastest growing areas with population growth of 27 percent in Kane County and 42 percent in McHenry County between 1990 and 2000.

Staying Connected

AMCORE also excels in keeping customers in all of its markets connected through its on-line banking program. Anywhere, anytime customers can - and do - access their accounts and pay bills through AMCORE Online! AMCORE's Internet banking success has earned it a spot as the 56th largest on-line financial institution nationwide, up from 76th in 2000, according to Bank Technology News, an industry publication. Enrollment in AMCORE Online! soared 92 percent to more than 21,500 users, accessing their accounts 130,000 times a month.

New Opportunities

Investors Management Group, AMCORE's asset management company, continues to explore new growth opportunities. Based in Des Moines, Iowa, and Rockford, Illinois, Investors Management launched a new business unit that helps charities and not-for-profit organizations better manage their assets. Built on a strong tradition of community partnership, Investors Management pioneered asset management programs for Iowa communities and school districts in the 1980s. Today, these programs serve communities and not-for-profit organizations in Iowa, Nebraska, South Dakota and Wyoming. Investors Management is an established leader in public funds management which exceeded $1 billion in assets in 2001.

Looking forward, AMCORE remains clearly focused on the road ahead as its employees in all lines of business strive to generate strong returns for shareholders by providing superior service to customers and the communities we serve.



Fact: Deposits in 2001 totaled $2.9 billion.

[PHOTO]


Combined 2001 customer
deposits at our new
Perryville and Geneva
AMCORE branches total
in excess of $11 million.



                                                  23% [PHOTO]
                                                    Fact:  The Midwestern
                                                    growth corridor, which
                                                    AMCORE occupies, has grown
                                                    23% since 1990.  That
                                                    statistic is especially
                                                    important to Market
                                                    President James Hartlieb
                                                    (pictured above at the new
                                                    Madison, Wisconsin
                                                    location).


[PHOTO]

AMCORE employees proved that teamwork delivers increased sales, better service and more efficient operations.


"Individual commitment to a group effort - that is what makes a team work." Vince Lombardi

[PHOTO]

             Strategically
             Repositioning
                  Our
                Company


                            Chapter 2 [PHOTO]

                                      Left to Right: Joseph B. McGougan,
                                      President and CEO, AMCORE Mortgage, Inc.;
                                      David W. Miles, President and CEO, AMCORE
                                      Investment Group, N.A.; Bruce Lammers,
                                      Executive Vice President and Commercial
                                      Manager, AMCORE Bank, N.A.



Gains this year came from the energy and vitality of more than 1,480 individuals working together to achieve shared goals.

[PHOTO]


Teamwork...it's one of the defining characteristics that often separates the great companies from the good companies. This year AMCORE's employees proved the power of teamwork, as they joined forces to deliver improved service to our growing base of customers and laid the foundation for improving long-term returns to our shareholders.

AMCORE set aggressive 2001 benchmarks for each core business - retail and commercial banking, trust and asset management and mortgage services - and launched "Make It Happen," a deposit initiative designed to drive synergies across all lines of business. Enthusiastically embracing these initiatives, AMCORE employees demonstrated the financial benefits to the company that come from working together as a team. More importantly, their teamwork forged stronger customer relationships by drawing on the full range of AMCORE services to deliver financial solutions that met individual customer needs.

NOT YOUR TYPICAL BANKER

Sometimes going the extra mile for the customer meant redefining what it means to be a banker. Kim Bettasso, vice president of Cash Management Services in Princeton, Illinois, is a case in point. She proved to one new commercial customer that she could meet their depository needs on their own terms. "We not only had to convince the Japanese executives that we could handle the complex needs of an international company, we had to show them," she said. Though time was short, she even had the proposal translated into Japanese overnight, earning a multi-million-dollar deposit account for AMCORE and setting a new standard for the competition. Kim's resourcefulness is just one example of "the extra mile" that made 2001 a success for AMCORE and its customers.

BUILDING WINNING PARTNERSHIPS

In the financial services business, growth in the number of services each customer uses is often an indicator of the strength of the customer relationship and the customer's confidence in the financial institution. Here again team-work made the difference and demonstrated AMCORE's ability to build strong bonds with commercial customers. A good commercial relationship manager recognizes the importance of employee benefits issues to a business and, on his or her next visit, may include an investment officer to provide the customer with a perspective on 401 (k) retirement plan services. Or, this same relationship manager may introduce an AMCORE private banker, who can address the personal financial needs of the business owner. Similarly, each time a mortgage representative discusses a loan with a customer, he or she may discover a need for asset management or deposit account services and recommend the appropriate AMCORE expert. Meeting the full range of a customer's financial needs through this kind of teamwork earns AMCORE the trust and loyalty that are the foundation of a successful, long-term financial services relationship.

EVERYONE BENEFITS FROM GOOD TEAMWORK

Both customers and shareholders benefit from teamwork: Customers benefit from single-source solutions that simplify their financial picture and meet their needs. Shareholders benefit from the revenue growth. In 2001, net revenues increased 5.7 percent to $196.9 million from $186.3 million the previous year, clear evidence that AMCORE is earning customer confidence and additional business.

But, bringing in new business is only half the challenge. Another hallmark of a successful team effort that directly impacts the bottom line is consistency in delivering high quality service day after day. Ask Bobbi-Jo Munson, personal banker in Lodi, Wisconsin, and she'll tell you that the single biggest factor in building business is customer satisfaction. "Our success comes from AMCORE people," she said. "We pitch in and help each other. Our commitment to our customers and to each other is to provide the best possible service each day, so every customer has a positive experience and feeling about AMCORE."

Having the right tools to do the job is just as important to a winning team strategy as a talented staff. In 2001, AMCORE's employees spent more than 2,900 hours in training, and attended more than 1,000 classes to increase their expertise and to help them do a better job for the customer. AMCORE's Corporate Skills Development Center added 17 new classes, ranging from commercial cash management to sales leadership and coaching for sales staffs and their supervisors.

Knowledgeable, talented and well-trained people who genuinely care about their customers' financial needs are the heart of AMCORE's success and its ability to continue growing in the years to come.


                 [LINE GRAPH]


      $196.9 million

1997                $158.5
1998                $178.2
1999                $189.6
2000                $186.3
2001                $196.9

NET REVENUES (including net securities gains)
(millions)





[PHOTO]


Andrea Cates      Rhonda Pokoj      Anthony Bonner     Tom Olson        Linda Perry  Mike Hamilton  Kim Bettasso     Dan Sauberlich
Retail, Rockford  Commercial,Elgin  Business Banking,  Private Banking, Trust,       Mortgage, Lodi Cash Management, Online Customer
                                    Rockford           Rockford         Sterling                    Princeton        Service,
                                                                                                                     Rockford

Fact:  AMCORE employs 1,480 across 3 states.

There is a strong team focus at AMCORE. This shared vision has had a direct impact on sales across lines of business and has strengthened customer relationships.

[PHOTO]





                                                                     Chapter 3

In 2002, we will continue to make a strong push for deposits.


Helping people succeed is a win/win proposition in any year. Providing financial services tailored to each customer's individual financial goals proved to be the best way to build "share of confidence" with customers - and increase our own revenues.

Deposits are the heart and soul of a customer's financial relationship.

   Growing
   With Our
  Customers                [PHOTO]

[PHOTO]

Relationships. Building strong personal relationships means building strong business partnerships. AMCORE's philosophy is to provide customers with a strong line of sophisticated products delivered by people who understand their needs. Increasingly as customers are introduced to each new AMCORE service, their share of confidence in the strength of our partnership grows, deepening the productive relationship we share.

AMCORE meets the financial needs of its customers with products and services from retail and commercial banking, trust and asset management and mortgage lending. In 2001, several initiatives in each core business introduced customers to the breadth of AMCORE's financial solutions and, in many cases, expanded the customer's use of AMCORE services. The success of these initiatives was evident in our 2001 non-interest income, which increased 30.2 percent to $77.4 million from $59.4 million in 2000. Excluding the $10.6 million gain on branch sales, the biggest gains came from growth in mortgage revenues and deposit service charges.

MAKING IT HAPPEN

Strong financial relationships are built on trust, which is earned by helping customers achieve their financial goals. In October 2001, AMCORE launched a company-wide initiative designed to attract the primary checking account business of customers currently using other AMCORE services. An automated referral system based on the company Intranet allowed all employees - sales and support staff alike - to make customer referrals and then track their progress. Known as AMCORE's "Make It Happen" deposit initiative, the program featured checking products for retail customers and cash management services for business customers. Both were major successes. For example, the free checking initiative, which was launched in February, resulted in nearly 18,000 new accounts and more than $28 million in deposits for the year. Commercial deposits grew by $77 million largely due to a strong focus on cash management services in all of our markets.

Earning a greater share of customer confidence also means tailoring services to their specific needs. In 2001, an excellent example was AMCORE's Ambassador Club program, which recognizes the changing financial needs and lifestyles of those 55 years of age and over. To deliver a more personalized program that enables participants to maximize their resources, AMCORE created a tiered deposit program with bonus certificate of deposit rewards and trip discounts for increased balances. We used personal calls and a direct mail program to make certain that eligible customers knew about the new Ambassador Club features. Overall, the program resulted in a $43 million increase in deposits and 1,955 new accounts for the Ambassador Club in 2001.

Fact: Commercial deposits grew $77 million.

 With strong partnerships
 in place, customer
 confidence grows                          [PHOTO]
 enhancing our ability
 to increase revenues.


WEATHERING A TOUGH MARKET

No year is without its challenges, but 2001 was extraordinary by any measure. Many characterized 2001 as one of the most difficult market environments in three decades. September 11th shocked the nation and undermined an already weak economy. For the second consecutive year both the S&P 500 and NASDAQ indices declined. At their lowest point on September 21st the S&P 500 was down nearly -37 percent and the NASDAQ was off nearly -72 percent from their market peaks in 2000. Understandably, revenues at many asset management companies, including AMCORE, were affected by these events. Trust and asset management income declined 11 percent to $26.9 million from $30.1 million in 2000.

However, despite the year's economic turbulence, AMCORE remained focused on long-term investment goals. AMCORE employs a continuing philosophy of investing in firms that exhibit solid strength through periods of economic stress and positioning portfolios to capture market advances as they occur.

Even though equity markets under-performed in 2001, the bond markets did well, finishing up 9 percent for the year. AMCORE's Vintage Bond Fund was recognized by the New York Times for its strong performance.

In its role as financial advisor, AMCORE maintained confidence among trust and investment clients by keeping them well-informed about volatile market conditions through a series of market updates and customer out-reach efforts. Earning client trust is a continuous process and one reason AMCORE remains solidly among the top 15 percent of the largest asset management firms in the nation.

BEATING THE BENCHMARKS

Another big story in 2001 was interest rates. Fed Fund Rates declined by 475 basis points to 1.75 percent, the lowest level since the 1960s. In addition, long-term rates plunged when the federal government announced the suspension of any new issuance of 30-year US Treasury bonds.







       MORTGAGE REVENUES
       (millions)

       2001              $8.5
       1998              $7.2
       1999              $6.8
       1997              $4.8
       2000              $4.2

                    [LINE GRAPH]
                    $8.5 million
Fact:  Mortgage revenues more than doubled in 2001.

And, most importantly for AMCORE, when mortgage rates dropped below seven percent to their lowest point in 40 years, AMCORE's mortgage closings more than tripled, rising to $634 million in 2001 from $201 million a year earlier. Refinancings, which represented 79 percent of closings, reflected the low interest rate environment. Based on increased loan volume, mortgage revenues more than doubled to $8.5 million from $4.2 million in 2000. AMCORE successfully met customer demand in this exceptionally high volume year with services tailored to meet diverse needs that ranged from jumbo mortgages to first-time homebuyer packages. Referral channels established with Realtors, home-builders and other key affinity partnerships continued to build home-buying market share.

Throughout 2001, AMCORE remained steadfast on its course by staying clearly focused on earning additional business from existing customers and creating partnerships with new customers. AMCORE worked hard to earn each customer's share of confidence, a successful strategy in any year.

[PHOTO]
                                                                       Chapter 4
Our performance in 2001 reflects our dedication to increasing shareholder value.

-  Record Earnings Per Share in 2001
-  Balance Sheet Restructured
-  Improved Net Interest Margin
-  Realized $10.6 Million Gain on Sale of Branches
-  56th Largest Online Bank
-  Vintage Funds Recognized Nationally




        1.64                        1.04%                              3.42%
     [LINEGRAPH]                 [LINEGRAPH]                        [LINEGRAPH]
2001          1.64          1998           1.08%                1997        3.61%
2000          $1.58         1997           1.00%                1998        3.55%
1999          $1.40         2001           1.04%                1999        3.53%
1998          $1.36         1999           1.03%                2001        3.42%
1997          $1.05         2000            .99%                2000        3.29%

DILUTED EARNINGS PER SHARE  RETURN ON ASSETS                    NET INTEREST MARGIN
                            (excluding merger & other charges)

Fact:  AMCORE's diluted earnings per share rose 4% to a record $1.64.

   Facts
    &                           [PHOTO]
  Figures

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)                       2001                      2000            Change
Operating Results:
  Net interest income                               $        119,873           $        125,053         (4.1%)
  Provision for loan and lease losses                         16,700                      9,710         72.0%
  Non-interest income                                         77,066                     61,209         25.9%
  Operating expense                                          123,635                    117,113          5.6%
                                                    ----------------           ----------------   -----------
  Pre-tax income                                              56,604                     59,439         (4.8%)
                                                    ----------------           ----------------   -----------
  Net income                                        $         42,243           $         43,083         (1.9%)
                                                    ================           ================   ===========
  Basic earnings per share                          $           1.66           $           1.60          3.7%
  Diluted earnings per share                                    1.64                       1.58          3.8%
  Dividends per share                                           0.64                       0.64          0.0%
  Average common shares outstanding                           25,490                     26,930         (5.3%)
  Average diluted shares outstanding                          25,730                     27,237         (5.5%)

Performance Ratios:
  Return on average equity                                     13.50%                     14.92%
  Return on average assets                                      1.04%                      1.00%
  Net interest margin                                           3.42%                      3.29%
  Leverage ratio                                                7.84%                      7.82%

Year End Balances:
  Total assets                                      $      4,021,847           $      4,244,106         (5.2%)
  Gross loans and leases                                   2,478,733                  2,627,157         (5.6%)
  Total deposits                                           2,893,737                  3,143,561         (7.9%)
  Stockholders' equity                                       301,660                    308,497         (2.2%)

Stock Price Information at Year End:
  Book value per share                              $          12.26           $          11.87          3.3%
  Market value per share                                       22.35                      20.69          8.0%

CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL REVIEW

AMCORE FINANCIAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS                                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     AS OF DECEMBER 31,

ASSETS                                                                          2001                    2000
 ===========================================================================================================
  Cash and cash equivalents                                                 $   134,244          $   118,807
 -----------------------------------------------------------------------------------------------------------
  Short-term investments                                                          3,387               57,562
 -----------------------------------------------------------------------------------------------------------
  Loans and leases held for sale                                                101,831               27,466
 -----------------------------------------------------------------------------------------------------------
  Securities available for sale                                               1,087,702            1,223,785
 -----------------------------------------------------------------------------------------------------------
  Securities held to maturity (12/31/00 fair value of $10,635)                        -               10,661
 ===========================================================================================================
      Total Securities                                                        1,087,702            1,234,446
 -----------------------------------------------------------------------------------------------------------
  Gross loans and leases                                                      2,478,733            2,627,157
 -----------------------------------------------------------------------------------------------------------
  Allowance for loan and lease losses                                          (33,940)             (29,157)
 ===========================================================================================================
      Net Loans and Leases                                                    2,444,793            2,598,000
 -----------------------------------------------------------------------------------------------------------
  Banked owned life insurance                                                    99,982               54,733
 -----------------------------------------------------------------------------------------------------------
  Premises and equipment, net                                                    49,337               52,554
 -----------------------------------------------------------------------------------------------------------
  Intangible assets, net                                                         15,927               16,683
 -----------------------------------------------------------------------------------------------------------
  Foreclosed real estate                                                          5,625                3,282
 -----------------------------------------------------------------------------------------------------------
  Other assets                                                                   79,019               80,573
 ===========================================================================================================
      Total Assets                                                          $ 4,021,847          $ 4,244,106
 ===========================================================================================================

LIABILITIES
 ===========================================================================================================
  Deposits:
  Demand deposits                                                           $ 1,302,497          $ 1,268,253
 -----------------------------------------------------------------------------------------------------------
  Savings deposits                                                              122,185              127,706
 -----------------------------------------------------------------------------------------------------------
  Other time deposits                                                         1,469,055            1,747,602
 ===========================================================================================================
      Total Deposits                                                          2,893,737            3,143,561
 -----------------------------------------------------------------------------------------------------------
  Short-term borrowings                                                         475,716              460,634
 -----------------------------------------------------------------------------------------------------------
  Long-term borrowings                                                          268,230              265,830
 -----------------------------------------------------------------------------------------------------------
  Other liabilities                                                              82,504               65,584
 ===========================================================================================================
      Total Liabilities                                                     $ 3,720,187          $ 3,935,609
 ===========================================================================================================

STOCKHOLDERS' EQUITY
 ===========================================================================================================
  Preferred stock, $1 par value: authorized 10,000,000 shares; none issued  $         -          $         -
 -----------------------------------------------------------------------------------------------------------
  Common stock, $.22 par value: authorized 45,000,000;
    issued 29,739,393 in 2001, 29,700,201 in 2000;
    outstanding 24,602,505 in 2001, 25,985,432 in 2000                            6,605                6,596
 -----------------------------------------------------------------------------------------------------------
  Additional paid-in capital                                                     74,045               74,900
 -----------------------------------------------------------------------------------------------------------
  Retained earnings                                                             323,615              297,703
 -----------------------------------------------------------------------------------------------------------
  Treasury stock and other                                                    (102,304)             (71,036)
 -----------------------------------------------------------------------------------------------------------
  Accumulated other comprehensive (loss) income                                   (301)                  334
 ===========================================================================================================
      Total Stockholders' Equity                                            $   301,660          $   308,497
 ===========================================================================================================
      Total Liabilities and Stockholders' Equity                            $ 4,021,847          $ 4,244,106
 ===========================================================================================================

AMCORE FINANCIAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                                                          (In thousands)

                                                                                     Years ended December 31,

INTEREST INCOME                                                                       2001               2000
----------------------------------------------------------------------------------------------------------------
  Interest and fees on loans and leases                                             $ 204,591          $ 233,762
----------------------------------------------------------------------------------------------------------------
  Interest on securities                                                               70,973             83,222
----------------------------------------------------------------------------------------------------------------
  Interest on short-term investments                                                    1,011              1,309
----------------------------------------------------------------------------------------------------------------
  Interest and fees on loans held for sale                                              4,537              2,581
----------------------------------------------------------------------------------------------------------------
      Total Interest Income                                                         $ 281,112          $ 320,874
================================================================================================================

INTEREST EXPENSE
----------------------------------------------------------------------------------------------------------------
  Interest on deposits                                                              $ 120,168          $ 140,339
----------------------------------------------------------------------------------------------------------------
  Interest on short-term borrowings                                                    20,290             36,041
----------------------------------------------------------------------------------------------------------------
  Interest on long-term borrowings                                                     20,781             19,441
----------------------------------------------------------------------------------------------------------------
      Total Interest Expense                                                        $ 161,239          $ 195,821
----------------------------------------------------------------------------------------------------------------
      Net Interest Income                                                           $ 119,873          $ 125,053
----------------------------------------------------------------------------------------------------------------
      Provision for loan and lease losses                                              16,700              9,710
----------------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision for Loan and Lease Losses                 $ 103,173          $ 115,343
================================================================================================================

NON-INTEREST INCOME
----------------------------------------------------------------------------------------------------------------
  Trust and asset management income                                                 $  26,878          $  30,085
----------------------------------------------------------------------------------------------------------------
  Service charges on deposits                                                          14,769             11,480
----------------------------------------------------------------------------------------------------------------
  Mortgage revenues                                                                     8,482              4,175
----------------------------------------------------------------------------------------------------------------
  Bank owned life insurance                                                             5,249              1,922
----------------------------------------------------------------------------------------------------------------
  Gain on branch sales                                                                 10,591                 --
----------------------------------------------------------------------------------------------------------------
  Other                                                                                11,400             11,754
----------------------------------------------------------------------------------------------------------------
      Total Non-Interest Income, Excluding Security (Losses) Gains                  $  77,369          $  59,416
----------------------------------------------------------------------------------------------------------------
Net security (losses) gains                                                              (303)             1,793
================================================================================================================

OPERATING EXPENSES
----------------------------------------------------------------------------------------------------------------
  Personnel expense                                                                 $  69,570          $  67,016
----------------------------------------------------------------------------------------------------------------
  Net occupancy expense                                                                 7,551              7,271
----------------------------------------------------------------------------------------------------------------
  Equipment expense                                                                     7,980              8,481
----------------------------------------------------------------------------------------------------------------
  Data processing expense                                                               6,045              5,844
----------------------------------------------------------------------------------------------------------------
  Professional fees                                                                     4,113              3,770
----------------------------------------------------------------------------------------------------------------
  Amortization of intangible assets                                                     2,103              2,106
----------------------------------------------------------------------------------------------------------------
  Other                                                                                26,273             22,625
----------------------------------------------------------------------------------------------------------------
      Total Operating Expenses                                                      $ 123,635          $ 117,113
----------------------------------------------------------------------------------------------------------------
Income Before Income Taxes, Extraordinary Item & Accounting Change                  $  56,604          $  59,439
----------------------------------------------------------------------------------------------------------------
Income taxes                                                                           14,382             16,356
----------------------------------------------------------------------------------------------------------------
  Net Income Before Extraordinary Item & Accounting Change                          $  42,222          $  43,083
----------------------------------------------------------------------------------------------------------------
      Extraordinary item: Early extinguishment of debt (net of tax)                      (204)                --
----------------------------------------------------------------------------------------------------------------
      Cumulative effect of accounting change (net of tax)                                 225                 --
----------------------------------------------------------------------------------------------------------------
      Net Income                                                                    $  42,243          $  43,083
================================================================================================================

EARNINGS PER COMMON SHARE (EPS)                                                          2001               2000
----------------------------------------------------------------------------------------------------------------
Basic EPS
----------------------------------------------------------------------------------------------------------------
  Income Before Extraordinary Item & Accounting Change                              $    1.66          $    1.60
----------------------------------------------------------------------------------------------------------------
  Extraordinary item: Early extinguishment of debt                                      (0.01)                --
----------------------------------------------------------------------------------------------------------------
  Cumulative effect of accounting change                                                 0.01                 --
----------------------------------------------------------------------------------------------------------------
  Basic net income                                                                  $    1.66          $    1.60
================================================================================================================
Diluted EPS
----------------------------------------------------------------------------------------------------------------
  Income Before Extraordinary Item & Accounting Change                              $    1.64               1.58
----------------------------------------------------------------------------------------------------------------
  Extraordinary item: Early extinguishment of debt                                      (0.01)                --
----------------------------------------------------------------------------------------------------------------
  Cumulative effect of accounting change                                                 0.01                 --
----------------------------------------------------------------------------------------------------------------
  Diluted net income                                                                $    1.64               1.58
================================================================================================================
Dividends per Common Share                                                               0.64               0.64
----------------------------------------------------------------------------------------------------------------
Average Common Shares Outstanding (In thousands)
----------------------------------------------------------------------------------------------------------------
  Basic                                                                                25,490             26,930
----------------------------------------------------------------------------------------------------------------
  Diluted                                                                              25,730             27,237
----------------------------------------------------------------------------------------------------------------


                                                                                           December 31, 2001
CAPITAL (in thousands)                                                                 Amount              Ratio
----------------------------------------------------------------------------------------------------------------
  Tier 1 Capital                                                                    $ 310,378              10.53%
----------------------------------------------------------------------------------------------------------------
  Tier 1 Capital Minimum                                                              117,871               4.00%
----------------------------------------------------------------------------------------------------------------
  Amount in Excess of Regulatory Minimum                                            $ 192,507               6.53%
================================================================================================================

                                                                                      Amount               Ratio
----------------------------------------------------------------------------------------------------------------
  Total Capital                                                                     $ 344,318              11.68%
----------------------------------------------------------------------------------------------------------------
  Total Capital Minimum                                                               235,742               8.00%
----------------------------------------------------------------------------------------------------------------
  Amount in Excess of Regulatory Minimum                                            $ 108,576               3.68%
================================================================================================================

Independent Auditors' Report

The Board of Directors and Stockholders
AMCORE Financial, Inc.
Rockford, Illinois

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended (not presented herein); and in our report dated January 22, 2002, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.



/s/ KPMG LLP

January 22, 2002
Chicago, Illinois



ANNUAL MEETING & Stock Listing

The annual meeting of the stockholders will be held at 6:00 p.m. on May 7, 2002 at the Coronado Theatre, 314 North Main Street, Rockford, Illinois, 61101.

Common stock of AMCORE Financial, Inc. is traded on the National Market System of NASDAQ under the symbol "AMFI."

The stock transfer agent for AMCORE Financial, Inc. is:

       Wells Fargo Bank Minnesota, NA
       161 North Concord Exchange
       South St. Paul, MN 55075
       1-800-468-9716


A comprehensive presentation of the financial statements and management's presentation of the analysis of financial condition and results of operations can be found in the 2001 Annual Report on Form 10-K filed with the Securities Exchange Commission, which can be referenced at www.SEC.gov. All shareholders have been provided the 2002 Notice of Annual Meeting, 2001 Proxy Statement and 2001 Annual Report on Form 10-K along with this Summary Annual Report.

AMCORE is an equal opportunity employer and participates in affirmative action.


AMCORE LOCATIONS

IN ILLINOIS:

Belvidere Pacemaker Office & Drive-Up     Peru EconoFoods Office                  Schaumburg Office
401 Southtowne Drive                      1351 38th Street                        1933 Meacham Road
Belvidere, Illinois 61008                 Peru, Illinois 61354                    Suite 110
                                                                                  Schaumburg, Illinois 60173

Carpentersville Office & Drive-Up         Princeton North Office & Drive-Up
94 Kennedy Memorial Drive                 1407 N. Main Street                     South Beloit Office & Drive-Up
Carpentersville, Illinois 60110           Princeton, Illinois 61356               640 Blackhawk Boulevard
                                                                                  South Beloit, Illinois 61080

Crystal Lake Office & Drive-Up            Princeton South Office & Drive-Up
5100 Northwest Highway                    815 S. Main Street                      Sterling Office & Drive-Up
Crystal Lake, Illinois 60014              Princeton, Illinois 61356               302 First Avenue
                                                                                  Sterling, Illinois 61081
Dixon Office & Drive-Up                   Rock Falls Office & Drive-Up
101 W. First Street                       941 First Avenue                        Woodstock Office & Drive-Up
Dixon, Illinois 61021                     Rock Falls, Illinois 61071              225 W. Jackson Street
                                                                                  Woodstock, Illinois 60098
Dixon Far North Office & Drive-Up         Alpine Village Office & Drive-Up
101 Independence Court                    2510 S. Alpine Road
Dixon, Illinois 61021                     Rockford, Illinois 61108

Dixon Northside Drive-Up                  Brynwood Office & Drive-Up
212 North Hennepin                        2705 N. Mulford Road
Dixon, Illinois 61021                     Rockford, Illinois 61114

Elgin Office & Drive-Up                   Brynwood Hilander Office
1950 Big Timber Road                      2601 N. Mulford Road
Elgin, Illinois 60123                     Rockford, Illinois 61114

Freeport Cub Foods Office                 Colonial Village Office & Drive-Up
1512 S. West Avenue                       1480 S. Alpine Road
Freeport, Illinois 61032                  Rockford, Illinois 61108

Geneva Office                             Mulford Road Mortgage,
1 West State Street                       Investment Services &
Unit 107                                  Private Banking
Geneva, Illinois 60134                    1021 N. Mulford Road
                                          Rockford, Illinois 61107
North Alpine Cub Foods Office
6550 N. Alpine Road                       North Main Hilander Office
Loves Park, Illinois 61111                3710 N. Main Street
                                          Rockford, Illinois 61103
McHenry Office
3922 W. Main Street                       Perryville Office & Drive-Up
McHenry, Illinois 60050                   3202 McFarland Rd.
                                          Rockford, Illinois 61114
Mendota Office & Drive-Up
801 Washington Street                     Rural Hilander Office
Mendota, Illinois 61342                   1715 Rural Street
                                          Rockford, Illinois 61107
Mendota Drive-Up
609 Eighth Avenue                         Seventh Street Corporate Office
Mendota, Illinois 61342                   501 Seventh Street
                                          Rockford, Illinois 61104
Oregon Office
122 North Fourth Street                   Sixth Street Drive-Up
Oregon, Illinois 61061                    920 Fourth Avenue
                                          Rockford, Illinois 61104
Peru Office
1810 Fourth Street                        South Main Office & Drive-Up
Peru, Illinois 61354                      228 S. Main Street
                                          Rockford, Illinois 61101
Peru Drive-Up
2022 Fourth Street                        Roscoe Hilander Office & Drive-Up
Peru, Illinois 61354                      4844 Hononegah Road
                                          Roscoe, Illinois 61073

AMCORE LOCATIONS                                                                  AMCORE FINANCIAL
                                                                                  SERVICES COMPANIES
IN WISCONSIN:

Argyle Office & Drive-Up               Montello Office & Drive-Up                 AMCORE Consumer Finance
321 Milwaukee Street                   24 West Street                             Company, Inc.
Argyle, Wisconsin 53504                Montello, Wisconsin 53949                  501 Seventh Street
                                                                                  P.O. Box 1537
Baraboo Office & Drive-Up              Mt. Horeb Office                           Rockford, IL     61110-0037
1159 Eighth Street                     100 S. First Street                        (815) 961-4946
Baraboo, Wisconsin 53913               Mt. Horeb, Wisconsin 53572
                                                                                  AMCORE Bank, N.A.
Baraboo Pick - n - Save Office         Mt. Horeb Drive-Up                         501 Seventh Street
615 Highway 136                        1300 Business Hwy. 18-151 East             P.O. Box 1537
West Baraboo, Wisconsin 53913          Mt. Horeb, Wisconsin 53572                 Rockford, IL     61110-0037
                                                                                  (815) 968-2241
Belleville Office & Drive-Up           New Glarus Office & Drive-Up
One W. Main Street                     512 Highway 69                             AMCORE Investment Group, N.A.
Belleville, Wisconsin 53508            New Glarus, Wisconsin 53574                AMCORE Financial Plaza
                                                                                  501 Seventh Street
Clinton Office                         Portage North Office & Drive-Up            P.O. Box 1537
214 Allen Street                       2851 New Pinery Road                       Rockford, Illinois 61110-0037
Clinton, Wisconsin 53525               Portage, Wisconsin 53901                   (815) 961-7119


Clinton Office & Drive-Up              Portage South Drive-Up                     AMCORE Mortgage, Inc.
500 Peck Avenue                        611 E. Wisconsin Street                    1021 N. Mulford Road
Clinton, Wisconsin 53525               Portage, Wisconsin 53901                   P.O. Box 1687
                                                                                  Rockford, Illinois  61110-0187
                                                                                  (815) 961-7200
Dalton Office                          Sauk City Office & Drive-Up
509 Main Street                        525 Water Street
Dalton, Wisconsin 53926                Sauk City, Wisconsin 53583

Darien Office                          Verona Office & Drive-Up
218 N. Walworth Street                 610 W. Verona Avenue
Darien, Wisconsin 53114                Verona, Wisconsin 53593

Darlington Office                      Westfield Office & Drive-Up
155 Wells Street                       326 Second Street
Darlington, Wisconsin 53530            Westfield, Wisconsin 53964

Kingston Office & Drive-Up
120 N. South Street
Kingston, Wisconsin 53939              IN IOWA:

Lodi Office & Drive-Up                 AMCORE Capital Value, Inc.
713 N. Main Street                     3810 Ingersoll Avenue
Lodi, Wisconsin 53555                  Des Moines, Iowa 50312

Excelsior Drive Office                 Investors Management Group, Ltd.
8020 Excelsior Drive                   2203 Grand Avenue
Madison, Wisconsin 53717               Des Moines, Iowa 50312

Hilldale Office & Drive-Up
3609 University Avenue
Madison, Wisconsin 53705

Odana Office & Drive-Up
6698 Odana Road
Madison, Wisconsin 53719

Monroe Office
1625 Tenth Street
Monroe, Wisconsin 53566

Monroe Drive-Up
1919 Tenth Street
Monroe, Wisconsin 53566



DIRECTORS OF AMCORE FINANCIAL, INC.                  DIRECTORS EMERITI OF AMCORE FINANCIAL, INC.
Paula A. Bauer                                       David A. Carlson
Vice President of Supply Chain Management            Retired Chairman
Rayovac Corporation                                  Carlson Roofing Company

Karen L. Branding                                    Carl J. Dargene
Chairman, President & CEO                            Chairman Emeritus
Busch Creative Services Corporation                  AMCORE Financial, Inc.

Milton R. Brown                                      Robert A. Doyle
President                                            President
Suntor, LLC                                          Yenom Development Company

Paul Donovan                                         C. Roger Greene
Senior Vice President & Chief Financial Officer      Retired Chairman
Wisconsin Energy Corporation                         Rockford Division
                                                     Borg-Warner Corporation
Kenneth E. Edge
President & Chief Operating Officer                  Robert A. Henry, M.D.
AMCORE Financial, Inc.                               Retired President and
                                                     Chief Executive Officer
Lawrence E. Gloyd                                    SwedishAmerican Corporation
Retired Chairman & Chief Executive Officer           President
CLARCOR                                              Visioneering Group

John A. Halbrook                                     Roger Reno, Esq.
Chairman of the Board & Chief Executive Officer      Chairman Emeritus
Woodward                                             AMCORE Financial, Inc.

Frederick D. Hay                                     Ted Ross
Senior Vice President - Operations                   President
Snap-on Incorporated                                 Ted Ross & Associates, Inc.

William R. McManaman
Formerly Vice President - Finance & Chief
Financial Officer
Dean Foods Company

Robert J. Meuleman
Chairman & Chief Executive Officer
AMCORE Financial, Inc.

Jack D. Ward, Esq.
Reno, Zahm, Folgate, Lindberg
& Powell, Attorneys

Gary L. Watson
President - Newspaper Division
Gannett Co., Inc.

EXECUTIVE MANAGEMENT COMMITTEE

Patricia M. Bonavia                          Gregory Sprawka
Executive Vice President                     Senior Vice President &
& Chief Operating Officer                    Director of Operations & Technology
AMCORE Investment Group, N.A.                AMCORE Bank, N.A.
President
AMCORE Investment Services, Inc.             James S. Waddell
                                             Executive Vice President &
Lori M. Burke                                Chief Administrative Officer
Senior Vice President & Human                Corporate Secretary
Resources and Corporate Skills               AMCORE Financial, Inc.
Development Manager
AMCORE Bank, N.A.                            M. Shawn Way
                                             Senior Vice President
Melvin H. Buser                              & Retail Services Manager
Senior Vice President &                      AMCORE Bank, N.A.
Chief Credit Officer
AMCORE Bank, N.A.

Eleanor F. Doar
Senior Vice President &
Marketing Director
AMCORE Bank, N.A.

Kenneth E. Edge
President & Chief Operating Officer
AMCORE Financial, Inc.

James M. Hansberry
Senior Vice President &
Private Banking Manager
AMCORE Investment Group, N.A.

John R. Hecht
Executive Vice President &
Chief Financial Officer
AMCORE Financial, Inc.

Leon J. Holschbach
Senior Vice President & Commercial
Services Manager, Community Markets
AMCORE Bank, N.A.

Bruce Lammers
Executive Vice President &
Commercial Manager
AMCORE Bank, N.A.

Joseph B. McGougan
President & Chief Executive Officer
AMCORE Mortgage, Inc.
Group Vice President
AMCORE Financial, Inc.

Robert J. Meuleman
Chairman & Chief Executive Officer
AMCORE Financial, Inc.

David W. Miles
President and Chief Executive Officer
AMCORE Investment Group, N.A.
Executive Vice President
AMCORE Financial, Inc.

                                         AMCORE
                                 FINANCIAL, INC.

   501 Seventh Street, Rockford, Illinois 61104, 815-968-2241, www.AMCORE.com